Filed Pursuant to Rule 424(b)(5)
Registration Statement No. 333-189813

The information in this prospectus supplement is not complete and may be changed. A registration statement relating to the securities has been declared effective by the Securities and Exchange Commission. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 12, 2015

PROSPECTUS SUPPLEMENT

(to Prospectus dated August 20, 2013)

$40,000,000

Aegean Marine Petroleum Network Inc.

4.00% Convertible Senior Notes due 2018

Offering Price:     %

We are offering $40,000,000 aggregate principal amount of our existing series of 4.00% Convertible Senior Notes due 2018 (the “new notes”). The new notes will be issued under the indenture pursuant to which, on October 23, 2013, we issued $86.25 million aggregate principal amount of our 4.00% Convertible Senior Notes due 2018 (the “initial notes,” and together with the new notes, the “notes”). The new notes will have the same terms (other than issue date and public offering price) as the initial notes and will rank pari passu with, and vote together with, the holders of the initial notes on any matter submitted to the holders of such series. The new notes will have the same CUSIP number and ISIN as the initial notes and will be fungible with the initial notes for trading purposes. The notes will bear interest at a rate equal to 4.00% per year. Interest on the notes will be payable semi-annually in arrears on May 1 and November 1 of each year, beginning May 1, 2015. Interest will accrue on the new notes from November 1, 2014, and thereafter, from the last date on which interest has been paid or duly provided for. Unless earlier converted, redeemed or repurchased, the notes will mature on November 1, 2018.

You may convert your notes, at your option, at any time prior to the close of business on the business day immediately preceding May 1, 2018 in the following circumstances: (1) during any calendar quarter (and only during such calendar quarter), if the last reported sale price of our common stock for each of at least 20 trading days (whether or not consecutive) during the 30 consecutive trading days ending on, and including, the last trading day of the immediately preceding calendar quarter is greater than 130% of the conversion price on such trading day; (2) during the five consecutive business day period immediately after any five consecutive trading day period (the five consecutive trading day period being referred to as the “measurement period”) in which the trading price (as defined in this prospectus supplement) per $1,000 principal amount of the notes, as determined following a request by a holder of the notes in the manner described in this prospectus supplement, for each trading day of the measurement period was less than 98% of the product of the last reported sale price of our common stock and the conversion rate on such trading day; (3) upon the occurrence of specified corporate events described in this prospectus supplement; or (4) if we have called the notes for redemption. In addition, regardless of the foregoing circumstances, holders may convert their notes at any time on or after May 1, 2018 until the close of business on the scheduled trading day immediately preceding the maturity date. Upon conversion, we will satisfy our conversion obligation by paying or delivering, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election, all as described in “Description of Notes—Conversion Rights—Settlement upon Conversion.”

The conversion rate will initially equal 70.2679 shares of our common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $14.23 per share of our common stock), and will be subject to adjustment as described in this prospectus supplement. In addition, we will, in certain circumstances, increase the conversion rate for holders who convert their notes in connection with a make-whole fundamental change. See “Description of Notes—Conversion Rights—Adjustment to Shares Delivered upon Conversion upon a Make-Whole Fundamental Change.”

We may not redeem the notes prior to November 1, 2016. On and after November 1, 2016, we may redeem for cash all, but not less than all, of the notes if the last reported sale price of our common stock equals or exceeds 140% of the applicable conversion price for at least 20 trading days during the 30 consecutive trading day period ending on the trading day immediately prior to the date on which we deliver notice of the redemption. The redemption price will equal 100% of the principal amount of the notes to be redeemed, plus any accrued and unpaid interest to, but excluding, the redemption date. In addition, if we call the notes for redemption, a make-whole fundamental change will be deemed to occur. As a result, we will, in certain circumstances, increase the conversion rate for holders who convert their notes after we deliver a notice of redemption and before the close of business on the business day immediately preceding the relevant redemption date. See “Description of Notes—Conversion Rights—Adjustment to Shares Delivered upon Conversion upon a Make-Whole Fundamental Change.”

If a fundamental change occurs, you will have the right, at your option, to require us to repurchase your notes in cash at a price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date.

The notes will be our senior, unsecured obligations and will rank equal in right of payment with our existing and future senior, unsecured debt, and will be senior in right of payment to any future debt that is expressly subordinated to the notes. The notes will be structurally subordinated to all debt and other liabilities and commitments of our subsidiaries, including trade payables and any guarantees that they may provide with respect to any of our existing or future debt, and will be effectively subordinated to any secured debt that we have incurred or may incur to the extent of the assets securing such debt.

The notes will not be listed on any national securities exchange. Our common stock is listed on The New York Stock Exchange under the symbol “ANW.” The last reported sale price of our common stock on The New York Stock Exchange on January 9, 2015 was $14.26 per share.

We have granted the underwriter the right to purchase, within the 30-day period beginning on the date the notes are first issued, up to an additional $6,000,000 aggregate principal amount of 4.00% Convertible Senior Notes due 2018.

Investing in the notes involves a high degree of risk. Please read “Risk Factors” beginning on page S-15 of this prospectus supplement and similar sections in our filings with the Securities and Exchange Commission (“SEC”) incorporated by reference herein.

Neither the SEC nor any state securities commission has approved or disapproved the issuance of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	PUBLIC OFFERING PRICE (1)		UNDERWRITING DISCOUNT		PROCEEDS, BEFORE EXPENSES, TO US
Per note		%		%		%
Total	$		$		$

(1)	Plus accrued interest from November 1, 2014 to the date of delivery.

The underwriter expects to deliver the new notes sold on                     , 2015.

Sole Book-Running Manager

Jefferies

Prospectus Supplement dated January     , 2015

(continued)

IMPORTANT NOTICE ABOUT INFORMATION IN THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying base prospectus and the documents incorporated by reference into this prospectus supplement and the base prospectus. The second part, the base prospectus, gives more general information about securities we may offer from time to time, some of which does not apply to this offering. Generally, when we refer only to the prospectus, we are referring to both parts combined, and when we refer to the accompanying prospectus, we are referring to the base prospectus.

If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. This prospectus supplement, the accompanying prospectus and the documents incorporated into each by reference include important information about us, our notes being offered and other information you should know before investing. You should read this prospectus supplement and the accompanying prospectus together with additional information described under the heading, “Where You Can Find Additional Information” before investing in our notes.

Unless otherwise indicated, all references to “dollars” and “$” in this prospectus supplement are to, and amounts presented are in, United States dollars and financial information presented in this prospectus supplement that is derived from financial statements incorporated by reference is prepared in accordance with accounting principles generally accepted in the United States.

We have authorized only the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus, and any free writing prospectus prepared by or on behalf of us or to which we have referred you. We have not, and the underwriter has not, authorized anyone to provide you with information other than as set forth in this prospectus supplement and the accompanying prospectus. We and the underwriter take no responsibility for, and can provide no assurance as to the reliability of, any information that others may give you. We are offering to sell, and seeking offers to buy, our notes only in jurisdictions where offers and sales are permitted. The information contained in or incorporated by reference in this document is accurate only as of the date such information was issued, regardless of the time of delivery of this prospectus supplement or any sale of our notes.

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

Matters discussed in this prospectus may constitute forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts.

We desire to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are including this cautionary statement in connection with this safe harbor legislation. This prospectus and any other written or oral statements made by us or on our behalf may include forward-looking statements, which reflect our current views with respect to future events and financial performance. When used in this prospectus, the words “anticipate,” “believe,” “expect,” “intend,” “estimate,” “forecast,” “project,” “plan,” “potential,” “may,” “should,” and similar expressions identify forward-looking statements.

The forward-looking statements in this prospectus are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management’s examination of historical operating trends, data contained in our records and other data available from third parties. Important assumptions relating to the forward-looking statements include, among other things, assumptions regarding demand for our products, the cost and availability of refined marine fuel from suppliers, pricing levels, the timing and cost of capital expenditures, competitive conditions, and general economic conditions. These assumptions could prove inaccurate. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections.

In addition to these assumptions and matters discussed elsewhere herein, important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include:

■	our failure to comply with restrictions and financial maintenance covenants in our credit agreements and our ability to obtain waivers for such non-compliance;

■	contraction of the global credit market and our ability to obtain financing;

■	successful integration of business acquisitions;

■	our future operating or financial results;

■	our future payment of dividends and the ability of our subsidiaries to dividend or distribute cash to us, which may be limited if we do not comply with our credit agreements and the availability of cash for payment of dividends;

■	the occurrence of terrorist attacks, piracy, and international hostilities affecting the shipping industry;

■	our ability to retain and attract senior management and other key employees;

■	our ability to manage growth;

■	our ability to maintain our business in light of our proposed business and location expansion;

■	the outcome of legal, tax or regulatory proceedings to which we may become a party;

■	adverse conditions in the shipping or the marine fuel supply industries;

■	our ability to retain key suppliers and key customers;

■	our contracts and licenses with governmental entities remaining in full force and effect;

■	material disruptions in the availability or supply of crude oil or refined petroleum products;

■	changes in the market price of petroleum, including the volatility of spot pricing;

■	increased levels of competition;

■	compliance or lack of compliance with various environmental and other applicable laws and regulations;

■	our ability to collect accounts receivable;

■	changes in the political, economic or regulatory conditions in the markets in which we operate, and the world in general;

■	our future, pending or recent acquisitions, business strategy, areas of possible expansion and expected capital spending or operating expenses;

■	our failure to hedge certain financial risks associated with our business;

■	uninsured losses;

■	our ability to maintain our current tax treatment;

■	increases in interest rates; and

■	other important factors described from time to time in our filings with the Securities and Exchange Commission, or the Commission.

These forward-looking statements should be considered in light of the information included in this prospectus and the documents incorporated by reference herein, including the information under the heading “Risk Factors” in this prospectus supplement and in our Annual Report on Form 20-F for the year ended December 31, 2013. We undertake no obligation to update or revise any forward-looking statements.

v

PROSPECTUS SUMMARY

This section summarizes some of the information that is contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. As an investor or prospective investor, you should review carefully the entire prospectus supplement and the accompanying prospectus, any free writing prospectus that may be provided to you in connection with the offering of our new notes and the information incorporated by reference in this prospectus supplement and the accompanying prospectus, including the sections entitled “Risk Factors” included on page S-15 of this prospectus supplement, on page 4 of the accompanying prospectus and in our Annual Report on Form 20-F for the year ended December 31, 2013, filed with the Securities and Exchange Commission, or the Commission, on April 25, 2014.

Unless the context otherwise requires, as used in this prospectus, the terms “we,” “our,” “us” and the “Company” refer to Aegean Marine Petroleum Network Inc. and all of its subsidiaries. We use the term deadweight, or “dwt,” in describing the size of vessels. Dwt, expressed in metric tons, each of which is equivalent to 1,000 kilograms, refers to the maximum weight of cargo and supplies that a vessel can carry. All references to “dollars” and “$” in this prospectus are to, and amounts are presented in, United States dollars, and financial information presented in this prospectus that is derived from financial statements incorporated by reference is prepared in accordance with accounting principles generally accepted in the United States, or U.S. GAAP. We have a fiscal year end of December 31.

Our Company

We are an international marine fuel logistics company that markets and physically supplies refined marine fuel and lubricants to vessels in port, at sea and on rivers. As a physical supplier, we procure marine fuel from refineries, major oil producers and other sources and resell and deliver these fuels from our bunkering vessels to a broad base of end users. With service centers in Greece, Gibraltar, the United Arab Emirates, Jamaica, Singapore, Belgium, the United Kingdom, Panama, Canada, Trinidad and Tobago, Morocco, Spain and the Canary Islands, Cape Verde, Hong Kong, the Antwerp-Rotterdam-Amsterdam, or ARA, region, and the U.S. East and West Coasts, we believe that we are one of a limited number of independent physical suppliers that owns and operates a fleet of bunkering vessels and conducts physical supply operations in multiple jurisdictions. As of the date of this prospectus supplement, we own a fleet of 49 bunkering vessels, 47 of which are double hull, and we charter ten bunkering vessels, eight of which are double hull, with aggregate cargo-carrying capacity of approximately 300,000 dwt. We also operate through twelve land-based storage facilities with an aggregate storage capacity of approximately 730,000 cubic meters and use a fleet of two vessels as floating storage facilities with a total cargo carrying capacity of approximately 22,000 dwt. We provide fueling services to virtually all types of ocean-going and many types of coastal vessels, such as oil tankers, container ships, drybulk carriers, cruise ships, reefers, LNG/LPG carriers, car carriers and ferries. Our customers include a diverse group of ocean-going and coastal ship operators and marine fuel traders, brokers and other users.

We provide our customers with a service that requires sophisticated logistical operations designed to meet their strict fuel quality and delivery scheduling needs. We believe that our extensive experience, management systems and software systems allow us to meet our customers’ specific requirements when they purchase and take delivery of marine fuels and lubricants around the world; this, together with the capital intensive nature of our industry and the limited available shipyard capacity for new vessel construction, represents a significant barrier to the entry of competitors. We have devoted our efforts to building a global brand and believe that our customers recognize our brand as representing high quality service and products at each of our locations around the world. We perform our technical ship operations in-house, which helps us maintain high levels of customer service.

We have a global presence in 29 markets, including, among others, Vancouver, Montreal, Mexico, Jamaica, Trinidad and Tobago, Gibraltar, the United Kingdom, Northern Europe, Piraeus, Patras, the United Arab Emirates, Singapore, Morocco, the ARA region, Las Palmas, Tenerife, Panama, Hong Kong, Barcelona, Algeciras, the U.S. East and West Coasts and the Gulf of Mexico. We have also entered into a strategic alliance to extend our global reach to China. We plan to establish new service centers in other selected locations around the world during the next several years and to pursue select acquisition opportunities as a means of expanding our service.

In December 2013, we acquired the U.S. East Coast bunkering business of Hess Corporation (NYSE: HES), including 250,000 cubic meters of leased tank storage in the ports of New York, Philadelphia, Baltimore, Norfolk and Charleston. This acquisition marked our entrance into supplying U.S. customers and has increased our exposure to U.S. clients worldwide, including leading cruise lines.

In December 2014, we entered into an agreement to acquire 28,567 metric tons of marine fuel and assume a storage contract with Vopak Terminal in Los Angeles, California at an auction of the assets of O.W. Bunker AS and certain of its subsidiaries, which we refer to collectively as O.W. Bunker. We believe that this acquisition will give us access to the ports of Los Angeles and Long Beach, key trade hubs between North America and Asia, which together form the largest container ports in the United States. Also in December 2014, we commenced fuel supply operations in the Gulf of Mexico and assumed contracts for two ocean-going bunkering tankers that were previously under charter to O.W. Bunker, in support of our operations there. Most recently, we announced that we expect to launch physical supply operations in Germany in January 2015, and that we assumed contracts for two modern bunkering barges in Germany, that were also previously under charter to O.W. Bunker, together with approximately 20,000 cubic meters of onshore storage capacity.

In some markets, we have deployed floating storage facilities which enable us to maintain more efficient refueling operations, have more reliable access to a supply of bunker fuel and deliver a higher quality service to our customers. We operate a barge, the Mediterranean, with a cargo-carrying capacity of approximately 19,900 dwt, and one single hull bunkering barge, the Tapuit, with a cargo-carrying capacity of approximately 2,500 dwt, which we use as floating storage facilities in Greece and Northern Europe, respectively. In addition, we own and operate one special purpose vessel, the Orion, a 550 dwt tanker, which is based in our Greek market.

We also operate through land-based storage facilities in Barcelona, Panama, Tangiers, Las Palmas, the United Kingdom, and the U.S. East and West Coasts, where we store marine fuel in terminals with storage capacities of approximately 52,000, 32,000, 218,000, 79,000, 40,000 and 310,000 cubic meters, respectively. In addition, during the fourth quarter of 2014, we completed the construction of our new land-based storage facility in the United Arab Emirates with storage capacity of 465,000 cubic meters. We may also consider the construction of land-based storage facilities in other areas depending on market prospects and availability of financing.

In addition to our bunkering operations described above, we market and distribute marine lubricants under the Alfa Marine Lubricants brand. Alfa Marine Lubricants are currently available in most of our markets. We view this business as complementary to our business of marketing and delivering marine fuel. We plan to expand the distribution of marine lubricants throughout our service centers and other bunkering ports worldwide.

Our Competitive Strengths

We believe that we possess a number of strengths that provide us with competitive advantages in the marine fuel supply industry, including:

Integrated Service Capability. We believe that our ability to control the process of physically supplying refined marine fuel to end users from procurement to delivery provides us with a distinct competitive advantage. We have:

■	local service centers that monitor and support the logistics of each customer order;

■	bunkering tankers to transport marine fuel from our suppliers to our customers;

■	long-term contractual arrangements with supply sources for marine petroleum products;

■	floating and land storage facilities to manage the supply of marine fuel; and

■	our own brand of marine lubricants for sale to our existing and new customers.

Our direct control and management of bunkering tankers and delivery schedules enhance our ability to provide marine fuel to ships on a timely and cost effective basis while controlling the quality of our product, service and fueling safety. As a result, we believe that we can better service our customers than traders or brokers, who solely resell marine petroleum products or contract with third parties to deliver the products.

Strategically Positioned in Commercially Attractive Ports. We have strategically expanded our global presence to approximately 60 ports across 29 markets, including, among others, Greece, Gibraltar, the United Arab Emirates, Jamaica, Singapore, Belgium, the United Kingdom, Panama, Canada, Trinidad and Tobago, Morocco, Spain, the Canary Islands, the ARA region, the U.S. East and West Coasts and the Gulf of Mexico, which we believe are among the most commercially attractive and profitable locations. With service centers in multiple jurisdictions around the world, we are able to efficiently service a broad base of customers, including international ship operators, marine fuel traders, brokers and other users, either in port or at sea. Additionally, we believe that our global presence diversifies our exposure to fluctuations in demand within any particular market, enabling us to remain regionally decentralized.

Strong Customer and Supplier Relationships. Our success is partly attributable to the strong relationships we have developed with our customers and suppliers as a result of the quality of our operations, the reliability of our service, the integrity of our brand, and our financial and logistical ability to procure, store and deliver marine fuel. Our strong customer relationships, together with our reputation for reliable service, often results in repeat business across our service locations. We believe that we can leverage our successful relationships with our customers to provide us with opportunities to expand our business and establish additional service centers throughout the world.

Technologically Advanced Fleet of Double Hull Bunkering Tankers. We currently own a technologically advanced fleet of 49 bunkering vessels, 47 of which are double hull. Our vessels are equipped with fully segregated bunker tanks, which enable us to streamline marine fuel trade and efficiently fulfill the needs of our customers by purchasing, reselling and delivering a variety of blended products. Furthermore, with the International Maritime Organization’s adoption of Annex VI, which regulates sulfur content and the storing of marine fuel, we believe that we have an advantage over many other market participants because our vessels are already equipped with segregated bunker tanks that comply with the specifications of Annex VI, while many of our competitors are now required to retrofit their tankers to incorporate this feature.

Effective Credit Controls. We provide trade credit to customers who, according to our in-house credit system, exhibit an acceptable credit risk profile. We believe our active credit risk management has been essential to our success. Our credit evaluation system has enabled our business to grow while allowing us to effectively manage our credit exposure. Over the past three years, our write-offs of receivables were less than $0.2 million in the aggregate.

Financial Strength and Flexibility. We believe that we have a strong balance sheet and levels of indebtedness that provide us with ample liquidity to pursue our strategy. We believe that our financial position provides us with a key competitive advantage over our less capitalized competitors. We also believe that our financial position continues to enable us to pursue emerging opportunities to expand our business. On September 19, 2013, we entered into our syndicated $1 billion Secured Multicurrency Revolving Credit Facility, which was renewed on September 18, 2014, which we believe serves as a testimonial to our financial strength.

Limited Inventory Price Risk. We minimize the risk of oil price fluctuations by generally purchasing inventory for which we already have a confirmed sales order. Our cost of marine fuel is typically tied to average spot pricing, and we generally do not fix future prices to our customers for periods in excess of one week. We typically arrange to take fuel delivery on the day of, or a few days prior to, the delivery to our customer and thereby maintain inventory close to minimum operating levels. In addition, we believe we have the liquidity and storage capacity to opportunistically purchase marine fuel at attractive prices. We have also entered into fuel related derivative financial instruments, such as fuel pricing contracts, in order to mitigate the risk of market price fluctuations in marine fuel. Accordingly, we believe that fluctuating oil prices do not cause us to experience material levels of inventory or transactional losses.

Strong Management with Successful Track Record. We have assembled a management team of senior executive officers and key employees with decades of experience in the commercial, technical, management and financial areas of the marine fuel supply and shipping industries. Having begun operations in Greece and having subsequently expanded to 29 markets, we believe that our management team has a demonstrated history of successfully expanding our marine fuel delivery capabilities and increasing the utilization of our assets.

Our Business Strategies

We believe that future growth will be achieved not only by increasing market share in our current locations but also by expanding our operations to other locations. As part of our business strategies, we intend to:

Expand the Global Reach of our Business and our Fleet. We intend to capitalize on our ability to effectively manage bunkering operations in multiple locations and increase the global reach of our business and our fleet. We plan to expand our operations through opening new service centers and storage facilities in select locations around the world during the next several years, to widen our customer base and market share using our existing infrastructure by increasing utilization of our assets, and to pursue acquisition opportunities as a means of expanding our service. As part of our expansion plans, in the fourth quarter of 2013, we acquired the U.S. East Coast bunkering business of Hess Corporation, which allows us to supply the heavily trafficked ports of New York, Philadelphia, Baltimore, Norfolk, and Charleston. In the fourth quarter of 2014, we completed the construction of our new land-based storage facility in Fujairah, United Arab Emirates with storage capacity of 465,000 cubic meters. In December 2014, we agreed to acquire 28,567 metric tons of fuel and a storage contract with Vopak Terminal Los Angeles, a port that serves as the key trading hub between North America and Asia and commenced fuel supply operations in the Gulf of Mexico and assumed contracts for two ocean-going bunkering tankers that were previously under charter to O.W. Bunker in support of our operations there. Most recently, we announced that we expect to launch physical supply operations in Germany in January 2015, and that we assumed contracts for two modern bunkering barges in Germany, that were also previously under charter to O.W. Bunker, together with approximately 20,000 cubic meters of onshore storage capacity.

Maintain and Leverage Relationships with our Customers. We intend to continue to maintain strong relationships with our customers by providing high quality products, reliable service and innovative solutions to meet their needs. As we continue to expand into additional markets and provide new services and products, we plan to leverage our existing customer relationships to capture additional business.

Capitalize on Increasing Demand for Low Sulphur Fuel. The International Maritime Organization, or the IMO, has adopted air emission regulations aiming to reduce air pollution by implementing a progressive reduction of the amount of sulphur contained in marine fuel from 3.5% maximum sulfur content in 2010 to 0.5% in 2020. Sulphur content standards are stricter in certain Emission Control Areas, such as the North Sea and certain coastal areas of North America, where ships are not permitted to use fuel with sulfur content in excess of 1.0%, which was further reduced to 0.10% on January 1, 2015. We plan to take advantage of the increasing demand for low sulphur fuel and utilize our storage facilities to procure large quantities of supply to be on hand in order to serve our customers.

Flexible Sourcing of Marine Fuels. We employ a variety of methods for purposes of obtaining an adequate supply of high quality marine fuels. In some of our markets, such as Greece, Trinidad and Jamaica, we have entered into long-term supply contracts with marine fuel suppliers. In markets which are more susceptible to supply constraints or where we have not identified reliable local suppliers, our strategy is to develop the capability of storing marine fuel on a short-term basis.

Our Service Centers

Greece

We currently service our customers in Greece through our related company, Aegean Oil S.A., or Aegean Oil, in Piraeus, Patras, and other parts of Greece. We currently operate ten double hull tankers, one single hull special purpose vessel and a floating storage facility in Greece. As we expand our business, we may elect to service our customers in other Greek ports and seek a larger share of the total Greek market for supply of marine petroleum products. We support our operations in Greece from our office in Piraeus, which we lease.

Gibraltar

We are licensed to act as a physical supplier of marine petroleum products in Gibraltar. We currently operate six double hull bunkering tankers in Gibraltar. We store our fuel in a leased storage facility in Tangiers, and we support our bunkering operations from our office in Gibraltar, which we also lease.

United Arab Emirates

We are licensed to act as a physical supplier of marine petroleum products in the port area of Fujairah. We currently operate seven double hull bunkering tankers in this region.

We also have a 25-year lease agreement with the Municipality of Fujairah, which can be automatically renewed for an additional 25 years, pursuant to which we built a land-based storage facility with capacity of 465,000 cubic meters, which was completed in 2014. We support our bunkering operations from two offices in Fujairah and Kohr Fakkan, which we lease.

Jamaica

We are authorized to act as a physical supplier of marine petroleum products in Jamaica. We service our customers in the ports of Kingston, Montego Bay and Ocho Rios, Jamaica, and may elect to service our customers in other locations in Jamaica. We operate two double hull tankers in Jamaica. To ensure that we have an adequate supply of marine fuel in this location, we have entered into a long-term supply contract to purchase fuel from the state refinery, Petrojam Limited. We support our bunkering operations from our office in Kingston, which we lease and own a property, which we may use as a land-based storage facility of approximately 80,000 cubic meters, provided we are able to obtain adequate financing.

Singapore

We possess a license issued to act as a physical supplier of marine petroleum products in the port of Singapore. We currently operate four double hull bunkering tankers in Singapore and we also have short-term chartering agreements with third-parties for some of these vessels. We support our bunkering operations from our office in Singapore, which we lease.

Northern Europe (ARA region)

We deliver fuel offshore and service over 45 ports located throughout Northern Europe, including the North and Irish Sea, the French Atlantic, the English Channel and the St. George Channel. We also service the ports of Antwerp, Rotterdam and Amsterdam and also the surrounding ports of Ghent, Zeebruges, Flushing, Terneuzen and Sluiskil, Moerdijk and Ijmuiden. We currently operate sixteen bunkering tankers, of which fourteen are double hull and two are single hull bunkering tankers, and have positioned one single hull floating storage facility, the Tapuit, a single hull bunkering barge, in the ARA region. We support our bunkering operations in Northern Europe from our office near Antwerp, which we own.

United Kingdom

We own a marine fuel terminal infrastructure located in Portland Harbor. Our terminal is located near the southern access of the North Sea Emission Control Area, or ECA, and provides convenient access for commercial vessels to refuel. We store our marine fuel in land-based storage tanks, which we lease from Portland Port Limited, with storage capacity of 40,000 cubic meters. We operate one double hull bunkering tanker in the United Kingdom. We support our terminal and bunkering operations from our office in Portland, United Kingdom, which we lease.

Vancouver

We trade and supply marine petroleum products in the port of Vancouver. We operate one double hull and one single hull bunkering barge in the port of Vancouver, and in December 2014, we took delivery of a newly built double hull bunkering barge, which we expect will be operational in the port of Vancouver in February 2015. We support our bunkering operations here from our office in Vancouver, which we lease.

Trinidad and Tobago

We are licensed to act as a physical supplier of marine petroleum products in the area of Port of Spain in Trinidad and Tobago. We currently operate one double hull bunkering tanker in Trinidad and Tobago. We support our bunkering operations here from our office in Port of Spain, which we lease.

Morocco

We possess a license to act as a physical supplier of marine petroleum products off the coast of Morocco and in the port of Tanger-Med. We currently serve this service center with our Gibraltar-based bunkering tankers and operate a land-based storage facility in Tangiers with approximately 218,000 cubic meters capacity.

We were selected by Horizon Tangiers Terminal S.A., a special purpose consortium, as the exclusive bunkering company for the new port in Tanger-Med. Since July 2012, we have stored our fuel in leased tanks in the Tanger-Med area under this appointment, the duration of which is 25 years. We currently support our bunkering operations here from our office in Gibraltar.

Las Palmas and Tenerife

In June 2010, we acquired the assets and operations of the Shell Las Palmas terminal in the Canary Islands. The Shell Las Palmas terminal occupies an area of approximately 20,000 square meters, providing bunkering services for a diverse group of ship operators primarily along major trans-Atlantic seaborne trade routes. The terminal includes a lubricants plant, dedicated land-based storage facilities with approximately 65,000 metric tons capacity as well as on-site blending facilities to mix all grades of fuel oils and distillates. In addition, we lease approximately 16,000 cubic meters capacity from BP España S.A.U. in its adjacent terminal. In June 2011, we commenced physical supply of operations in Tenerife.

We possess a license to act as a physical supplier of marine petroleum products offshore and in the ports of Las Palmas and Tenerife. We currently operate three double hull bunkering tankers in Las Palmas. We support our operations in the Canary Islands from our office in Las Palmas, which we lease.

Cape Verde

In March 2011, we commenced physical supply operations in Cape Verde, an island archipelago located off the coast of West Africa, upon entering to a strategic co-operation agreement with Enacol S.A., or Enacol, a local energy company. Under the terms of the agreement with Enacol, we provide bunkering services from the port of Mindelo on the island of Sao Vicente and offshore. Enacol is responsible for providing fuel storage services.

West Africa

We possess a license to act as a physical supplier of marine petroleum products both off the coast and in the ports of Ghana. During 2012, we deployed one floating storage facility and four bunkering vessels in this region, which have since been either sold or redeployed to other markets, following our decision to strategically reduce our presence in the West African market. We manage our West African operations from our service center in Las Palmas.

Panama

In August 2011, we were granted a 20-year concession agreement from the Panama Maritime Authority to operate land-based on shore storage facilities at the two ports, Balboa and Cristobal, located at each end of the Panama Canal. In addition, in the third quarter of 2011 we commenced physical operations on the two ports of Balboa and Cristobal. On February 25, 2013, we sold our interest in land-based storage facilities in Panama to an unaffiliated third-party purchaser for $9.7 million. Under a separate agreement with the purchaser, we simultaneously agreed to lease from the purchaser fuel storage facilities at the ports, with a capacity of approximately 32,000 cubic meters. During 2014, we decided to redeploy our two double hull bunkering tankers serving the Panamanian ports to other markets and currently reassess our presence and the market conditions in the area. We support our operations from our offices in Balboa, which we lease.

Hong Kong

In September 2012, we commenced operations in Hong Kong. We support our operations in the area from our office in Singapore.

Barcelona

In August 2012, we signed a definitive agreement with Meroil, a Barcelona-based oil and energy logistics company which operates the largest Spanish coastline terminal for petroleum products in the Port of Barcelona, Spain, to secure onshore fuel oil storage capacity in that terminal. We have a license from the Port

Authority of Barcelona to act as a physical supplier of marine petroleum products and we operate one double hull bunkering tanker in the area. We support our operations from our office in Barcelona, which we lease.

Algeciras

In August 2013, we commenced physical supply operations in Algeciras, Spain. We have a license from the Port Authority of Algeciras to act as a physical supplier of marine petroleum products and we operate one double hull bunkering tanker to provide bunkering services.

U.S. East Coast

In December 2013, we acquired the U.S. East Coast bunkering business of Hess Corporation for $30 million plus the inventory value upon delivery at the closing date of the acquisition. The newly acquired business includes bunkering operations that averaged 1.8 million metric tons in annual sales between 2011 and 2013, plus approximately 250,000 cubic meters of leased tank storage. We utilize these bunkering operations and associated assets to supply the heavily trafficked ports of New York, Philadelphia, Baltimore, Norfolk and Charleston. We support our U.S. East Coast operations from our office in New York, which we lease.

Recent Developments

On October 16, 2014, we announced that our board of directors authorized a new share repurchase program under which we may repurchase up to $20 million of our outstanding common stock over the next two years. As of the date of this prospectus supplement, we have not purchased any common shares under this program.

On November 7, 2014, we completed the sale and delivered a 4,935 dwt double hull bunkering tanker, Aegean Daisy, to a third-party purchaser. The vessel was sold for a total amount of $1.49 million.

On December 9, 2014, we agreed to acquire 28,567 metric tons of marine fuel and a storage contract with Vopak Terminal Los Angeles for a total purchase price of approximately $11 million at an auction of O.W. Bunker’s assets.

On December 22, 2014, we commenced operations in the Gulf of Mexico and assumed contracts for two bunkering tankers there which were previously under charter to O.W. Bunker.

On December 23, 2014, we took delivery of the PT40, a newly built 4,222 dwt double hull non self-propelled bunkering barge from CSC Nanjing Tanker Corporation Zijinshan Shipyard in China, which we expect to deploy in our service center in Vancouver in February 2015. The cost of construction of the vessel was $3.95 million.

On January 8, 2015, we announced that we expect to commence physical supply and marketing operations in Germany during January 2015, have assumed the contracts for two bunkering barges previously under charter to O.W. Bunker and approximately 20,000 cubic meters of on-shore storage capacity, and have established a marketing and business development office in Hamburg, Germany.

Risk Factors

An investment in our notes involves substantial risks and uncertainties. For a discussion of the factors you should consider before investing in our notes, see the section of this prospectus entitled “Risk Factors” beginning on page S-15 and “Item 3. Key Information—D. Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2013, filed with the Commission on April 25, 2014, which is incorporated by reference herein.

Corporate Information

Aegean Marine Petroleum Network Inc. is a Marshall Islands holding company incorporated on June 6, 2005 under the Republic of the Marshall Islands Business Corporations Act, or the BCA. We maintain our principal marketing and operating offices at 10, Akti Kondili, 18545, Piraeus, Greece. Our telephone number at that address is 011 30 (210) 458-6000. We also have executive offices in New York, New York to oversee our investor relations, financial and other reporting functions located at 299 Park Avenue, New York, New York 10171. We may be reached by telephone in the United States at (212) 430-1098.

Other Information

Because we are incorporated under the laws of the Republic of the Marshall Islands, you may encounter difficulty protecting your interests as shareholders, and your ability to protect your rights through the U.S. federal court system may be limited. Please refer to the sections entitled “Risk Factors” and “Enforcement of Civil Liabilities” for more information.

SUMMARY OF THE OFFERING

The summary below describes the principal terms of the notes. Certain descriptions below are subject to important exceptions and/or limitations. The “Description of Notes” section of this prospectus supplement contains a more detailed description of the terms and conditions of the notes. Unless otherwise specified, we assume throughout this prospectus supplement that the underwriter will not exercise its option to purchase up to an additional $6,000,000 aggregate principal amount of the 4.00% Convertible Senior Notes due 2018.

Issuer	Aegean Marine Petroleum Network Inc.

Notes	$40,000,000 aggregate principal amount of 4.00% Convertible Senior Notes due 2018 (plus up to an additional $6,000,000 aggregate principal amount pursuant to the underwriter’s option).

Maturity	November 1, 2018, unless earlier converted, redeemed or repurchased.

Offering Price	% plus accrued interest, if any, from November 1, 2014 to the date of delivery of the new notes.

Interest	4.00% per year. Interest will accrue on the new notes from November 1, 2014, and therefrom, from the last date on which interest has been paid or duly provided for.

Ranking	The new notes will be our senior, unsecured obligations and will rank equal in right of payment with the existing notes and our existing and future senior, unsecured debt, and will be senior in right of payment to any future debt that is expressly subordinated to the notes. The new notes will be structurally subordinated to all debt and other liabilities and commitments of our subsidiaries, including trade payables and any guarantees that they may provide with respect to any of our existing or future debt, and will be effectively subordinated to any secured debt that we may incur to the extent of the assets securing such debt.

As of September 30, 2014, on a consolidated basis, we had $892.9 million of debt outstanding, $818.1 million of which was secured debt of our subsidiaries. As of September 30, 2014, pro forma for the repayment of approximately $192.0 million of indebtedness and other adjustments as set forth under “Capitalization” and after giving effect to the issuance of the new notes (and assuming no exercise by the underwriter of its option to purchase additional new notes), on a consolidated basis, we would have had approximately $741.6 million of debt outstanding.

Conversion Rights	You may convert your notes, at your option, in integral multiples of $1,000 principal amount, at any time prior to the close of business on the business day immediately preceding May 1, 2018, in the following circumstances:

■	during any calendar quarter (and only during such calendar quarter), if the last reported sale price of our common stock for each of at least 20 trading days (whether or not consecutive) during the 30 consecutive trading days ending on, and including, the last trading day of the immediately preceding calendar quarter is greater than 130% of the conversion price on such trading day;

■	during the five consecutive business day period immediately after any five consecutive trading day period (the five consecutive trading day period being referred to as the “measurement period”) in which the trading price (as defined in prospectus supplement) per $1,000 principal amount of the notes, as determined following a request by a holder of the notes in the manner described in this prospectus supplement, for each trading day of the measurement period was less than 98% of the product of the last reported sale price of our common stock and the conversion rate on such trading day;

■	upon the occurrence of the specified corporate events described under “Description of Notes—Conversion Rights—Conversion Upon Specified Corporate Events”; or

■	if we have called the notes for redemption as described under “Description of Notes—Optional Redemption.”

In addition, regardless of the foregoing circumstances, holders may convert their new notes at any time on or after May 1, 2018 until the close of business on the scheduled trading day immediately preceding the maturity date.

Upon conversion, we will satisfy our conversion obligation by paying or delivering, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election, all as described in “Description of Notes—Conversion Rights—Settlement upon Conversion.”

Upon conversion of your notes, we will deliver shares of our common stock and cash in lieu of fractional shares of our common stock, all as described in “Description of Notes—Conversion Rights—Settlement upon Conversion.”

The conversion rate will initially equal 70.2679 shares of our common stock per $1,000 principal amount of notes (equivalent to a conversion price of approximately $14.23 per share of our common stock), and will be subject to adjustment as described in this prospectus supplement. On December 22, 2014, we paid a dividend of $0.02 per share to holders of our common stock, which is in excess of the dividend threshold described in clause (4) under “Description of Notes—Conversion Rights—Conversion Rate Adjustments.” This dividend will result in an adjustment to the conversion rate. However, because the dividend would not result in an increase of at least 1% of the conversion rate, it will instead be carried forward and taken into account in any future adjustment or will be given effect at the times specified in the last paragraph under “Description of Notes—Conversion Rights—Conversion Rate Adjustments.” In addition, we will, in certain circumstances, increase the conversion rate for holders who convert their new notes in connection with a make-whole fundamental change. See “Description of Notes—Conversion Rights—Adjustment to Shares Delivered upon Conversion upon a Make-Whole Fundamental Change.”

Except in the limited circumstances described in “Description of Notes—Conversion Rights,” upon conversion, you will not receive any separate cash payment for accrued and unpaid interest, if any. Instead, our delivery to you of the consideration due upon conversion will be deemed to satisfy in full our obligation to pay the principal amount of your note and any accrued and unpaid interest on your note to, but excluding, the conversion date.

Redemption at Our Option	We may not redeem the notes prior to November 1, 2016. On and after November 1, 2016, and prior to the maturity date, we may redeem for cash all, but not less than all, of the notes if the last reported sale price of our common stock equals or exceeds 140% of the applicable conversion price for at least 20 trading days during the 30 consecutive trading day period ending on the trading day immediately prior to the date we deliver notice of the redemption. The redemption price will equal 100% of the principal amount of the notes to be redeemed, plus any accrued and unpaid interest to, but excluding, the redemption date. See “Description of Notes—Optional Redemption.” In addition, if we call the notes for redemption, a make-whole fundamental change will be deemed to occur. As a result, we will, in certain circumstances, increase the conversion rate for holders who convert their notes after we deliver a notice of redemption and before the close of business on the business day immediately preceding the relevant redemption date. See “Description of Notes—Conversion Rights—Adjustment to Shares Delivered upon Conversion upon a Make-Whole Fundamental Change.”

Fundamental Change	If a fundamental change occurs at any time prior to the maturity date, holders will have the right to require us to repurchase their notes in cash at a price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date. See “Description of Notes—Fundamental Change Permits Holders to Require Us to Repurchase Notes.” In addition, every fundamental change is a make-whole fundamental change. As a result, we will, in certain circumstances, increase the conversion rate for holders who convert their notes on or after the effective date for a fundamental change and up to, and including, the later of the close of business on the business day immediately prior to the related fundamental change repurchase date and the close of business on the 35th business day immediately following the date we give notice to holders of the occurrence of the fundamental change. See “Description of Notes—Conversion Rights—Adjustment to Shares Delivered upon Conversion upon a Make-Whole Fundamental Change.”

Use of Proceeds

We estimate that the net proceeds to us from this offering, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, will equal approximately $38.4 million (or approximately $44.2 million if the underwriter exercises its option to purchase additional new notes in full). We intend to use the net proceeds of this offering for working capital required to fund expansion in our existing and new markets. We can provide no assurance that we will be able to identify such markets that are suitable for our expansion or that we will be able to complete our expansion into such markets that we are able to identify. If we do not use the proceeds of this offering to fund our expansion, we will have the discretion to apply the proceeds for other purposes, including working capital and general corporate purposes.

Book-entry Form	The new notes will be issued in book-entry form and will be represented by permanent global notes deposited with, or on behalf of, The Depository Trust Company (“DTC”) and registered in the name of Cede & Co., as the nominee of DTC. Beneficial interests in the global notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such beneficial interests may be exchanged for certificated securities only in limited circumstances.

Absence of a Public Market for the Notes	We do not intend to apply for a listing of the notes on any securities exchange or for their inclusion in any automated dealer quotation system. Accordingly, we cannot assure you that an active market for the notes exists or will develop. The underwriter has advised us that it currently intends to make a market in the notes. However, it is not obligated to do so, and it may discontinue any market-making with respect to the new notes at any time and without warning.

U.S. Federal Income Tax Considerations	For a summary of the U.S. federal income tax considerations generally applicable to the holding, disposition and conversion of the notes, and the holding and disposition of shares of our common stock, see “Tax Considerations—U.S. Federal Income Tax Considerations.”

The New York Stock Exchange Symbol for Our Common Stock	Our common stock is listed on the New York Stock Exchange, or NYSE, under the symbol “ANW”.

Trustee, Registrar, Transfer Agent, Paying Agent and Conversion Agent	Deutsche Bank Trust Company Americas

Risk Factors	Before deciding whether to invest in the notes, you should carefully consider the risks described under “Risk Factors” beginning on page S-15 of this prospectus supplement, page 4 of the accompanying prospectus and in our Annual Report on Form 20-F for the year ended December 31, 2013 filed with the Commission on April 25, 2014, as well as the other information included or incorporated by reference into this prospectus supplement, including our financial statements and the notes thereto.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA

The following table sets forth our summary historical consolidated financial and other data as of and for the periods indicated. The summary consolidated financial and other data set forth below, which has been prepared in accordance with U.S. GAAP, should be read in conjunction with, and are qualified in their entirety by reference to, our audited and unaudited consolidated financial statements, including the related notes thereto, our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our current report on Form 6-K filed with the Commission on January 12, 2015 and “Item 5. Operating and Financial Review and Prospects” included in our annual report on Form 20-F for the year ended December 31, 2013, which are incorporated by reference herein. Interim results for the nine months ended September 30, 2014 are not necessarily indicative of results that may be expected for the full year ending December 31, 2014.

	FOR THE YEAR ENDED DECEMBER 31,					FOR THE NINE MONTHS ENDED SEPTEMBER 30,
	2009	2010	2011	2012	2013	2013 (unaudited)	2014 (unaudited)
	(in thousands of U.S. dollars, except for share and per share data which are presented in U.S. dollars)
REVENUES:
Revenues—third-parties	2,456,435	4,925,637	6,910,348	7,207,813	6,303,105	4,481,082	5,203,859
Revenues—related companies	14,525	45,998	55,117	51,147	31,624	23,217	20,418

Total Revenues	2,470,960	4,971,635	6,965,465	7,258,960	6,334,729	4,864,299	5,224,277
COST OF REVENUES:
Cost of revenues—third-parties	2,013,723	4,440,733	6,284,179	6,496,327	5,621,408	4,323,548	4,674,314
Cost of revenues—related companies	267,767	303,620	404,988	459,984	427,329	329,725	299,968

Total Cost of Revenues	2,281,490	4,744,353	6,689,167	6,956,311	6,048,737	4,653,273	4,974,282
GROSS PROFIT	189,470	227,282	276,298	302,649	285,992	211,026	249,995

OPERATING EXPENSES:
Selling and distribution	109,483	155,412	192,846	210,236	201,597	150,646	163,209
General and administrative	24,553	27,503	29,806	29,897	29,727	21,174	27,040
Amortization of intangible assets	312	1,001	1,461	1,505	1,603	1,130	2,947
(Gain)/Loss on sale of vessels, net	(4,094)	1,540	8,682	5,966	4,312	3,817	13,277
Vessel Impairment charge	—	—	—	—	—	—	4,062

Total operating expenses	130,254	185,456	232,795	247,604	237,239	176,767	210,535

Operating income	59,216	41,826	43,503	55,045	48,753	34,259	39,460

OTHER INCOME/(EXPENSE):
Interest and finance costs	(10,255)	(17,351)	(27,864)	(31,192)	(28,073)	(19,774)	(25,164)
Interest Income	46	31	57	123	75	41	62
Gain on sale of subsidiary, net	—	—	—	—	4,174	4,174	—
Foreign exchange gains/(losses), net	(329)	(3,612)	1,440	3,786	1,123	753	(3,245)
Other expenses	—	—	—	(1,191)	—	—	—

Total other expenses	(10,538)	(20,932)	(26,367)	(28,474)	(22,701)	(14,806)	(28,347)
Income before provision for income taxes	48,678	20,894	17,136	26,571	26,052	19,453	11,113
Income taxes	(153)	(2,161)	(5,428)	(4,122)	978	555	(973)

Net income	48,525	18,733	11,708	22,449	27,030	20,008	10,140

Net Income attributable to non-controlling interest	—	—	1,480	2,372	(33)	(43)	66

Net Income attributable to AMPNI shareholders	48,525	18,733	10,228	20,077	27,063	20,051	10,074

Basic earnings per common share	1.13	0.40	0.22	0.44	0.58	0.43	0.21
Diluted earnings per common share	1.13	0.40	0.22	0.44	0.58	0.43	0.21
Weighted average number of shares, basic	42,579,187	46,295,973	45,979,761	45,473,360	45,667,249	45,674,479	46,249,949
Weighted average number of shares, diluted	42,644,448	46,445,499	45,979,761	45,473,360	45,667,249	45,674,479	46,249,949
Dividends declared and paid per share	0.04	0.04	0.04	0.04	0.04	0.03	0.03

	AS OF AND FOR THE YEAR ENDED DECEMBER 31,					AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30,
	2009	2010	2011	2012	2013	2013 (unaudited)	2014 (unaudited)
	(in thousands of U.S. dollars, unless otherwise stated)
Balance Sheet and Cash Flow Data:
Cash and cash equivalents	54,841	86,499	68,582	77,246	62,575	72,447	117,583
Total assets	967,345	1,339,835	1,472,438	1,431,843	1,616,185	1,473,609	1,661,776
Total debt	401,037	624,698	706,916	653,286	783,317	685,234	892,938
Total liabilities	632,288	869,472	992,896	927,325	1,072,439	950,806	1,103,824
Common stock	430	477	482	486	492	492	502
Number of shares outstanding	43,009,303	46,709,420	46,229,231	46,581,399	47,272,020	47,272,020	48,247,687
Total AMPNI stockholders’ equity	335,057	470,363	478,062	500,666	543,455	522,522	557,585
Net cash provided by / (used in) operating activities	(61,353)	(64,626)	(44,865)	123,519	40,583	1,878	(12,311)
Net cash provided by / (used in) investing activities	(75,230)	(169,003)	(45,589)	(58,162)	(181,821)	(30,531)	(33,542)
Net cash provided by / (used in) financing activities	144,497	265,287	73,169	(57,127)	125,978	23,584	103,430

	AS OF AND FOR THE YEAR ENDED DECEMBER 31,					AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30,
	2009	2010	2011	2012	2013	2013	2014
	(in thousands of U.S. dollars, unless otherwise stated)
Other Financial Data:
Gross spread on marine petroleum products (1)	176,498	218,533	256,960	268,804	256,724	191,695	224,912
Gross spread on lubricants (1)	2,755	2,221	1,965	3,077	3,914	2,982	2,120
Gross spread on marine fuel (1)	173,743	216,312	254,995	265,727	252,810	188,713	222,792
Gross spread per metric ton of marine fuel sold (U.S. dollars) (1)	28.1	21.0	24.0	25.0	25.4	25.0	26.8
EBITDA (2)	80,565	66,112	73,791	86,448	83,231	60,839	59,126
Operating Data:
Sales volume of marine fuel (metric tons) (3)	6,192,755	10,308,210	10,646,271	10,620,864	9,941,061	7,556,685	8,324,325
Number of markets served, end of period (4)	14.0	16.0	19.0	20.0	27.0	21	27
Number of owned and operated bunkering vessels, end of period (5)	38.0	52.0	58.0	56.0	51.0	53	49
Average number of owned and operated bunkering vessels (5)(6)	33.7	48.1	56.3	57.9	53.8	54.4	50.8
Special purpose vessels, end of period (7)	1	1	1	1	1	1	1
Number of operating storage facilities, end of period (8)	3	8	8	8	14	8	13

(1)

For the definition and calculation of gross spread and a reconciliation to U.S. GAAP measures, please refer to “Item 5.A Operating Results—Factors Affecting our Results of Operations—Gross spread on marine petroleum products and gross spread per metric ton of marine fuel sold” of our Annual Report on Form 20-F for the year ended December 31, 2013, filed with the Commission on April 25, 2014 and our Report on Form 6-K, filed with the Commission on January 12, 2015, which contains our Management’s Discussion and Analysis of Financial Condition and Results of Operations and our unaudited interim condensed financial statements and related notes thereto as of and for the nine months ended September 30, 2014.
(2)	EBITDA represents net income before interest, taxes, depreciation and amortization. EBITDA does not represent and should not be considered as an alternative to net income, operating income or any other indicator of our performance, as determined by U.S. GAAP, and our calculation of EBITDA may not be comparable to that reported by other companies. EBITDA is included herein because it is a basis upon which we assess our performance and because we believe that it presents useful information to investors regarding our ability to service and/or incur indebtedness. The following table reconciles net income, the most directly comparable U.S. GAAP measure, to EBITDA for the periods presented:

	FOR THE YEAR ENDED DECEMBER 31,					FOR THE NINE MONTHS ENDED SEPTEMBER 30,
	2009	2010	2011	2012	2013	2013	2014
	(in thousands of U.S. dollars)
Net income attributable to the Company’s shareholders	48,525	18,733	10,228	20,077	27,063	20,051	10,074
Add: Net financing cost	10,209	17,320	27,807	31,069	27,998	19,733	25,102
Add: Income taxes	153	2,161	5,428	4,122	(978)	(555)	973
Add: Depreciation and amortization	21,678	27,898	30,328	31,180	29,148	21,610	22,977

EBITDA	80,565	66,112	73,791	86,448	83,231	60,839	59,126

(3)	The sales volume of marine fuel is the volume of sales of marine fuel oil, or MFO, and marine gas oil, or MGO, for the relevant period and is denominated in metric tons. We do not utilize the sales volume of lubricants as an indicator.
(4)	The number of markets served includes our operations at our service centers in the United Arab Emirates, Gibraltar, Jamaica, Singapore, Northern Europe (Belgium and the Netherlands), West Africa (Ghana), Vancouver (Canada), Portland (U.K.), Southern Caribbean (Trinidad and Tobago), Tangiers (Morocco), Las Palmas, Tenerife, Cape Verde, Panama, Hong Kong, Greece, Spain, and the U.S. East Coast where we conduct operations through our related company, Aegean Oil, as well as our trading operations in Montreal. The number of markets served is an indicator of the geographical distribution of our operations and affects both the amount of revenues and expenses that we record during a given period. We commenced physical supply operations in Trinidad and Tobago on April 1, 2009, Tangiers, Morocco on August 25, 2009, Antwerp-Rotterdam-Amsterdam region on April 1, 2010, Las Palmas on July 1, 2010, Cape Verde on March 13, 2011, Tenerife on June 4, 2011, Panama on August 1, 2011, Hong Kong on September 13, 2012, Barcelona on April 30, 2013, Algeciras on August 8, 2013, and the U.S. East Coast on December 18, 2013.
(5)	Bunkering vessels include both bunkering tankers and barges. This data does not include our special purpose vessel, the Orion, a 550 dwt tanker, which is based in Greece.
(6)	Average number of operating bunkering vessels is the number of operating bunkering vessels in our fleet for the relevant period, as measured by the sum of the number of days each bunkering vessel was used as a part of our fleet during the period divided by the cumulative number of calendar days in the period multiplied by the number of operating bunkering vessels at the end of the period. This figure does not take into account non-operating days due to either scheduled or unscheduled maintenance.
(7)	This figure includes our special purpose vessel, the Orion, based in Greece.
(8)	This figure includes our Aframax tanker, the Leader, used as a floating storage facility in the United Arab Emirates until it was sold on September 5, 2014. We used our Panamax tankers, the Ouranos, the Fos II and Aeolos as storage facilities until October 2010, April 2011 and February 2013, respectively, when the vessels were sold. During 2010, we acquired two barges, the Mediterranean and the Tapuit, which operate as floating storage facilities in Greece and Northern Europe, respectively. In November 2011, we chartered a product tanker, the Rio Luxembourg, which was used as a floating storage facility in Ghana until December 2012. We also have on-land storage facilities in Portland (U.K.) and Las Palmas (Canary Islands) and operate a storage site in Tangiers, Panama, Barcelona, Bayonne, Brooklyn, Pennsauken, Baltimore and Charleston pursuant to a lease.

The ownership of floating storage facilities allows us to mitigate risk of supply shortages. Generally, storage costs are included in the price of refined marine fuel quoted by local suppliers. We expect that the ownership of floating storage facilities will allow us to convert the variable costs of a storage fee mark-up per metric ton quoted by suppliers into fixed costs of operating our own storage facilities, thus enabling us to spread larger sales volumes over a fixed cost base and to decrease our marine petroleum products costs.

RISK FACTORS

An investment in our new notes involves a high degree of risk. You should carefully consider the risks set forth below and the discussion of risks under the heading “Item 3. Key Information—D. Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2013, filed with the Commission on April 25, 2014 and the other documents we have incorporated by reference in this prospectus supplement and the accompanying prospectus that summarize the risks that may materially affect our business before making an investment in our new notes. Please see the section of this prospectus supplement entitled “Where You Can Find Additional Information—Information Incorporated by Reference.” The occurrence of one or more of those risk factors could adversely impact our results of operations or financial condition.

Risk Factors Relating to Our Business

A renewed contraction or worsening of the global credit markets and the resulting volatility in the financial markets could have a material adverse impact on our ability to obtain sufficient funds to grow or effectively manage our growth.

A principal focus of our strategy is to grow by expanding our business. Our future growth depends, in part, on our ability to obtain financing for our existing and new operations and business lines. In recent years, global financial markets have experienced extraordinary volatility following significant contraction, deleveraging and reduced liquidity in the global credit markets. In addition, a number of major financial institutions have experienced serious financial difficulties and, in some cases, have entered into bankruptcy proceedings or are subject to regulatory enforcement actions. These difficulties have been compounded by a general decline in the willingness by banks and other financial institutions to extend credit and may adversely affect the financial institutions that may provide us with credit to support our working capital requirements. In addition, these difficulties may impair the ability of our lenders to continue to perform under their financing obligations to us, which could negatively impact our ability to fund current and future obligations. These recent and developing economic factors may have a material adverse effect on our ability to expand our business.

Our future growth depends on a number of additional factors, which also may be adversely affected in the current economic climate, including our ability to:

■	increase our fleet of bunkering vessels;

■	identify suitable markets for expansion;

■	consummate vessel acquisitions at attractive prices, which may not be possible if asset prices rise too quickly;

■	integrate acquired vessels, or other assets, or businesses successfully with our existing operations;

■	hire, train and retain qualified personnel to manage and operate our growing business and fleet;

■	improve our operating, financial and accounting systems and controls;

■	maintain or improve our credit control procedures;

■	obtain required financing for our existing and new operations;

■	obtain and maintain required governmental authorizations, licenses and permits for new and existing operations;

■	manage relationships with the customers and suppliers;

■	provide timely service at competitive prices; and

■	attract and retain customers.

A deficiency in any of these factors may negatively impact our ability to generate cash flow, raise money or effectively manage our growth. In addition, competition from other companies could reduce our expansion or acquisition opportunities, cause us to lose business opportunities, competitive advantages or customers or cause us to pay higher or charge lower prices than we might otherwise pay or charge. Furthermore, competitive conditions in the markets that we may consider for future expansion may be more adverse to us than those in markets served by our existing service centers, and any new markets that we may service may be less profitable than our existing markets.

We may not be in compliance with financial covenants contained in certain of our credit facilities.

Certain of our credit facilities, which are secured by mortgages on our vessels, require us to maintain specified financial ratios, mainly to ensure that the market value of the mortgaged vessels under the applicable credit facility, determined in accordance with the terms of that facility, does not fall below a certain percentage of the outstanding amount of the loan, which we refer to as a security value. In addition, certain of our credit facilities require us to satisfy certain other financial covenants. In general, these financial covenants require us to maintain, among other things, (i) a minimum market value adjusted net worth or book net worth; (ii) a minimum current ratio; (iii) a minimum amount of liquidity and a minimum liquidity ratio; (iv) a maximum ratio of total liabilities to total assets; and (v) a minimum working capital.

A violation of our loan covenants may constitute an event of default under our credit facilities, which, unless cured within the grace period set forth under the credit facility, if applicable, or waived or modified by our lenders, provides our lenders with the right to, among other things, require us to post additional collateral, enhance our equity and liquidity, increase our interest payments, pay down our indebtedness to a level where we are in compliance with our loan covenants, sell vessels in our fleet and accelerate our indebtedness and foreclose their liens on our vessels and the other assets securing the credit facilities, which would impair our ability to continue to conduct our business. We have in the past not been in compliance with some of the financial covenants in our credit facilities and have obtained waivers from our lenders for such non-compliance.

Furthermore, certain of our credit facilities and the indenture governing the notes contain a cross-default provision that may be triggered by a default of our other indebtedness. A cross-default provision means that a default under one of our debt agreements would result in a default under certain of our other debt agreements. Because of the presence of these cross-default provisions in certain of the agreements governing our indebtedness, the occurrence of such event of default, or our inability to obtain a waiver for such default, could result in certain of our indebtedness being accelerated. If our secured indebtedness is accelerated in full or in part, it would be very difficult in the current financing environment for us to refinance our debt or obtain additional financing and we could lose our vessels and other assets securing our credit facilities if our lenders foreclose their liens, which would adversely affect our ability to conduct our business.

Moreover, in connection with any waivers of or amendments to our credit facilities that we may obtain, our lenders may impose additional operating and financial restrictions on us or modify the terms of our existing credit facilities. These restrictions may further restrict our ability to, among other things, pay dividends, make capital expenditures or incur additional indebtedness, including through the issuance of guarantees. In addition, our lenders may require the payment of additional fees, require prepayment of a portion of our indebtedness to them, accelerate the amortization schedule for our indebtedness and increase the interest rates they charge us on our outstanding indebtedness.

In addition, under the terms of our credit facilities, our payment of dividends or other payments to shareholders as well as our subsidiaries’ payment of dividends to us, is subject to no event of default.

Restrictive covenants in our credit facilities impose operating restrictions on us that limit our corporate activities, which could negatively affect our growth and cause our financial performance to suffer.

Our credit facilities contain covenants that impose operating restrictions on us. Such restrictions affect, and in many respects limit or prohibit, among other things, our ability to pay dividends, incur additional indebtedness, create liens, sell assets, or engage in mergers or acquisitions. These restrictions could limit our ability to plan for or react to market conditions or meet extraordinary capital needs or otherwise restrict corporate activities. These restrictions could adversely affect our ability to finance our future operations or capital needs or to engage in other business activities which will be in our interest.

Our ability to comply with covenants and restrictions contained in our credit facilities may be affected by events beyond our control, including prevailing economic, financial and industry conditions. If market or other economic conditions do not improve or worsen, we may fail to comply with these covenants. If we breach any of the restrictions, covenants or ratios in our credit facilities, our obligations may become immediately due and payable, and the lenders’ commitment, if any, to make further loans may terminate. A default under any of our credit facilities could also result in foreclosure on any of our vessels and other assets securing the related loans.

The occurrence of any of these events could have a material adverse effect on our business, results of operations, cash flows, financial condition and ability to pay dividends.

In addition, our discretion is limited because we may need to obtain the consent from our lenders in order to engage in certain corporate actions. Our lenders’ interests may be different from ours, and we may not be able to obtain our lenders’ consent when needed. This may prevent us from taking actions that are in our shareholders’ best interest.

An inability to obtain financing for our growth or to fund our future capital expenditures could negatively impact our results of operations and financial condition.

In order to fund future vessel acquisitions, expansion into new and existing markets and products, increased working capital levels or capital expenditures, we will be required to use cash from operations, incur borrowings or raise capital through the sale of debt or equity securities. Use of cash from operations for those purposes would reduce cash available for dividend distributions to you. Our ability to obtain additional bank financing or access the capital markets for any future offerings may be significantly limited by the volatility in the global financial markets and the adverse changes in the global credit markets that have occurred in recent years. The credit markets in the United States and elsewhere have experienced significant contraction, deleveraging and reduced liquidity. These adverse market conditions and other contingencies and uncertainties are beyond our control. Our ability to obtain additional bank financing will also depend on our financial condition, which may be adversely affected by prevailing economic conditions.

Our failure to obtain funds for such purposes could impact our results of operations and financial condition. The issuance of additional equity securities would dilute your interest in us and reduce dividends payable to you as a shareholder. Even if we are successful in obtaining additional bank financing, paying debt service would limit cash available for working capital and increasing our indebtedness could have a material adverse effect on our business, results of operations, cash flows and financial condition.

Business acquisition and co-operation opportunities may present increased risks and uncertainties, which if realized, could result in costs that outweigh the financial benefit of such opportunities.

As part of our growth strategy, we intend to explore acquisition and co-operation opportunities of marine fuel supply and complementary businesses. For example, in March 2011 we entered a strategic co-operation with Enacol, an energy-based company in Cape Verde and in April 2012, we entered into a strategic alliance with China Changjiang Bunker Sinopec Co. Ltd., or CCBC, a Chinese state-owned bunker supply company. In December 2013, we completed the acquisition of Hess Corporation’s U.S. East Coast bunkering business and agreed to acquire 28,567 metric tons of marine fuel and assume a storage contract with Vopak Terminal Los Angeles at an auction of O.W. Bunker’s assets, and assumed contracts for two bunkering tankers in the Gulf of Mexico that were previously under charter to O.W. Bunker. Most recently, we announced that we expect to launch physical supply operations in Germany in January 2015, and that we assumed contracts for two modern bunkering barges in Germany, that were also previously under charter to O.W. Bunker, together with approximately 20,000 cubic meters of onshore storage capacity. Business acquisitions and co-operation opportunities, such as these, could expose us to additional business and operating risks and uncertainties, including:

■	the ability to effectively integrate and manage acquired businesses or assets;

■	the ability to realize our investment in the acquired businesses or assets;

■	the diversion of management’s time and attention from other business concerns;

■	the risk of entering markets in which we may have no or limited direct prior experience;

■	the potential loss of key employees of the acquired businesses;

■	the risk that an acquisition could reduce our future earnings; and

■	exposure to unknown liabilities.

Our management may not properly evaluate the risks inherent in any particular transaction. The terms of our credit facilities may also restrict our ability to expand or contract our business. In the current economic and regulatory climate, it may be especially difficult to assess the risks involved in a particular transaction due to uncertainty in government responses to market volatility and the contracted credit markets.

In addition, future acquisitions could result in the incurrence of substantial additional indebtedness and other expenses. Future acquisitions may also result in potentially dilutive issuances of equity securities and may affect the market price of our common shares. Difficulties encountered with acquisitions may have a material adverse effect on our business, financial condition and results of operations.

Due to the lack of diversification in our lines of business, adverse developments in the marine fuel supply business would negatively impact our results of operations and financial condition.

We rely primarily on the revenues generated from our business of physical supply and marketing of refined marine fuel and lubricants to end customers. Due to the lack of diversification in our line of business, an adverse development in our marine fuel supply business would have a significant impact on our business, financial condition and results of operations.

Purchasing and operating secondhand vessels may expose us to increased operating risks because of the quality of those vessels and the lack of builders’ or sellers’ warranty protection.

Our fleet renewal and expansion strategy includes the acquisition of secondhand vessels as well as newbuildings. Unlike newbuildings, secondhand vessels typically do not carry warranties with respect to their condition. Our inspections of secondhand vessels would normally not provide us with as much knowledge of its condition as we would possess if the vessel had been built for us and operated by us throughout its life. Repairs and maintenance costs for secondhand vessels may be more substantial than for vessels we have operated since they were built. These costs could decrease our profits and reduce our liquidity.

The market value of our vessels may decrease, which could cause us to incur losses if we decide to sell them following a decline in their market values.

The fair market value of the vessels that we currently own or may acquire in the future may increase or decrease depending on a number of factors, including general economic and market conditions affecting the international marine fuel supply industry, including competition from other marine fuel supply companies, types, sizes and ages of our vessels, supply and demand for bunkering tankers, costs of newbuildings and governmental or other regulations. If we sell any vessel when vessel prices have fallen and before we have recorded an impairment adjustment to our financial statements, the sale may be at less than the vessel’s carrying amount on our financial statements, resulting in a loss. Such loss could adversely affect our financial condition, results of operations and our ability to pay dividends to our shareholders.

International authorities and flag states may delay implementation of the phase-out of single hull vessels, which may lessen the competitive advantage we hope to gain by acquiring double hull bunkering tankers.

Our strategy involves capitalizing on the phase-out of single hull bunkering tankers under environmental protection laws and regulations, including, but not limited to, those promulgated by the European Union, or the EU, and the International Maritime Organization, or the IMO, the United Nations agency for maritime safety and the prevention of pollution by ships. Both the EU and the IMO required a phase-out of all single hull vessels by 2010, subject to certain exemptions. Under the IMO regulations, a flag state may allow single hull vessels conforming to certain technical specifications to continue to operate until the earliest of 2015 or the 25th anniversary of the vessel’s delivery.

Our future success will depend, in part, on the timely and comprehensive implementation of the phase-out of single hull vessels. Any exemption or limitation in application of the environmental protection laws and regulations could limit our anticipated growth or other anticipated benefits because our strategy involves employing and acquiring secondhand double hull bunkering tankers.

If we are unable to comply with existing or modified environmental laws and regulations relating to our fuel storage facilities, we would be exposed to significant compliance costs and liabilities.

Our operations involving the transportation and storage of fuel are subject to stringent laws and regulations governing the discharge of materials into the environment, otherwise relating to protection of the environment, operational safety and related matters. Compliance with these laws and regulations increases our overall cost of business, including our capital costs to maintain and upgrade equipment and facilities, or claims for damages to property or persons resulting from our operations. Failure to comply with these laws and regulations may result in the assessment of administrative, civil, and criminal penalties, the imposition of investigatory and remedial liabilities, and the issuance of injunctions that may restrict or prohibit our operations or even claims of damages to property or persons resulting from our operations. The laws and regulations applicable to our operations are subject to change, and compliance with current and future laws and regulations may have a material effect on our results of operations or earnings. A discharge of hazardous materials into the environment could, to the extent such event is not insured, subject us to substantial expense, including both the cost to comply with applicable laws and regulations and liability to private parties for personal injury or property damage.

Most of our customers are not obligated to continue to contract our services and if some of our key customers reduce or terminate their purchases, our results of operations would decrease.

Generally, we have not derived a significant amount of revenue from written volume commitments from our key customers or any other understandings with our key customers that relate to future purchases. Purchases by our key customers could be reduced or terminated at any time. A substantial reduction or a termination of purchases by any of our key customers could decrease our results of operations.

We extend trade credit to most of our customers and our financial position and results of operations may diminish if we are unable to collect accounts receivable.

We extend trade credit to most of our customers. Our success in attracting business has been due, in part, to our willingness to extend trade credit on an unsecured basis to our customers. As of September 30, 2014, 119 of our customers had outstanding balances with us of at least $1.0 million under the lines of credit that we have extended to them. Our credit procedures and policies do not fully eliminate customer credit risk. The adverse changes in world credit markets over the last several years may cause these numbers to increase if our customers cannot borrow money and are illiquid. We may not be able to collect on the outstanding balances of our customers if any of our customers enter bankruptcy proceedings. For example, we currently have $7.4 million receivables outstanding from O.W. Bunker, which filed for bankruptcy protection in November 2014, and we cannot guarantee we will recover this outstanding balance.

Losses due to nonpayment by our customers, if significant, would diminish our financial position and results of operations.

We depend on a number of key suppliers, which makes us susceptible to supply shortages or price fluctuations that could diminish our operating results.

We currently purchase refined marine petroleum products from a number of key suppliers. If our relationship with any of our key suppliers terminates or if any of our key suppliers suffers a disruption in production, we may not be able to obtain a sufficient quantity of refined marine fuel and lubricants on acceptable terms and without interruption in our business. We may experience difficulties and delays in obtaining marine fuel from alternative sources of supply. Any interruption or delay in the supply of marine fuel, or the inability to obtain fuel from alternate sources at acceptable prices and within a reasonable amount of time, would impair our ability to meet scheduled deliveries to our customers and could cause customers to cancel orders, which would weaken our financial condition and reduce our results of operations.

The refined marine fuel that we purchase from our suppliers may fail to meet the contractual specifications that we have agreed to supply to our customers and, as a result, we could lose business from those customers and be subject to claims or other liabilities.

If the refined marine fuel that we purchase from our suppliers fails to meet the specifications we have contractually agreed to supply to our customers, we could be subject to claims or other liabilities. In addition, our relationship with our customers may be adversely affected or we could lose our customers. Our insurance policies that protect us against most of the risks involved in the conduct of our business may not be adequate and we may not have any recourse against our suppliers for marine fuel that fails to meet agreed specifications. The loss of customers and increased liabilities would reduce our earnings and could have a material adverse effect on our business, weaken our financial condition and reduce our results of operations.

If Aegean Oil or other third-party physical suppliers fail to provide services to us and our customers as agreed, we would be subject to customer claims which could negatively affect our business and results of operations.

We have contracted with Aegean Oil to provide various services to our customers in Greece, including fueling of vessels in port and at sea. Aegean Oil is a related company owned and controlled by members of the family of Mr. Dimitris Melissanidis, our founder and Head of Corporate Development. Mr. Melissanidis may also be deemed a control person of Aegean Oil and other affiliated entities for U.S. securities law purposes, but Mr. Melissanidis disclaims such control. In connection with our limited marine fuel trading activities, from time to time, we contract with other third-party physical suppliers to deliver marine fuel to our customers in markets where we do not have service centers. The failure of Aegean Oil or any other third-party physical supplier to perform these services in accordance with the terms we have agreed with them and our customers could affect our relationships with our customers and subject us to claims and other liabilities which could harm our business or negatively affect our financial results. If Aegean Oil or any of the other third-party physical suppliers fails to perform its obligations to us, you will not have any recourse directly against Aegean Oil or the other third-party physical suppliers.

Agreements between us, Aegean Oil and other affiliated entities may be more favorable or less favorable than agreements that we could obtain from unaffiliated third-parties.

The marine fuel service supply agreement and other agreements we have with Aegean Oil, our largest supplier of marine petroleum products, as well as other agreements we have with affiliated entities have been made in the context of an affiliated relationship. Aegean Oil and other affiliated entities are owned and controlled by members of Mr. Melissanidis’ family. Mr. Melissanidis has also been involved historically with our related companies and had a leadership role with respect to the promotion of their products and services. The negotiation of the marine fuel service supply agreement and our other contractual arrangements may have resulted in prices and other terms that are more favorable or less favorable to us than terms we might have obtained in arm’s-length negotiations with unaffiliated third-parties for similar services because at the time of the negotiations, we were majority-owned by Leveret International Inc., or Leveret, a company controlled by Mr. Melissanidis. Moreover, Aegean Oil and other affiliated entities remain our related companies, and we remain subject to similar risks in future business dealings with these parties.

We are vulnerable to price fluctuations of marine fuel, which may result in the reduced value of our inventory and cause us to suffer financial loss.

Due to the nature of our business, we may increase the volume of our marine fuel inventories. Depending upon the price and price movement of refined marine fuel, our marine fuel inventories may subject us to a risk of financial loss.

Furthermore, marine fuel prices have been volatile in the recent past and may continue to be volatile in the future due to factors outside of our control. These factors include, among others, global economic conditions, changes in global crude oil prices, expected and actual supply and demand for marine fuel, political conditions, laws and regulations related to environmental matters (including those mandating or incentivizing alternative energy sources or otherwise addressing global climate change), changes in pricing or production controls by the Organization of the Petroleum Exporting Countries (OPEC), technological advances affecting energy consumption and supply, energy conservation efforts, price and availability of alternative energy sources, and the weather.

Although we conservatively manage risks related to such fluctuations, we have no control over the changing market value of our inventory, and pricing terms with our suppliers and customers and hedges by way of oil futures or other instruments, that we have entered, or will enter into, may not adequately protect us in the event of a substantial downward movement in the price of marine fuel.

Our business and our customers’ businesses are vulnerable to currency exchange fluctuations, which could negatively affect our results of operations and cash flows and reduce our profitability.

Generally, in all of our service centers, we invoice our customers for the sale and delivery of marine petroleum products in U.S. dollars. Many of our customers are foreign customers and may be required to obtain U.S. dollars to pay for our products and services. A rapid depreciation or devaluation in a currency affecting our customers could have an adverse effect on our customers’ operations and their ability to convert local currency to U.S. dollars to make required payments to us. This would in turn result in credit losses for us, which would reduce our results of operations and cash flows.

Fraudulent behavior by our employees and/or third parties could have a material adverse effect on our business, financial condition and results of operations, including as a result of criminal, civil and employment sanctions as well as negative publicity.

Our operations are subject to various anti-bribery laws, including the UK Bribery Act and the U.S. Foreign Corrupt Practices Act. Our employees and/or third parties acting as agents for us could engage in fraudulent behavior against us on their own or others’ initiative, making them act against our interests. Such actions could include, entering into agreements with our competitors limiting free competition, document fraud, port bribes, fraudulent commission agreements, facilitation payments and bribes to get access to exclusive business. Whether intentional or not, such actions could potentially put us at risk for both legal liabilities and reputational harm.

The instability of the Euro or the inability of countries to refinance their debts could have a material adverse effect on our revenue, profitability and financial position.

As a result of the credit crisis in Europe, in particular in Greece, Italy, Ireland, Portugal and Spain, the European Commission created the European Financial Stability Facility, or the EFSF, and the European Financial Stability Mechanism, or the EFSM, to provide funding to Eurozone countries in financial difficulties that seek such support. In March 2011, the European Council agreed on the need for Eurozone countries to establish a permanent stability mechanism, the European Stability Mechanism, or the ESM, which will be activated by mutual agreement, to assume the role of the EFSF and the EFSM in providing external financial assistance to Eurozone countries after June 2013. Concerns persist regarding the debt burden of certain Eurozone countries and their ability to meet future financial obligations and the overall stability of the euro. An extended period of adverse development in the outlook for European countries could reduce the overall demand for oil and gas and for our services. These potential developments, or market perceptions concerning these and related issues, could affect our financial position, results of operations and cash flow.

We may be unable to attract and retain key personnel, which could interrupt our business and limit our growth.

Our success depends to a significant degree upon the abilities and efforts of our management team and our ability to hire and retain key members of our management team. The loss of any of these individuals, or our inability to attract and retain qualified personnel could adversely affect our business prospects and financial condition. Difficulty in hiring and retaining key personnel could negatively impact our results of operations and financial condition. We do not intend to maintain “key man” life insurance on any of our officers or our board members, including Mr. Peter C. Georgiopoulos, the Chairman of our board of directors, and Mr. Dimitris Melissanidis, our founder and Head of Corporate Development. We believe that Mr. Georgiopoulos is an important member of our board of directors and Mr. Melissanidis is an important member of our management team and that the loss of the services or involvement in our business on the part of either or both of them would have a material adverse effect on our Company. We have entered into employment agreements with Mr. Melissanidis, Mr. E. Nikolas Tavlarios, our President and Mr. Spyros Gianniotis, our Chief Financial Officer.

Allegations concerning our founder and largest shareholder, Dimitris Melissanidis, could generate negative publicity for us, harm our reputation and adversely affect our business and our stock price.

Our founder and largest shareholder and currently our Head of Corporate Development, Dimitris Melissanidis, has played a key role in the development and success of our business. Mr. Melissanidis is a prominent figure in Greece and has been the subject of a variety of proceedings and allegations, some of which we have described in previous filings with the SEC. Any future proceedings or allegations against Mr. Melissanidis could result in additional negative press speculation as well as adverse perceptions of him or us among the public, our industry or in the capital markets, any of which could have a material adverse effect on our business. Our company is not a party to any of the proceedings referred to above.

As we expand our fleet, we may not be able to recruit suitable employees and crew for our tankers, which may limit our growth and cause our financial performance to suffer.

As we expand our fleet, we will need to recruit suitable crew, shoreside, administrative and management personnel. We may not be able to continue to hire suitable employees as we expand our fleet of tankers. If we are unable to recruit suitable employees and crews, we may not be able to provide our services to customers, our growth may be limited and our financial performance may suffer.

A portion of our employees are covered by national collective bargaining agreements, which set minimum standards for employment, and any industrial action or other labor unrest could disrupt our business.

A portion of our employees from Greece and from the Philippines are covered by national collective bargaining agreements, which set minimum standards for employment. Industrial action or other labor unrest could disrupt our business. If not resolved in a timely and cost-effective manner, such industrial action or other labor unrest could prevent or hinder our operations from being carried out normally and could disrupt our business and reduce our results of operations and cash flows.

We are a holding company, and we depend primarily on the ability of our operating subsidiaries to distribute funds to us in order to satisfy our financial and other obligations and to make dividend payments

We are a holding company, and we have no significant assets other than the equity interests in our subsidiaries. As a result, our ability to satisfy our financial and other obligations and to pay dividends depends primarily on the performance of our operating subsidiaries and their ability to distribute funds to us. If we are unable to obtain funds from our operating subsidiaries, we will not be able to pay dividends unless we obtain funds from other sources. We may not be able to obtain the necessary funds from other sources on terms acceptable to us.

We may not achieve sufficient earnings to pay dividends to our shareholders

We currently intend to pay regular cash dividends on a quarterly basis. We will make such dividend payments to our shareholders only if our board of directors, acting in its sole discretion, determines that payments of dividends would be in our best interest and in compliance with relevant legal and contractual requirements. The principal business factors that our board of directors expects to consider when determining the timing and amount of dividend payments will be our earnings, financial condition and cash requirements at the time.

If we become subject to tax in the jurisdictions in which we operate, our net income and cash flow would decrease.

Our business is affected by taxes imposed on the purchase and sale of refined marine petroleum products in various jurisdictions in which we operate from time to time. These taxes include income, sales, excise, goods and services taxes, value-added taxes and other taxes. We currently do not pay a significant amount of tax, including withholding taxes, in any jurisdiction in which we operate. As a result of changes in our operations, tax laws or the application by tax authorities of these laws or our failure to comply with tax laws, we may become liable for an increased amount of tax in any jurisdiction. An increased liability for taxes would decrease our net income and cash flow.

Our insurance policies may not be adequate to cover our losses and because we obtain some of our insurance policies through protection and indemnity associations, we may be subject to calls in amounts based not only on our own claim records, but also the claim records of other members of the protection and indemnity associations, which could expose us to additional expenses.

We carry insurance policies to protect us against most of the accident-related risks involved in the conduct of our business, including marine hull and machinery insurance, protection and indemnity insurance, which includes pollution risks, crew insurance, and war risk insurance. We may not be adequately insured to cover losses from our operational risks. Additionally, our insurers may refuse to pay particular claims and our insurance policies may be voidable by the insurers if we take, or fail to take, certain action, such as failing to maintain certification of our vessels with applicable maritime regulatory organizations. Any significant uninsured or under-insured loss or liability could have a material adverse effect on our business, results of operations, cash flows and financial condition. In addition, we may not be able to obtain adequate insurance coverage at reasonable rates in the future during adverse insurance market conditions.

We may also be subject to calls or premiums in amounts based not only on our claim records but also the claim records of other members of the protection and indemnity associations through which we receive insurance coverage for tort liability, including pollution-related liability. Our payment of these calls could result in significant expense to us, which could have a material adverse effect on our results of operations, cash flows and financial condition. Moreover, the protection and indemnity associations and other insurance providers reserve the right to make changes in insurance coverage with little or no advance notice.

Maritime claimants could arrest our vessels, which could disrupt our cash flow.

Crew members, suppliers of goods and services to a vessel and other parties may be entitled to a maritime lien against that vessel for unsatisfied debts, claims or damages. In many jurisdictions, a maritime lien holder may enforce its lien by arresting a vessel through foreclosure proceedings. The arrest or attachment of one or more of our vessels could interrupt our cash flows and require us to pay a significant amount of money to have the arrest lifted. In addition, in some jurisdictions under the “sister ship” theory of liability, a claimant may arrest both the vessel that is subject to the claimant’s maritime lien and any “associated” vessel, which is any vessel owned or controlled by the same owner. Claimants could try to assert “sister ship” liability against one vessel in our fleet for claims relating to another vessel in our fleet.

Terrorist attacks, piracy, and international hostilities have previously affected the shipping industry, and any future attacks could negatively impact our results of operations and financial condition.

We conduct our marine fuel supply operations worldwide, and our business, results of operations, cash flows and financial condition could suffer by changing economic, political and government conditions in the countries and regions where our vessels are employed or registered. Moreover, we operate in a sector of the economy that is likely to be adversely impacted by the effects of political instability, terrorist or other attacks, war, piracy, or international hostilities, and any restrictive governmental actions that may result in response to such activity.

In particular, in recent years, acts of piracy on ocean-going vessels have increased in frequency, which could adversely affect our business. Such acts of piracy have historically affected ocean-going vessels trading in regions of the world such as the South China Sea and in the Gulf of Aden off the coast of Somalia. On July 16, 2011, the Aegean Star, one of our oil products tankers, was attacked and captured by pirates approximately 12.5 miles off the coast of Benin for a period of approximately two days. We may not be adequately insured to cover losses from these incidents, which could have a material adverse effect on us. In addition, detention hijacking, involving the hostile detention of a vessel, as a result of an act of piracy against our vessels, or an increase in cost, or unavailability of insurance for our vessels, could have a material adverse impact on our business, financial condition, and results of operations.

Our principal shareholders own a significant portion of our outstanding common shares, which may limit your ability to influence our actions, and may not act in the best interests of our other shareholders.

Our principal shareholders, Mr. Melissanidis, our Head of Corporate Development, and Mr. Georgiopoulos, the Chairman of our board of directors, currently own approximately 22.3% and 10.8% of our outstanding shares of common stock, respectively. Accordingly, Messrs. Melissanidis and Georgiopoulos have the power to exert considerable influence over our actions, including the election of our directors, the adoption or amendment of provisions in our amended and restated articles of incorporation and bylaws and approval of possible mergers, amalgamations, control transactions and other significant corporate transactions. This concentration of ownership may have the effect of delaying, deferring or preventing a change in control, merger, consolidation, takeover or other business combination. This concentration of ownership could also discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which could in turn have an adverse effect on the market price of our shares. So long as Messrs. Melissanidis and Georgiopoulos continue to own a significant amount of our equity, even though such amount represents less than 50% of our voting power, they will continue to be able to exercise considerable influence over our decisions. In addition, Mr. Melissanidis and members of Mr. Melissanidis’ family hold significant interest in our related companies and the interests of Mr. Melissanidis may not coincide with the interests of other holders of our notes and common shares. Messrs. Melissanidis and Georgiopoulos may not necessarily act in accordance with the best interests of other shareholders. To the extent that conflicts of interests may arise, Messrs. Melissanidis and Georgiopoulos may vote in a manner adverse to us or to you or other holders of our securities.

In addition, we have entered into an employment agreement with Mr. Melissanidis. The employment agreement restricts Mr. Melissanidis’ ability to compete with us during the term of the employment agreement and 12 months following its termination. If we are unable to enforce such restrictions on Mr. Melissanidis against competing with us, any direct or indirect competition from Mr. Melissanidis could be particularly damaging to us.

Some of our directors are affiliated with other companies, which could result in conflicts of interest that may not be resolved in our favor.

Some of our directors also serve as directors of other public companies and are employees or have investments in companies in industries related to ours. In particular, Mr. Georgiopoulos, the Chairman of our board of directors, is Chairman of the board of directors of General Maritime Corporation, or General Maritime, and Genco Shipping & Trading Limited. Also, Mr. John Tavlarios, who serves as our director, is also a director of General Maritime. Mr. Tavlarios is also an executive officer of General Maritime. As such, General Maritime may be deemed one of our affiliates for United States securities laws purposes. To the extent that the other entities with which our directors may be affiliated compete with us for business opportunities, prospects or financial resources, or participate in ventures in which we may participate, our directors may face actual or apparent conflicts of interest in connection with decisions that could have different implications for us and the other companies. These decisions may relate to corporate opportunities, corporate strategies, potential acquisitions of businesses, intercompany agreements, competition, the issuance or disposition of securities, the election of new or additional directors and other matters. Such potential conflicts may delay or limit the opportunities available to us, and it is possible that conflicts may be resolved in a manner adverse to us.

Our status as a foreign private issuer exempts us from certain of the corporate governance standards of the NYSE, limiting the protections afforded to investors.

We are a “foreign private issuer” within the meaning of the NYSE corporate governance standards. Under the NYSE rules, a foreign private issuer may elect to comply with the practice of its home country and not to comply with certain NYSE corporate governance requirements, including the requirements that:

■	a majority of the board of directors be independent directors;

■	both a nominating and corporate governance and a compensation committee be established and composed entirely of independent directors and each committee has a written charter addressing its purpose and responsibilities;

■	an annual performance evaluation of the nominating and corporate governance and compensation committees be undertaken;

■	non-management directors meet in regular executive sessions without members of management in attendance;

■	a company has corporate governance guidelines or a code of ethics; and

■	an audit committee consists of a minimum of three independent directors.

We voluntarily comply with most of the NYSE rules. However, investors will not have the same protections afforded to shareholders of companies that are subject to all NYSE corporate governance requirements.

Because the Public Company Accounting Oversight Board is not currently permitted to inspect our independent accounting firm, you may not benefit from such inspections.

Auditors of U.S. public companies are required by law to undergo periodic Public Company Accounting Oversight Board, or PCAOB, inspections that assess their compliance with U.S. law and professional standards in connection with performance of audits of financial statements filed with the SEC. Certain European Union countries, including Greece, do not currently permit the PCAOB to conduct inspections of accounting firms established and operating in such European Union countries, even if they are part of major international firms. The PCAOB conducted inspections in Greece in 2008 and evaluated our auditor’s performance of audits of SEC registrants and our auditor’s quality controls. Currently, however, the PCAOB is unable to conduct inspections in Greece until a cooperation agreement between the PCAOB and the Greek Accounting & Auditing Standards Oversight Board is reached. Accordingly, unlike for most U.S. public companies, should the PCAOB again wish to conduct an inspection, it is currently prevented from evaluating our auditor’s performance of audits and its quality control procedures, and, unlike shareholders of most U.S. public companies, our shareholders would be deprived of the possible benefits of such inspections.

We are incorporated in the Marshall Islands, which does not have a well-developed body of corporate case law and shareholders may have difficulty protecting their interests.

Our corporate affairs are governed by our amended and restated articles of incorporation and bylaws and by the BCA. The provisions of the BCA resemble provisions of the corporation laws of a number of states in the United States. However, there have been few judicial cases in the Marshall Islands interpreting the BCA. The rights and fiduciary responsibilities of directors under the law of the Republic of the Marshall Islands are not as clearly established as the rights and fiduciary responsibilities of directors under statutes or judicial precedent in the United States. The rights of shareholders of companies incorporated in the Marshall Islands may differ from the rights of shareholders of companies incorporated in the United States. The BCA provides that it is to be interpreted according to the laws of the State of Delaware and other states with substantially similar legislative provisions. However, there have been few, if any, court cases interpreting the BCA in the Marshall Islands and Marshall Islands courts may not reach the same conclusions as United States courts. Thus, you may have more difficulty protecting your interests in the face of actions by the management, directors or controlling shareholders than would shareholders of a corporation incorporated in a United States jurisdiction which has developed a relatively more substantial body of case law.

We may be subject to litigation, arbitration and other proceedings that could have an adverse effect on our business.

We may be, from time to time, involved in various litigation matters arising in the ordinary course of business, or otherwise. These matters may include, among other things, contract disputes, personal injury claims, environmental matters, governmental claims for taxes or duties, securities, or maritime matters. The potential costs to resolve any claim or other litigation matter, or a combination of these, may have a material adverse effect on us because of potential negative outcomes, the costs associated with asserting our claims or defending such lawsuits, and the diversion of management’s attention to these matters.

Risk Factors Relating to our Industry

Adverse economic conditions in the shipping industry may reduce the demand for our products and services and negatively affect our results of operations and financial condition.

Our business is focused on the physical supply and marketing of refined marine fuel and marine lubricants to the shipping industry. The shipping industry has been materially adversely affected by current economic conditions which may have an adverse effect on our customers, which may reduce the demand for our products and services and negatively affect our results of operations and financial condition.

In addition, any political instability, terrorist activity, piracy activity or military action that disrupts shipping operations will adversely affect our customers. Any adverse conditions in the shipping industry may reduce the demand for our products and services and negatively affect our results of operations and financial condition.

Material disruptions in the availability or supply of oil may reduce the supply of our products and have a material impact on our operating results, revenues and costs.

The success of our business depends on our ability to purchase, sell and deliver marine petroleum products to our customers. Material disruptions in the availability or supply of oil may have an adverse effect on our suppliers. In addition, any political instability, natural disasters, terrorist activity, piracy, military action or other similar conditions may disrupt the availability or supply of oil and consequently decrease the supply of refined marine fuel. Decreased availability or supply of marine fuel may reduce out operating results, revenues and results of operations.

Changes in the market price of petroleum may increase our credit losses, reduce our liquidity and decrease our profitability.

Unanticipated changes in the price of oil and gas may negatively affect our business. A rapid decline in fuel prices could decrease our profitability because if we were to purchase inventory when fuel prices are high without having a corresponding sales contract in place, we may not be able to resell it at a profit. Conversely, increases in fuel prices can adversely affect our customers’ businesses, and consequently increase our credit losses. Increases in fuel prices could also affect the credit limits extended to us by our suppliers and our working capital requirements, potentially affecting our liquidity and profitability. In addition, increases in oil prices will make it more difficult for our customers to operate and could reduce demand for our services.

In the highly competitive marine fuel supply industry, we may not be able to successfully compete for customers with new entrants or established companies with greater resources, which would negatively affect our financial condition and our ability to expand our business.

We are subject to aggressive competition in all aspects of our business. Our competitors are numerous, ranging from large multinational corporations, which have significantly greater capital resources than us, to relatively small and specialized firms. In addition to competing with fuel resellers, such as World Fuel Services Corporation and Chemoil Corporation, we also compete with the major oil producers, such as BP Marine, Shell, Marine Products and ExxonMobil, that market fuel directly to large commercial shipping companies. We also compete with physical suppliers of marine fuel products, such as CESPA (Gibraltar) Ltd. and Fujairah National Bunkering Co. LLC, for business from traders and brokers, as well as end customers. We may not be able to successfully compete for customers because of increased competition from the major oil producers, or our suppliers who may choose to market directly to large as well as smaller shipping companies, or to provide less advantageous price and credit terms to us. Also, due in part to the highly fragmented market, competitors with greater resources could enter the marine fuel supply industry and operate larger fleets of bunkering tankers through consolidations or acquisitions and may be able to offer better terms than we are able to offer to our customers.

Our operations are subject to extensive environmental laws and regulations, the violation of which could result in liabilities, fines or penalties and changes of which may require increased capital expenditures and other costs necessary to operate and maintain our vessels.

We are subject to various environmental laws and regulations dealing with the handling of fuel and fuel products. We currently store fuel inventories on our bunkering tankers and storage facilities and we may, in the future, maintain fuel inventories at several other locations in fixed or floating storage facilities. Our operations involve the risks of fuel spillage or seepage, environmental damage, and hazardous waste disposal, among other things. If we are involved in a spill or other accident involving hazardous substances, if there are releases of fuel and fuel products we own, or if we are found to be in violation of environmental laws or regulations, we could be subject to liabilities that could have a materially adverse effect on our business and operating results. We are also subject to possible claims by customers, employees and others who may be injured by a fuel spill, exposure to fuel, or other accidents. If we should fail to comply with applicable environmental regulations, we could be subject to substantial fines or penalties and to civil or criminal liability.

In particular, our operations are subject to numerous laws and regulations in the form of international conventions, national, state and local laws and national and international regulations in force in the jurisdictions in which our vessels operate or are registered, which can significantly affect the ownership and operation of our vessels. These regulations include, but are not limited to, European Union regulations, the UK’s Environmental Protection Act 1990, or EPA, the UK’s Water Resources Act 1991, as amended, or WRA, the Pollution Prevention and Control (England and Wales) Regulations 2010, or the Regulations, and regulations of the International Maritime Organization, or the IMO, including the International Convention for the Prevention of Pollution from Ships of 1975, the International Convention for the Prevention of Marine Pollution of 1973, the IMO International Convention for the Safety of Life at Sea of 1974 and the International Convention on Load Lines of 1966. To the extent our tankers operate in U.S. waters, however infrequent, we face the risk of liability under the U.S. Oil Pollution Act of 1990, or the OPA, the U.S. Comprehensive Environmental Response, Compensation and Liability Act of 1980, or CERCLA, the U.S. Clean Air Act, the U.S. Clean Water Act, and the U.S. Maritime Transportation Security Act of 2002. We refer you to the discussion in the section entitled “Business—Environmental and Other Regulations” for a description of environmental laws and regulations that affect our business.

A failure to comply with applicable laws and regulations may result in administrative and civil penalties, criminal sanctions or the suspension or termination of our operations. Some environmental laws often impose strict liability for remediation of spills and releases of oil and hazardous substances, which could subject us to liability without regard to whether we were negligent or at fault. An oil spill could result in significant liability, including fines, penalties, criminal liability and remediation costs for natural resource damages as well as third-party damages. We are required to satisfy insurance and financial responsibility requirements for potential oil (including marine fuel) spills and other pollution incidents. Our insurance policies covering certain environmental risks may not be sufficient to cover all such risks and any claim may have a material adverse effect on our business, results of operations, cash flows and financial condition.

Compliance with applicable laws, regulations and standards, may require us to make additional capital expenditures for the installation of costly equipment or operational changes and may affect the resale value or useful lives of our vessels. In order to satisfy these requirements, we may, from time to time, be required to take our vessels out of service for extended periods of time, with corresponding losses of revenues. We may also incur additional costs in order to comply with other existing and future regulatory obligations, including costs relating to air emissions, maintenance and inspection, development and implementation of emergency procedures and insurance coverage or other financial assurance of our ability to address pollution incidents. These costs could reduce our results of operations and cash flows and weaken our financial condition. Also, in the future, market conditions may not justify these expenditures or enable us to operate some or all of our vessels profitably during the remainder of their economic lives.

Our operations have inherent risks that could negatively impact our results of operations and financial condition.

Operating bunkering vessels and marine fuel storage facilities involves inherent risks that could negatively impact our results of operations and financial condition. Our vessels and fuel oils that they carry are at risk of being damaged or lost because of events such as marine disasters, bad weather, mechanical failures, human error, war, terrorism, piracy and other circumstances or events. All of these hazards can result in death or injury to persons, loss of revenues or property, environmental damage, higher insurance rates, damage to our customer relationships, delays or rerouting. Although we maintain insurance to mitigate these costs, there can be no assurance that our insurance would be sufficient to cover the liabilities we may incur as a result of the occurrence of one or more of these events.

If our vessels suffer damage, they may need to be repaired. The costs of vessel repairs are unpredictable and can be substantial. We may have to pay repair costs that our insurance policies do not cover. The loss of earnings while these vessels are being repaired, as well as the actual cost of these repairs, would decrease our results of operations. If one of our vessels were involved in an accident with the potential risk of environmental contamination, the resulting media coverage could have a material adverse effect on our business, our results of operations and cash flows and weaken our financial condition.

Risk Factors Relating to the Offering

We expect that the trading price of the notes will be significantly affected by the market price of our common stock, the general level of interest rates, and our credit quality, each of which may be volatile.

The market price of our common stock, as well as the general level of interest rates and our credit quality, will likely significantly affect the trading price of the notes. Each may be volatile and could fluctuate in a way that adversely affects the trading price of the notes and our stock.

We cannot predict whether the market price of our common stock will rise or fall. The market price of our common stock will be influenced by a number of factors, including general market conditions, variations in our operating results, earnings per share, cash flows, deferred revenue, other financial and non-financial metrics and other factors described in greater detail elsewhere in this section, many of which are beyond our control.

The market price of our common stock also could be affected by possible sales of common stock by investors who view the notes as an attractive means of equity participation in us and by hedging or arbitrage activity involving our common stock that we expect to develop as a result of the issuance of the notes. The hedging or arbitrage activity could, in turn, affect the trading prices of the notes.

We also cannot predict whether interest rates will rise or fall. During the term of the notes, interest rates will be influenced by a number of factors, most of which are beyond our control. However, if interest rates increase, the premium associated with the convertibility of the notes will increase, but the trading price of the notes will decrease, and if interest rates decrease, the premium associated with the convertibility of the notes will decrease, but the trading price of the notes will increase.

In addition, our credit quality may vary substantially during the term of the notes and will be influenced by a number of factors, including variations in our cash flows, our ability to comply with the covenants in our credit facilities and obtain waivers for any breaches and the amount of indebtedness we have outstanding. Any decrease in our credit quality is likely to negatively impact the trading price of the notes.

Although they are titled senior notes, the notes will be structurally subordinated to all of the obligations of our subsidiaries, including trade payables, which may limit our ability to satisfy our obligations under the notes. In addition, the notes will be effectively subordinated to any secured indebtedness that we may incur to the extent of the value of the collateral securing such secured indebtedness.

The notes are our obligations exclusively and are not guaranteed by any of our operating subsidiaries. As of the date of this prospectus supplement, our subsidiaries held substantially all of our consolidated assets and generated substantially all of our consolidated net income. Accordingly, our ability to service our debt, including the notes, depends on the results of operations of our subsidiaries and upon the ability of such subsidiaries to provide us with cash, whether in the form of dividends, loans or otherwise, to pay amounts due on our obligations, including the notes. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to make payments on the notes or to make any funds available for that purpose. In addition, dividends, loans or other distributions to us from certain subsidiaries are subject to contractual restrictions, including under some of the documents governing such subsidiaries’ current credit facilities.

Moreover, our right to receive assets from any of our subsidiaries upon its liquidation or reorganization, and the right of holders of the notes to participate in those assets, will be structurally subordinated to any and all debt and other obligations that our subsidiaries may incur (including trade payables). In the event of a bankruptcy, liquidation, dissolution or reorganization, or of a similar proceeding with respect to any of our subsidiaries, we, as a common equity owner of such subsidiary, and, therefore, the holders of the notes, will rank behind such subsidiary’s creditors, including such subsidiary’s trade creditors. Even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinated to any security interest in the assets of that subsidiary and any indebtedness of that subsidiary senior to that held by us. As of September 30, 2014, our subsidiaries had outstanding approximately $1,058 million indebtedness and other liabilities of a type required to be reflected on a balance sheet in accordance with U.S. generally accepted accounting principles (including trade payables and excluding obligations to related companies), all of which is structurally senior to the notes.

In addition, the notes will not be secured by any of our assets and will be effectively subordinated to any secured indebtedness that we may incur to the extent of the value of the collateral securing such indebtedness. As of September 30, 2014, our subsidiaries had approximately $1,058 million of secured indebtedness outstanding. However, the indenture does not prohibit us from incurring secured indebtedness or from pledging any of our assets as collateral for any of our other existing indebtedness. In such a case, we will not be able to use those assets to make payments under the notes until we have paid the holders of the secured debt in full. As a result, in the event of our bankruptcy, liquidation, dissolution or reorganization, or of a similar proceeding, any assets that we pledge as collateral for any of our other obligations will not be available to pay our obligations under the notes until we have paid our other obligations in full.

Servicing our debt requires a significant amount of cash, and we may not have sufficient cash flow from our business to pay our substantial debt.

Our ability to make scheduled payments of the principal of, to pay interest on or to refinance our indebtedness, including the notes, depends on our future performance, which is subject to economic, financial, competitive and other factors beyond our control. Our business may not continue to generate cash flow from operations in the future sufficient to service our debt because of factors beyond our control. If we are unable to generate such cash flow, we may be required to adopt one or more alternatives, such as selling assets, restructuring debt or obtaining additional equity capital on terms that may be onerous or highly dilutive. Our subsidiaries may also be restricted by the terms of their credit facilities from distributing the necessary cash to us to pay our debt. Our ability to refinance our indebtedness will depend on the capital markets and our financial condition at such time. We may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on our debt obligations.

Despite our current consolidated debt levels, we may still incur substantially more debt or take other actions which would intensify the risks discussed above.

Despite our current consolidated debt levels, we may be able to incur substantial additional debt in the future, including secured debt. We will not be restricted under the terms of the indenture governing the notes from incurring additional debt, securing existing or future debt, recapitalizing our debt or taking a number of other actions that are not limited by the terms of the indenture governing the notes but that could diminish our ability to make payments on the notes.

The notes and the indenture that will govern the notes will contain limited protections against certain types of important corporate events, and may not protect your investment upon the occurrence of such corporate events or other corporate events.

The indenture for the notes does not, and will not:

■	require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flows or liquidity;

■	protect holders of the notes in the event that we experience significant adverse changes in our financial condition or results of operations;

■	limit our ability to pledge assets to secure our existing or future debt;

■	limit our ability to incur indebtedness that is equal in right of payment to the notes;

■	limit our ability to incur indebtedness with a maturity date earlier than the maturity date of the notes;

■	restrict the ability of our subsidiaries to issue securities or incur liability that would be structurally senior to our indebtedness;

■	restrict our ability to purchase or prepay our securities; or

■	restrict our ability to make investments or to purchase or pay dividends or make other payments in respect of our common stock or other securities ranking junior to the notes.

In addition, the indenture contains no covenants or other provisions to afford protection to holders of the notes in the event of a fundamental change involving us except to the extent described under “Description of Notes—Fundamental Change Permits Holders to Require Us to Repurchase Notes,” “Description of Notes—Conversion Rights—Adjustment to Shares Delivered upon Conversion upon a Make-Whole Fundamental Change” and “Description of Notes—Consolidation, Merger and Sale of Assets.” Consequently, your rights under the notes may be substantially and adversely affected upon any fundamental change or if we or our subsidiaries take certain actions that could either increase the probability that we default on the notes or reduce the recovery that you are likely to receive upon any such default.

Recent and future regulatory actions and other events may adversely affect the trading price and liquidity of the notes.

We expect that many investors in, and potential purchasers of, the notes will employ, or seek to employ, a convertible arbitrage strategy with respect to the notes. Investors would typically implement such a strategy by selling short the common stock underlying the notes and dynamically adjusting their short position while continuing to hold the notes. Investors may also implement this type of strategy by entering into swaps on our common stock in lieu of or in addition to short selling the common stock.

The SEC and other regulatory and self-regulatory authorities have implemented various rules and taken certain actions, and may in the future adopt additional rules and take other actions, that may impact those engaging in short selling activity involving equity securities (including our common stock). These rules and actions include Rule 201 of SEC Regulation SHO, the adoption by the Financial Industry Regulatory Authority, Inc. and the national securities exchanges of a “Limit Up-Limit Down” program, the imposition of market-wide circuit breakers that halt trading of securities for certain periods following specific market declines, and the implementation of certain regulatory reforms required by the Dodd-Frank Act. Any governmental or regulatory action that restricts the ability of investors in, or potential purchasers of, the notes to effect short sales of our common stock or enter into swaps on our common stock could adversely affect the trading price and the liquidity of the notes.

In addition, if investors and potential purchasers seeking to employ a convertible arbitrage strategy are unable to borrow or enter into swaps on our common stock, in each case on commercially reasonable terms, the trading price and liquidity of the notes may be adversely affected.

Future sales of our common stock in the public market could lower the market price for our common stock and adversely impact the trading price of the notes.

In the future, we may sell additional shares of our common stock to raise capital. In addition, a substantial number of shares of our common stock are reserved for issuance and upon the conversion of the notes. We cannot predict the size of future issuances or the effect, if any, that they may have on the market price for our common stock. The issuance and sale of substantial amounts of common stock, or the perception that such issuances and sales may occur, could adversely affect the trading price of the notes and the market price of our common stock and impair our ability to raise capital through the sale of additional equity securities.

In addition, the existence of the notes also may encourage short selling by market participants because the conversion of the notes could depress our common stock price. The price of our common stock could be affected by possible sales of our common stock by investors who view the notes as a more attractive means of equity participation in us or as a means to engage in hedging or arbitrage trading activity, which we expect to occur involving our common stock. This hedging or arbitrage could, in turn, affect the market price of the notes.

We may not have the ability to raise the funds necessary to pay interest on the notes, to repurchase the notes upon a fundamental change or to settle conversions of the notes in cash. We may also be restricted from satisfying our obligations upon the occurrence of a fundamental change.

The notes bear interest semi-annually at a rate of 4.00% per year. In addition, in certain circumstances, we are obligated to pay additional interest or special interest on the notes. If a fundamental change occurs, holders of the notes may require us to repurchase all or a portion of their notes in cash. The terms of our credit facilities may also restrict our ability to repurchase all or a portion of the notes upon a fundamental change in certain circumstances. The occurrence of certain events that constitute a fundamental change also constitute an event of default under some of our credit agreements. Currently, our new $1 billion Secured Multicurrency Revolving Credit Facility does not allow us to redeem the notes at our option prior to the later of the maturity of the Tranche A Facility (one year tenor) and the maturity of the Tranche B Facility (two year tenor). Furthermore, upon conversion of any notes, unless we elect (or are required) to deliver solely shares of our common stock to settle the conversion (excluding cash in lieu of delivering fractional shares of our common stock), we must make cash payments in respect of the notes. Any of the cash payments described above could be significant, and we may not have enough available cash or be able to obtain financing so that we can make such payments when due. If we fail to pay interest on the notes, repurchase the notes when required or deliver the consideration due upon conversion, we will be in default under the indenture which governs the notes. See “Description of Notes—Interest,” “Description of Notes—Fundamental Change Permits Holders to Require Us to Repurchase Notes,” “Description of Notes—Conversion Rights—Settlement upon Conversion” and “Description of Notes—Events of Default.”

The conditional conversion feature of the notes, if triggered, may adversely affect our financial condition and operating results.

In the event the conditional conversion feature of the notes is triggered, holders of the notes will be entitled to convert the notes at any time during specified periods at their option. See “Description of Notes—Conversion Rights.” Even if holders do not elect to convert their notes, we could be required under applicable accounting rules to reclassify all or a portion of the outstanding principal of the notes as a current rather than long-term liability, which would result in a material reduction of our net working capital.

The conditional conversion feature of the notes could result in your receiving less than the value of our common stock into which the notes would otherwise be convertible.

Prior to the close of business on the business day immediately preceding May 1, 2018, you may convert your notes only if specified conditions are met. If the specific conditions for conversion are not met, you will not be able to convert your notes, and you may not be able to receive the value of the cash, shares of common stock or combination of cash and shares of common stock, as applicable, into which the notes would otherwise be convertible.

Upon conversion of the notes, you may receive less valuable consideration than expected because the value of our common stock may decline after you exercise your conversion right but before we settle our conversion obligation.

A converting holder will be exposed to fluctuations in the trading price of our common stock during the period from the date the holder elects to convert its notes until the date we settle our conversion obligation. We will have the option to pay or deliver, as the case may be, cash, shares of our common stock or a combination of cash and shares of common stock, at our election to settle our conversion option. If we elect to settle our conversion obligation solely in cash or in a combination of cash and shares of common stock, then the amount of consideration that you will receive upon conversion of your notes will be determined by reference to the volume-weighted average prices of our common stock for each trading day in a 25 consecutive trading-day observation period. As described under “Description of Notes—Settlement upon Conversion,” this period would be (i) if the relevant conversion date occurs before May 1, 2018, the 25 consecutive trading days beginning on, and including, the second trading day after the conversion date; and (ii) if the relevant conversion date occurs on or after May 1, 2018, the 25 consecutive trading days beginning on, and including, the 27th scheduled trading day immediately preceding the maturity date. Accordingly, if the trading price of our common stock decreases during this period, or after this period and until we deliver the consideration due upon conversion, the amount or value of consideration you receive will be adversely affected. In addition, if the market price of our common stock on the date we deliver the consideration due upon conversion is below the average of the volume-weighted average price of our common stock during the relevant observation period, then the amount of cash or the value of any shares of our common stock that you will receive in satisfaction of our conversion obligation will be less than the value used to determine the amount of cash or number of shares that you will receive.

The accounting method for convertible debt securities that may be settled in cash, such as the notes we are offering, could have a material effect on our reported financial results.

In May 2008, the Financial Accounting Standards Board, or FASB, issued FASB Staff Position No. APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement), which has subsequently been codified as Accounting Standards Codification 470-20, Debt with Conversion and Other Options, or ASC 470-20. ASC 470-20 requires an entity to separately account for the liability and equity components of convertible debt instruments whose conversion may be settled entirely or partially in cash (such as the notes we are offering) in a manner that reflects the issuer’s economic interest cost for non-convertible debt. If ASC 470-20 is applicable to the accounting of the notes we are offering, the liability component of the notes we are offering will initially be valued at the fair value of a similar debt instrument that does not have an associated equity component and will be reflected as a liability in our consolidated balance sheet. The equity component the notes we are offering will be included in the additional paid-in capital section of our stockholders’ equity on our consolidated balance sheet, and the value of the equity component will be treated as original issue discount for purposes of accounting for the debt component. This original issue discount will be amortized to non-cash interest expense over the term of the notes, and we will record a greater amount of non-cash interest expense in current periods as a result of this amortization. Accordingly, we will report lower net income in our financial results because ASC 470-20 will require the interest expense associated with the notes to include both the current period’s amortization of the debt discount and the notes’ coupon interest, which could adversely affect our reported or future financial results, the trading price of our common stock and the trading price of the notes.

In addition, under certain circumstances, convertible debt instruments whose conversion may be settled entirely or partly in cash (such as the notes we are offering) are currently accounted for using the treasury stock method. Under this method, the shares issuable upon conversion of the notes are not included in the calculation of diluted earnings per share unless the conversion value of the notes exceeds their principal amount at the end of the relevant reporting period. If the conversion value exceeds their principal amount, then, for diluted earnings per share purposes, the notes are accounted for as if the number of shares of common stock that would be necessary to settle the excess, if we elected to settle the excess in shares, are issued. The accounting standards in the future may not continue to permit the use of the treasury stock method. If we are unable to use the treasury stock method in accounting for the shares, if any, issuable upon conversion of the notes, then our diluted earnings per share could be adversely affected.

The adjustment to the conversion rate for notes converted in connection with a make-whole fundamental change may not adequately compensate you for any value that your notes lose as a result of such transaction.

If a make-whole fundamental change occurs prior to the maturity date, we will, under certain circumstances, increase the conversion rate by a number of additional shares of our common stock for notes converted in connection with such make-whole fundamental change. The increase in the conversion rate will be determined based on the date on which the make-whole fundamental change becomes effective and either the average of the last reported sale prices of our common stock over the five trading day period immediately preceding the effective date of the make-whole fundamental change or the cash price paid per share of our common stock in the transaction, in each case, as described below under “Description of Notes—Conversion Rights—Adjustment to Shares Delivered upon Conversion upon a Make-Whole Fundamental Change.” The adjustment to the conversion rate for notes converted in connection with a make-whole fundamental change may not adequately compensate you for any lost value of your notes as a result of such transaction.

In addition, if the average of the last reported sale price of our common stock over the five trading day period immediately preceding the effective date of the make-whole fundamental change or the cash price paid per share of our common stock in the make-whole fundamental change, as the case may be, is greater than $80.00 per share or less than $10.35 per share (in each case, subject to adjustment), no additional shares will be added to the conversion rate.

Moreover, in no event will the conversion rate be increased pursuant to the make-whole fundamental change provisions to exceed 96.6183 shares of common stock per $1,000 principal amount of notes, subject to adjustment in the same manner, at the same time and for the same events for which we must adjust the conversion rate as set forth under “Description of Notes—Conversion Rights—Conversion Rate Adjustments.”

Our obligation to increase the conversion rate upon the occurrence of a make-whole fundamental change could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

The conversion rate of the notes may not be adjusted for all dilutive events.

As described under “Description of Notes—Conversion Rights—Conversion Rate Adjustments,” we will adjust the conversion rate of the notes for certain events, including, among others:

■	the issuance of certain share and cash dividends on our common stock;

■	the issuance of certain rights or warrants;

■	certain subdivisions and combinations of our capital stock;

■	certain distributions of capital stock, indebtedness or assets; and

■	certain tender or exchange offers.

We will not adjust the conversion rate for other events, such as for our regular quarterly cash dividends of $0.01 per share or less or for an issuance of our common stock for cash or in connection with an acquisition, that may dilute our common stock, thereby adversely affecting its market price. Because the trading price of the notes depends on the market price our common stock, any event that dilutes our common stock and adversely affects the market price of our common stock will likely also adversely affect the trading price of the notes. On December 22, 2014, we paid a dividend of $0.02 per share to holders of our common stock, which is in excess of the dividend threshold described under “Description of Notes—Conversion Rights—Conversion Rate Adjustments.” This dividend will result in an adjustment to the conversion rate. However, because the dividend would not result in an increase of at least 1% of the conversion rate, it will instead be carried forward and taken into account in any future adjustment or will be given effect at the times specified in the last paragraph under “Description of Notes—Conversion Rights—Conversion Rate Adjustments.”

We will not be obligated to purchase the notes upon the occurrence of all significant transactions that are likely to affect the market price of our common stock and/or the trading price of the notes.

Because the term fundamental change is limited to certain specified transactions, it does not include all events that could adversely affect our financial condition and/or the market price of our common stock and the trading price of the notes. For example, we will not be required to purchase any notes upon the occurrence of a transaction that would otherwise constitute a fundamental change, or in connection with certain types of transactions that would otherwise constitute a fundamental change, if more than 90% of the consideration received by holders of our common stock in the transaction(s) consists of shares of common stock traded on the NYSE, the NASDAQ Global Market or the NASDAQ Global Select Market. Furthermore, certain other transactions, such as leveraged recapitalizations, refinancings, restructurings or certain acquisitions of other entities by us or our subsidiaries, would not constitute a fundamental change requiring us to purchase the notes or to increase the conversion rate, even though each of these transactions could increase the amount of our indebtedness or otherwise adversely affect our capital structure, thereby adversely affecting the holders of the notes.

We cannot assure you that an active trading market for the notes exists or will develop.

We do not intend to apply for listing of the notes on any securities exchange or to arrange for their quotation on any automated dealer quotation system. We have been informed by the Underwriter that it intends to continue to make a market in the notes after the offering is completed. However, the Underwriter may cease its market-making at any time without notice. In addition, the liquidity of the trading market in the notes, and the trading price of the notes, may be adversely affected by changes in the overall market for this type of security and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, we cannot assure you that an active trading market for the notes exists or will develop. If there is not an active trading market for the notes, the trading price and the liquidity of the notes may be adversely affected. In that case, you may not be able to sell your notes at a particular time, or you may not be able to sell your notes at a favorable price.

As a holder of the notes, you will not be entitled to any rights with respect to our common stock, but you will be subject to all changes made with respect to our common stock.

If you hold notes, you will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock) until the conversion date for those notes (if we elect, or are required, to settle the conversion by delivering solely shares of our common stock, excluding cash in lieu of any fractional share) or the last trading day of the relevant observation period (if we elect to pay and deliver, as the case may be, a combination of cash and shares of our common stock in respect of the relevant conversion, and shares of common stock become due upon settlement of that conversion), but you will be subject to all changes affecting our common stock. For example, in the event that an amendment is proposed to our articles of incorporation or bylaws requiring shareholder approval and the record date for determining the shareholders of record entitled to vote on the amendment occurs prior to the date you are deemed the record owner of the shares of our common stock, if any, due upon conversion, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

If securities analysts stop publishing research or reports about us or our business or if they downgrade our common stock, the market price of our common stock and, consequently, the trading price of the notes, could decline.

The market for our common stock relies in part on the research and reports that industry or financial analysts publish about us or our business. We do not control these analysts. If any analyst who covers us downgrades our stock or lowers its future stock price targets or estimates of our operating results, our stock price could decline rapidly. Furthermore, if any analyst ceases to cover us, we could lose visibility in the market, which in turn could cause the market price of our common stock to decline.

We do not expect the notes to be rated, but if the notes are rated, they may receive a lower rating than anticipated, which would likely adversely affect the trading price of the notes.

We do not intend to seek a rating for the notes and believe it is unlikely that the notes will be rated. However, if one or more rating agencies rates the notes and assigns the notes a rating lower than the rating expected by investors, reduces its rating of the notes or announces its intention to put us on credit watch, the market price of our common stock and the trading price of the notes would likely decline.

Certain provisions in the indenture governing the notes could delay or prevent an otherwise beneficial takeover or takeover attempt of us.

Certain provisions in the notes and the indenture could make it more difficult or more expensive for a third party to acquire us. For example, if a takeover would constitute a fundamental change, holders of the notes will have the right to require us to repurchase their notes in cash. In addition, if a takeover constitutes a make-whole fundamental change, we may be required to increase the conversion rate for holders who convert their notes in connection with such takeover. In either case, and in other cases, our obligations under the notes and the indenture could increase the cost of acquiring us or otherwise discourage a third party from acquiring us or removing incumbent management.

The notes will initially be held in book-entry form and, therefore, holders must rely on the procedures and the relevant clearing systems to exercise their rights and remedies.

Unless and until certificated notes are issued in exchange for book-entry interests in the notes, owners of the book-entry interests will not be considered owners or holders of notes. Instead, DTC, or its nominee, will be the sole holder of the notes. Payments of principal, interest and other amounts owing on or in respect of the notes in global form will be made to the paying agent, which will make payments to DTC. Thereafter, such payments will be credited to DTC participants’ accounts that hold book-entry interests in the notes in global form and credited by such participants to indirect participants. Unlike holders of the notes themselves, owners of book-entry interests will not have the direct right to act upon our solicitations for consents or requests for waivers or other actions from holders of the notes. Instead, if a holder owns a book-entry interest, such holder will be permitted to act only to the extent such holder has received appropriate proxies to do so from DTC or, if applicable, a participant. We cannot assure holders that the procedures implemented for the granting of such proxies will be sufficient to enable holders to vote on any requested actions on a timely basis.

Our management will have broad discretion over the use of the proceeds to us from this offering and might not apply the proceeds of this offering in ways that increase the value of your investment.

Our management will have broad discretion to use the net proceeds from this offering, and you will be relying on the judgment of our management regarding the application of these proceeds. They might not apply the net proceeds of this offering in ways that increase the value of your investment. We expect to use the net proceeds from this offering for general corporate purposes. Our management might not be able to yield a significant return, if any, on any investment of these net proceeds.

The fundamental change repurchase feature of the notes may delay or prevent an otherwise beneficial attempt to take over our company.

The terms of the notes require us to repurchase the notes for cash at the option of the holder in the event of a fundamental change and in certain circumstances require us to increase the conversion rate for conversions in connection with a make-whole adjustment event. A takeover of us may trigger an option of the holder to require us to repurchase the notes. These features may have the effect of delaying or preventing a takeover of our company that would otherwise be beneficial to investors in the notes.

You may be subject to tax if we make or fail to make certain adjustments to the conversion rate of the notes, even though you do not receive a corresponding cash distribution.

The conversion rate of the notes is subject to adjustment in certain circumstances, including the payment of certain cash dividends. If the conversion rate is adjusted as a result of a distribution that is taxable to our common shareholders, such as certain cash dividends, you may be deemed to have received a dividend subject to U.S. federal income tax without the receipt of any cash. In addition, a failure to adjust (or to adjust adequately) the conversion rate after an event that increases your proportionate interest in us could be treated as a deemed taxable dividend to you. If a make-whole fundamental change occurs prior to the maturity date of the notes, under some circumstances, we will increase the conversion rate for notes converted in connection with the make-whole fundamental change. Such increase may also be treated as a distribution subject to U.S. federal income tax as a dividend. See “Tax Considerations—U.S. Federal Income Tax Considerations.”

Risk Factors Relating to Ownership of our Common Stock

The price of our common stock may be volatile, which could lead to further loss of all or part of an investor’s investment and there may not be a continuing public market for you to resell our common stock.

Since 2008, the stock market has experienced extreme price and volume fluctuations. This volatility has often been unrelated to the operating performance of particular companies. The market price of our shares of common stock fluctuated substantially during 2014, trading at a high of $14.07 in December 2014 and a low of $6.99 in October 2014, and recently trading at $14.26 on January 9, 2015. If the volatility in the market continues or worsens, it could have a further adverse effect on the market price of our shares of common stock, regardless of our operating performance, and an active and liquid public market for our shares of common stock may not continue.

The trading price of our common stock may be highly volatile and could be subject to fluctuations in response to a number of factors beyond our control. Some of those factors are:

■	fluctuations in interest rates;

■	fluctuations in the availability or the price of oil;

■	fluctuations in foreign currency exchange rates;

■	announcements by us or our competitors;

■	changes in our relationships with customers or suppliers;

■	changes in governmental regulation of the fuel industry;

■	changes in United States or foreign tax laws;

■	actual or anticipated fluctuations in our operating results from period to period;

■	changes in financial estimates or recommendations by securities analysts;

■	changes in accounting principles;

■	a general or industry-specific decline in the demand for, and price of, our shares of common stock resulting from capital market conditions independent of our operating performance;

■	the loss of any of our key management personnel; and

■	our failure to successfully implement our business plan.

In recent years, the stock market has experienced significant price and volume fluctuations. These fluctuations may be unrelated to the operating performance of particular companies. These broad market fluctuations may cause declines in the market price of our common stock. The price of our common stock could fluctuate based upon factors that have little or nothing to do with us or our performance, and those fluctuations could materially reduce our common stock price.

You may not be able to sell your shares of our common stock in the future at the price that you paid for them or at all.

Anti-takeover provisions in our organizational documents could have the effect of discouraging, delaying or preventing a merger, amalgamation or acquisition, which could reduce the market price of our common shares.

Several provisions of our articles of incorporation and our bylaws could make it difficult for our shareholders to change the composition of our board of directors in any one year, preventing them from changing the composition of management. In addition, the same provisions may discourage, delay or prevent a merger or acquisition that shareholders may consider favorable.

These provisions include:

■	authorizing our board of directors to issue “blank check” preferred stock without shareholder approval;

■	providing for a classified board of directors with staggered, three-year terms;

■	prohibiting cumulative voting in the election of directors;

■	authorizing the removal of directors only for cause and only upon the affirmative vote of the holders of at least 70% of the outstanding shares of our capital stock entitled to vote for the directors;

■	prohibiting shareholder action by written consent unless the written consent is signed by all shareholders entitled to vote on the action;

■	limiting the persons who may call special meetings of shareholders; and

■	establishing advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted on by shareholders at shareholder meetings.

In addition, we have entered into a shareholders rights agreement that makes it more difficult for a third-party to acquire us without the support of our board of directors. See “Description of Capital Stock—Stockholders Rights Agreement” in the accompanying prospectus. These anti-takeover provisions could substantially impede the ability of public shareholders to benefit from a change in control and, as a result, may reduce the market price of our common stock and the ability of holders of our common stock to realize any potential change of control premium.

A “U.S. Holder” of our common stock could suffer adverse tax consequences if we are characterized as a passive foreign investment company.

If, for any taxable year, our passive income or our assets that produce or are held for production of passive income exceed certain levels, we may be characterized as a “passive foreign investment company,” or a PFIC, for U.S. federal income tax purposes. This characterization could result in adverse U.S. federal income tax consequences to U.S. Holders (as defined below under “Tax Considerations—U.S. Federal Income Tax Considerations”) of our common stock. We presently believe that we are not a PFIC and do not anticipate becoming a PFIC. This is, however, a factual determination made on an annual basis based on our activities, income and assets, among other factors, and is thus subject to change. U.S. Holders should consult their own United States tax advisors with respect to the U.S. federal income tax consequences of investing in the notes and any shares of our common stock received upon conversion. For a discussion of how we might be characterized as a PFIC and related U.S. federal tax income consequences, see “Tax Considerations—U.S. Federal Income Tax Considerations.”

USE OF PROCEEDS

We expect that we will receive net proceeds of approximately $38.4 million (or approximately $44.2 million if the underwriter exercises its option to purchase up to an additional $6.0 million aggregate principal amount in full) from the sale of the new notes offered hereby, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds of this offering for working capital required to fund expansion in our existing and new markets. We can provide no assurance that we will be able to identify such markets that are suitable for our expansion or that we will be able to complete our expansion into such markets that we are able to identify. If we do not use the proceeds of this offering to fund our expansion, we will have the discretion to apply the proceeds for other purposes, including working capital and general corporate purposes.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our unaudited ratio of earnings to fixed charges for each of the years ended December 31, 2009, 2010, 2011, 2012 and 2013 and for the nine months ended September 30, 2014. (1)

	YEAR ENDED DECEMBER 31,					NINE MONTHS ENDED SEPTEMBER 30, 2014
	2009	2010	2011	2012	2013
	(amounts in thousands of US dollars)
Earnings
Pre-tax income from continuing operations before adjustment for minority interest	$48,678	$20,894	$17,136	$26,571	$26,052	$11,113
Add: Fixed charges	10,618	14,468	22,983	25,744	29,127	32,095

	59,296	35,362	40,119	52,315	55,179	43,208
Less: Interest capitalized	1,774	901	1,147	2,414	4,700	4,823

Total Earnings	$57,522	$34,461	$38,972	$49,901	$50,479	$38,385

Fixed Charges
Interest expensed and capitalized	$9,296	$12,975	$20,568	$22,249	$21,392	$20,808
Amortization and write-off of capitalized expenses related to indebtedness	679	861	1,003	1,037	1,259	3,148
Interest portion of rental expense	643	632	1,412	2,458	6,476	8,139

Total Fixed Charges	$10,618	$14,468	$22,983	$25,744	$29,127	$32,095

Ratio of Earnings to Fixed Charges (1)	5.4	2.4	1.7	1.9	1.7	1.2

(1)	For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of pre-tax income from continuing operations before adjustment for minority interest plus fixed charges less interest capitalized. Fixed charges consist of interest expensed and capitalized, the interest portion of rental expense and amortization and write-off of capitalized expenses relating to indebtedness. The ratio was prepared on a U.S. GAAP basis.

CAPITALIZATION

The following table sets forth our capitalization:

■	On an actual historical basis, as of September 30, 2014;

■	On an as adjusted basis, giving effect to the following transactions which occurred subsequent to September 30, 2014:

■	the repayment of an overdraft amounting to $181.7 million;

■	the repayment of long-term loans amounting to $10.3 million;

■	the payment of a cash dividend in the aggregate amount of $1.0 million on December 22, 2014; and

■	the non-cash amortisation of the discount on the liability component of the convertible senior notes amounting to $0.7 million.

■	On an as further adjusted basis, giving effect to the issuance and sale by us of $40.0 million in aggregate principal amount of the new notes.

There have been no significant further adjustments to our capitalization since September 30, 2014, as so adjusted. You should read this capitalization table together with the sections of this prospectus entitled “Summary Historical and Consolidated Financial and Other Data,” and “Use of Proceeds,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” furnished to the Commission on Form 6-K on January 12, 2015, which contains our unaudited interim condensed consolidated financial statements and related notes for the nine months ended September 30, 2014.

	AS OF SEPTEMBER 30, 2014
	ACTUAL	AS ADJUSTED	AS FURTHER ADJUSTED
	(amounts in thousands of U.S. dollars)
Debt
Short term borrowings	461,803	280,082	280,082
Long term debt, secured, including current portion	356,323	346,010	346,010
Convertible unsecured senior notes due 2018 outstanding	74,812	75,484	75,484
Convertible unsecured senior notes due 2018 offered hereby (1)	—	—	40,000

	892,938	701,576	741,576
Shareholders’ equity
Common Stock (Common stock, $0.01 par value; 100,000,000 shares authorized at December 31, 2013 and September 30, 2014; 49,243,659 and 50,219,326 shares issued and 47,272,020 and 48,247,687 shares outstanding at December 31, 2013 and September 30, 2014, respectively)	502	502	502
Preferred Stock (Preferred stock, $0.01 par value; 25,000,000 shares authorized, none issued)	—	—	—
Additional paid-in capital	368,644	368,644	368,644
Treasury Stock	(29,327)	(29,327)	(29,327)
Retained earnings	217,766	216,801	216,801

Total shareholders’ equity	557,585	556,620	556,620
Noncontrolling interest equity	357	357	357

Total equity	557,942	556,977	556,977

Total capitalization	1,450,880	1,258,553	1,298,553

(1)

In accordance with ASC 470-20, convertible debt that may be wholly or partially settled in cash is required to be separated into a liability and an equity component, such that interest expense reflects the issuer’s non-convertible debt interest rate. Upon issuance, the value of the conversion feature of the new notes is included in equity and treated as a reduction in the recorded value of the debt. The debt component of the new notes will accrete up to the principal amount ($40.0 million for the new notes offered hereby or $46.0 million if the underwriter exercises its option to purchase up to an additional $6.0 million aggregate principal amount in full) over the expected term of the notes. ASC 470-20 does not affect the actual amount that we are required to repay, and the amounts shown in the table above give effect to the aggregate principal amount of the new notes and does not reflect the debt discount that we will be required to recognize when the equity component is recognized.

PRICE RANGE OF OUR SHARES

There is currently no active trading market for our notes.

Shares of our common stock commenced trading on the NYSE on December 8, 2006 under the symbol “ANW.”

The following table sets forth the high and low closing prices of our shares of common stock on the NYSE for the periods indicated below.

	HIGH	LOW
For the Fiscal Year Ended
December 31, 2010	$33.93	$8.74
December 31, 2011	$12.82	$3.73
December 31, 2012	$7.85	$4.30
December 31, 2013	$12.62	$5.73
December 31, 2014	$14.02	$7.29

For the Quarter Ended
March 31, 2013	$7.66	$5.73
June 30, 2013	$10.07	$5.80
September 30, 2013	$11.86	$8.41
December 31, 2013	$12.62	$9.53
March 31, 2014	$11.05	$8.83
June 30, 2014	$10.69	$8.95
September 30, 2014	$10.46	$9.10
December 31, 2014	$14.02	$7.29

For the Month:
July 2014	$10.08	$9.33
August 2014	$10.16	$9.10
September 2014	$10.46	$9.17
October 2014	$9.09	$7.29
November 2014	$10.13	$8.69
December 2014	$14.02	$9.53
January 2015 (through January 9, 2015)	$14.26	$13.42

DIVIDEND POLICY

Our policy is to pay regular cash dividends on a quarterly basis on shares of our common stock so long as we have sufficient capital or earnings to do so. While we cannot assure you that we will continue to do so in the future, and subject to, among other things, legal requirements, our ability to obtain financing on terms acceptable to us and our ability to satisfy financial covenants contained in our financing arrangements, we paid dividends of $0.02 per share in the third quarter of 2014 and $0.01 per share for the first and second quarters in 2014. We anticipate retaining most of our future earnings, if any, for use in our operations and the expansion of our business. Any further determination as to dividend policy will be made by our board of directors and will depend on a number of factors, including the requirements of Marshall Islands law, our future earnings, capital requirements, financial condition and future prospects and such other factors as our board of directors may deem relevant.

Marshall Islands law generally prohibits the payment of dividends other than from surplus, when a company is insolvent or if the payment of the dividend would render the company insolvent.

In addition, we may incur expenses or liabilities, including extraordinary expenses, which could include costs of claims and related litigation expenses, or be subject to other circumstances in the future that reduce or eliminate the amount of cash that we have available for distribution as dividends or for which our board of directors may determine requires the establishment of reserves. Our board of directors may determine to finance our growth with cash from operations, which would reduce or even eliminate the amount of cash available for the payment of dividends.

Our ability to pay dividends is also subject to our ability to satisfy financial covenants contained in our financing arrangements.

BUSINESS

Our Company

We are an international marine fuel logistics company that markets and physically supplies refined marine fuel and lubricants to vessels in port, at sea and on rivers. As a physical supplier, we procure marine fuel from refineries, major oil producers and other sources and resell and deliver these fuels from our bunkering vessels to a broad base of end users. With service centers in Greece, Gibraltar, the United Arab Emirates, Jamaica, Singapore, Belgium, the United Kingdom, Panama, Canada, Trinidad and Tobago, Morocco, Spain and the Canary Islands, Cape Verde, Hong Kong, the ARA region, and the U.S. East and West Coasts, we believe that we are one of a limited number of independent physical suppliers that owns and operates a fleet of bunkering vessels and conducts physical supply operations in multiple jurisdictions. As of the date of this prospectus supplement, we own a fleet of 49 bunkering vessels, 47 of which are double hull, and we charter ten bunkering vessels, eight of which are double hull, with aggregate cargo-carrying capacity of approximately 300,000 dwt. We also operate through twelve land-based storage facilities with an aggregate storage capacity of approximately 730,000 cubic meters and use a fleet of two vessels as floating storage facilities with a total cargo carrying capacity of approximately 22,000 dwt. We provide fueling services to virtually all types of ocean-going and many types of coastal vessels, such as oil tankers, container ships, drybulk carriers, cruise ships, reefers, LNG/LPG carriers, car carriers and ferries. Our customers include a diverse group of ocean-going and coastal ship operators and marine fuel traders, brokers and other users.

We provide our customers with a service that requires sophisticated logistical operations designed to meet their strict fuel quality and delivery scheduling needs. We believe that our extensive experience, management systems and software systems allow us to meet our customers’ specific requirements when they purchase and take delivery of marine fuels and lubricants around the world; this, together with the capital intensive nature of our industry and the limited available shipyard capacity for new vessel construction, represents a significant barrier to the entry of competitors. We have devoted our efforts to building a global brand and believe that our customers recognize our brand as representing high quality service and products at each of our locations around the world. We perform our technical ship operations in-house, which helps us maintain high levels of customer service.

We have a global presence in 29 markets, including, among others, Vancouver, Montreal, Mexico, Jamaica, Trinidad and Tobago, Gibraltar, the United Kingdom, Northern Europe, Piraeus, Patras, the United Arab Emirates, Singapore, Morocco, the ARA region, Las Palmas, Tenerife, Panama, Hong Kong, Barcelona, Algeciras, the U.S. East and West Coasts and the Gulf of Mexico. We have also entered into a strategic alliance to extend our global reach into China. We plan to establish new service centers in other selected locations around the world during the next several years and to pursue select acquisition opportunities as a means of expanding our service.

In December 2013, we acquired the U.S. East Coast bunkering business of Hess Corporation (NYSE: HES), including 250,000 cubic meters of leased tank storage in the ports of New York, Philadelphia, Baltimore, Norfolk and Charleston. This acquisition marked our entrance into supplying U.S. customers and has increased our exposure to U.S. clients worldwide, including leading cruise lines.

In December 2014, we entered into an agreement to acquire 28,567 metric tons of marine fuel and assume a storage contract with Vopak Terminal in Los Angeles, California at an auction of O.W. Bunker’s assets. We believe that this acquisition will give us access to the ports of Los Angeles and Long Beach, key trade hubs between North America and Asia, which together form the largest container ports in the United States.

In some markets, we have deployed floating storage facilities which enable us to maintain more efficient refueling operations, have more reliable access to a supply of bunker fuel and deliver a higher quality service to our customers. We operate a barge, the Mediterranean, with a cargo-carrying capacity of approximately 19,900 dwt, and one single hull bunkering barge, the Tapuit, with a cargo-carrying capacity of approximately 2,500 dwt, which we use as floating storage facilities in Greece and Northern Europe, respectively. In addition, we own and operate one special purpose vessel, the Orion, a 550 dwt tanker, which is based in our Greek market.

We also operate through land-based storage facilities in Barcelona, Panama, Tangiers, Las Palmas, the United Kingdom, and the U.S. East and West Coasts, where we store marine fuel in terminals with storage capacities of approximately 52,000, 32,000, 218,000, 79,000, 40,000, and 310,000 cubic meters, respectively. In addition, during the fourth quarter of 2014, we completed the construction of our new land-based storage facility in the United Arab Emirates with storage capacity of 465,000 cubic meters. We may also consider the construction of land-based storage facilities in other areas depending on market prospects and availability of financing.

In addition to our bunkering operations described above, we market and distribute marine lubricants under the Alfa Marine Lubricants brand. Alfa Marine Lubricants are currently available in most of our markets. We view this business as complementary to our business of marketing and delivering marine fuel. We plan to expand the distribution of marine lubricants throughout our service centers and other bunkering ports worldwide.

Recent Developments

On October 16, 2014, we announced that our board of directors authorized a new share repurchase program under which we may repurchase up to $20 million of our outstanding common stock over the next two years. As of the date of this prospectus supplement, we have not purchased any common shares under this program.

On November 7, 2014, we completed the sale and delivered a 4,935 dwt double hull bunkering tanker, Aegean Daisy, to a third-party purchaser. The vessel was sold for a total amount of $1.49 million.

On December 9, 2014, we agreed to acquire 28,567 metric tons of marine fuel and a storage contract with Vopak Terminal Los Angeles for a total purchase price of approximately $11 million at an auction of O.W. Bunker’s assets.

On December 22, 2014, we commenced operations in the Gulf of Mexico and assumed contracts for two bunkering tankers there which were previously under charter to O.W. Bunker.

On December 23, 2014, we took delivery of the PT40, a newly built 4,222 dwt double hull non self-propelled bunkering barge from CSC Nanjing Tanker Corporation Zijinshan Shipyard in China, which we expect to deploy in our service center in Vancouver in February 2015. The cost of construction of the vessel was $3.95 million.

On January 8, 2015, we announced that we expect to commence physical supply and marketing operations in Germany during January 2015, have assumed the contracts for two bunkering barges previously under charter to O.W. Bunker and approximately 20,000 cubic meters of on-shore storage capacity, and have established a marketing and business development office in Hamburg, Germany.

Our Competitive Strengths

We believe that we possess a number of strengths that provide us with competitive advantages in the marine fuel supply industry, including:

Integrated Service Capability. We believe that our ability to control the process of physically supplying refined marine fuel to end users from procurement to delivery provides us with a distinct competitive advantage. We have:

■	local service centers that monitor and support the logistics of each customer order;

■	bunkering tankers to transport marine fuel from our suppliers to our customers;

■	long-term contractual arrangements with supply sources for marine petroleum products;

■	floating and land storage facilities to manage the supply of marine fuel; and

■	our own brand of marine lubricants for sale to our existing and new customers.

Our direct control and management of bunkering tankers and delivery schedules enhance our ability to provide marine fuel to ships on a timely and cost effective basis while controlling the quality of our product, service and fueling safety. As a result, we believe that we can better service our customers than traders or brokers, who solely resell marine petroleum products or contract with third parties to deliver the products.

Strategically Positioned in Commercially Attractive Ports. We have strategically expanded our global presence to approximately 60 ports across 29 markets, including, among others, Greece, Gibraltar, the United Arab Emirates, Jamaica, Singapore, Belgium, the United Kingdom, Panama, Canada, Trinidad and Tobago, Morocco, Spain, the Canary Islands, the ARA region, the U.S. East and West Coasts and the Gulf of Mexico, which we believe are among the most commercially attractive and profitable locations. With service centers in multiple jurisdictions around the world, we are able to efficiently service a broad base of customers, including international ship operators, marine fuel traders, brokers and other users, either in port or at sea. Additionally, we believe that our global presence diversifies our exposure to fluctuations in demand within any particular market, enabling us to remain regionally decentralized.

Strong Customer and Supplier Relationships. Our success is partly attributable to the strong relationships we have developed with our customers and suppliers as a result of the quality of our operations, the reliability of our service, the integrity of our brand, and our financial and logistical ability to procure, store and deliver marine fuel. Our strong customer relationships, together with our reputation for reliable service, often results in repeat business across our service locations. We believe that we can leverage our successful relationships with our customers to provide us with opportunities to expand our business and establish additional service centers throughout the world.

Technologically Advanced Fleet of Double Hull Bunkering Tankers. We currently own a technologically advanced fleet of 49 bunkering vessels, 47 of which are double hull. Our vessels are equipped with fully segregated bunker tanks, which enable us to streamline marine fuel trade and efficiently fulfill the needs of our customers by purchasing, reselling and delivering a variety of blended products. Furthermore, with the International Maritime Organization’s adoption of Annex VI, which regulates sulfur content and the storing of marine fuel, we believe that we have an advantage over many other market participants because our vessels are already equipped with segregated bunker tanks that comply with the specifications of Annex VI, while many of our competitors are now required to retrofit their tankers to incorporate this feature.

Effective Credit Controls. We provide trade credit to customers who, according to our in-house credit system, exhibit an acceptable credit risk profile. We believe our active credit risk management has been essential to our success. Our credit evaluation system has enabled our business to grow while allowing us to effectively manage our credit exposure. Over the past three years, our write-offs of receivables were less than $0.2 million in the aggregate.

Financial Strength and Flexibility. We believe that we have a strong balance sheet and levels of indebtedness that provide us with ample liquidity to pursue our strategy. We believe that our financial position provides us with a key competitive advantage over our less capitalized competitors. We also believe that our financial position continues to enable us to pursue emerging opportunities to expand our business. On September 19, 2013, we entered into our syndicated $1 billion Secured Multicurrency Revolving Credit Facility, which was renewed on September 18, 2014, which we believe serves as a testimonial to our financial strength.

Limited Inventory Price Risk. We minimize the risk of oil price fluctuations by generally purchasing inventory for which we already have a confirmed sales order. Our cost of marine fuel is typically tied to average spot pricing, and we generally do not fix future prices to our customers for periods in excess of one week. We typically arrange to take fuel delivery on the day of, or a few days prior to, the delivery to our customer and thereby maintain inventory close to minimum operating levels. In addition, we believe we have the liquidity and storage capacity to opportunistically purchase marine fuel at attractive prices. We have also entered into fuel related derivative financial instruments, such as fuel pricing contracts, in order to mitigate the risk of market price fluctuations in marine fuel. Accordingly, we believe that fluctuating oil prices do not cause us to experience material levels of inventory or transactional losses.

Strong Management with Successful Track Record. We have assembled a management team of senior executive officers and key employees with decades of experience in the commercial, technical, management and financial areas of the marine fuel supply and shipping industries. Having begun operations in Greece and having subsequently expanded to 29 markets, we believe that our management team has a demonstrated history of successfully expanding our marine fuel delivery capabilities and increasing the utilization of our assets.

Our Business Strategies

We believe that future growth will be achieved not only by increasing market share in our current locations but also by expanding our operations to other locations. As part of our business strategies, we intend to:

Expand the Global Reach of our Business and our Fleet. We intend to capitalize on our ability to effectively manage bunkering operations in multiple locations and increase the global reach of our business and our fleet. We plan to expand our operations through opening new service centers and storage facilities in select locations around the world during the next several years, to widen our customer base and market share using our existing infrastructure by increasing utilization of our assets, and to pursue acquisition opportunities as a means of expanding our service. As part of our expansion plans, in the fourth quarter of 2013, we acquired the U.S. East Coast bunkering business of Hess Corporation, which allows us to supply the heavily trafficked ports of New York, Philadelphia, Baltimore,

Norfolk, and Charleston. In the fourth quarter of 2014, we completed the construction of our new land-based storage facility in Fujairah, United Arab Emirates with storage capacity of 465,000 cubic meters. In December 2014, we agreed to acquire 28,567 metric tons of fuel and a storage contract with Vopak Terminal Los Angeles, a port that serves as the key trading hub between North America and Asia and commenced fuel supply operations in the Gulf of Mexico and assumed contracts for two ocean-going bunkering tankers that were previously under charter to O.W. Bunker in support of our operations there. Most recently, we announced that we expect to launch physical supply operations in Germany in January 2015, and that we assumed contracts for two modern bunkering barges in Germany, that were also previously under charter to O.W. Bunker, together with approximately 20,000 cubic meters of onshore storage capacity.

Maintain and Leverage Relationships with our Customers. We intend to continue to maintain strong relationships with our customers by providing high quality products, reliable service and innovative solutions to meet their needs. As we continue to expand into additional markets and provide new services and products, we plan to leverage our existing customer relationships to capture additional business.

Capitalize on Increasing Demand for Low Sulphur Fuel. The IMO has adopted air emission regulations aiming to reduce air pollution by implementing a progressive reduction of the amount of sulphur contained in marine fuel from 3.5% maximum sulfur content in 2010 to 0.5% in 2020. Sulphur content standards are stricter in certain Emission Control Areas, such as the North Sea and certain coastal areas of North America, where ships are not permitted to use fuel with sulfur content in excess of 1.0%, which was further reduced to 0.10% on January 1, 2015. We plan to take advantage of the increasing demand for low sulphur fuel and utilize our storage facilities to procure large quantities of supply to be on hand in order to serve our customers.

Flexible Sourcing of Marine Fuels. We employ a variety of methods for purposes of obtaining an adequate supply of high quality marine fuels. In some of our markets, such as Greece, Trinidad and Jamaica, we have entered into long-term supply contracts with marine fuel suppliers. In markets which are more susceptible to supply constraints or where we have not identified reliable local suppliers, our strategy is to develop the capability of storing marine fuel on a short-term basis.

Organizational Structure

Aegean Marine Petroleum Network Inc. is a Marshall Islands holding company and we transact our bunkering business primarily through AMP, a wholly-owned subsidiary incorporated in Liberia, and operate our service centers through Aegean Bunkering Gibraltar Ltd., Aegean Bunkering Jamaica Ltd., Aegean Bunkering (Singapore) Pte. Ltd., Aegean Bunkering (Ghana) Limited, Aegean Bunkers at Sea, Aegean North West Europe NV, ICS Petroleum Ltd., Portland Bunkers International Ltd., Aegean Bunkering Combustibles Las Palmas S.A., Aegean Bunkering (Morocco) SRL, Aegean Bunkering Trinidad Ltd., Aegean Bunkering (C Verde) LDA, Aegean Bunkering (Panama) SA and Aegean Bunkering (Hong Kong) Ltd., Aegean Bunkering (USA) LLC, separate wholly-owned subsidiaries incorporated in Gibraltar, Jamaica, Singapore, Ghana, Belgium, British Columbia (Canada) and under the laws of England and Wales, Canary Islands, Morocco, Trinidad and Tobago, Cape Verde, Morocco, Panama, Hong Kong and the United States, respectively, and Aegean Marine Petroleum LLC, a controlled subsidiary incorporated in the UAE, which is 51% owned by a local nominee. We provide the management of our bunkering tankers through Aegean Bunkering Services Inc., or ABS, a wholly-owned subsidiary incorporated in the Marshall Islands, and Aegean Management Services M.C., a wholly owned-subsidiary incorporated in Greece. We provide the marketing and administrative services for our operations through Aegean Oil (USA), LLC and AMPN USA, LLC, our wholly-owned subsidiaries formed in Delaware, the United States, and I.C.S. Petroleum (Montreal) Ltd., our wholly-owned subsidiary incorporated in Canada. We hold certain of our subsidiaries through Aegean Holdings S.A. and Aegean Investments S.A., our wholly-owned subsidiaries incorporated in the Marshall Islands, and we hold our vessel-owning subsidiaries through Aegean Shipholdings Inc., a wholly-owned subsidiary incorporated in the Marshall Islands. On February 25, 2013, our wholly-owned subsidiary incorporated in Marshall Islands, Aegean Tankfarms Holdings S.A., sold its 60% interest in Oil Terminal Consultancy Ltd., a company that owns the 92.5% of Aegean Oil Terminals (Panama) SA, which is incorporated in Panama. Our wholly-owned subsidiaries, AMPNI Investments Ltd. and AMPNI Holdings Ltd., are incorporated in Cyprus and hold our acquisitions performed during 2010 in Belgium and Las Palmas.

Currently, we own our vessels through separate wholly-owned subsidiaries listed in the following table:

VESSEL-OWNING SUBSIDIARY	COUNTRY OF INCORPORATION	VESSEL NAME OR HULL NUMBER
Aegean Rose Maritime Company	Greece	Aegean Rose
Aegean Tiffany Maritime Company	Greece	Aegean Tiffany
Aegean Breeze Maritime Company	Greece	Aegean Breeze I
Aegean Gas Maritime Company	Greece	Mediterranean
Sea Breezer Marine S.A.	Marshall Islands	Aegean Princess
Milos Shipping (Pte.) Ltd.	Singapore	Milos
Aegean Bunkers at Sea NV	Belgium	Sara
Serifos Shipping (Pte.) Ltd.	Singapore	Serifos
Kithnos Maritime Inc.	Marshall Islands	Kithnos
Aegean Ostria Maritime Company	Greece	Amorgos
Kimolos Shipping (Pte.) Ltd.	Singapore	Kimolos
Syros I Maritime Inc.	Marshall Islands	Syros
Mykonos I Maritime Inc.	Marshall Islands	Mykonos
Santorini I Maritime Inc.	Marshall Islands	Santorini
Paros Maritime Inc.	Marshall Islands	Paros I
Tempest Shiptrade Ltd.	Marshall Islands	Naxos
Eton Marine Ltd.	Liberia	Patmos
Tasman Seaways Inc.	Liberia	Kalymnos
West Coast Fuel Transport Ltd.	British Columbia (Canada)	PT25
Aegean Maistros Maritime Company	Greece	Aegean Orion
Aegean Ship III Maritime Company	Greece	Aegean III
Aegean Ship VIII Maritime Company	Greece	Aegean VIII
Aegean Ace Maritime Company	Greece	Aegean Ace
Paxoi Marine S.A.	Liberia	Paxoi
Kerkyra Marine S.A.	Liberia	Kerkyra
Ithaki Marine S.A.	Liberia	Ithaki
Cephallonia Marine S.A.	Liberia	Kefalonia
PT22 Shipping Co. Ltd.	British Columbia (Canada)	PT22
AMP Maritime S.A.	Liberia	Aegean Champion
Zakynthos Marine S.A.	Liberia	Zakynthos
Andros Marine Ltd.	Liberia	Andros
Ios Marine Inc.	Liberia	Lefkas
Dilos Marine Inc.	Liberia	Dilos
Ios Shipping Ltd.	Malta	Ios I
Kythira Marine S.A.	Liberia	Kythira
Benmore Services S.A.	Liberia	Nisyros
Sealand Navigation Inc.	Greece	Karpathos
Santon Limited	Liberia	Leros
Kassos Navigation S.A.	Liberia	Kassos
Aegean Barges NV	Belgium	Colorado
Aegean Barges NV	Belgium	New Jersey
Symi Navigation S.A.	Liberia	Symi
Aegean North West Europe NV	Belgium	Willem SR (1)
Jadaco BV	Belgium	Tapuit
Blatoma NV	Belgium	Texas
Seatra BVBA	Belgium	Montana
Sifnos Marine Inc.	Liberia	Anafi
Aegean VII Shipping Ltd	Malta	Sikinos
Tilos Shipping (Pte) Ltd	Singapore	Tilos
Halki Navigation S.A.	Liberia	Halki
Aegean North West Europe NV	Belgium	Florida (1)
Aegean Seven Maritime Inc.	British Columbia (Canada)	PT40

(1)	10% ownership interest.

Our Fleet

The following table lists our fleet as of the date of this prospectus supplement:

NAME	DOUBLE HULL	FLAG	BUILD	DWT
Bunkering Tankers:
Symi	Yes	Liberia	2012	6,270
Halki	Yes	Gibraltar	2011	6,256
Sikinos	Yes	Malta	2011	4,595
Anafi	Yes	Liberia	2011	4,584
Tilos	Yes	Singapore	2011	6,263
Dilos	Yes	Liberia	2010	4,593
Ios I	Yes	Malta	2010	4,620
Kythira	Yes	Liberia	2010	6,314
Nisyros	Yes	Gibraltar	2010	6,312

NAME	DOUBLE HULL	FLAG	BUILD	DWT
Karpathos	Yes	Greece	2010	6,247
Leros	Yes	Panama	2010	6,311
Kassos	Yes	Gibraltar	2010	6,256
Lefkas	Yes	Liberia	2010	6,321
Andros	Yes	Panama	2010	4,605
Zakynthos	Yes	Gibraltar	2010	6,303
Naxos	Yes	Greece	2009	4,626
Kerkyra	Yes	Panama	2009	6,290
Paxoi	Yes	Liberia	2009	6,310
Kalymnos	Yes	Liberia	2009	6,283

NAME	DOUBLE HULL	FLAG	BUILD	DWT
Bunkering Tankers:
Kefalonia	Yes	Liberia	2009	6,272
Ithaki	Yes	Liberia	2009	6,272
Syros	Yes	Liberia	2008	4,596
Patmos	Yes	Liberia	2008	6,262
Paros I	Yes	Liberia	2008	4,629
Mykonos	Yes	Gibraltar	2008	4,626
Santorini	Yes	Gibraltar	2008	4,629
Kimolos	Yes	Singapore	2008	4,664
Kithnos	Yes	Liberia	2007	4,626
Amorgos	Yes	Greece	2007	4,664
Serifos	Yes	Singapore	2007	4,664
Milos	Yes	Singapore	2007	4,626
Aegean Tiffany	Yes	Greece	2004	2,747
Aegean Breeze I	Yes	Greece	2004	2,747
Aegean Ace	Yes	Greece	1992	1,615
Aegean Princess	Yes	Gibraltar	1991	7,030
Aegean Champion	Yes	Liberia	1991	23,400
Sara	Yes	Malta	1990	7,389
Aegean III	Yes	Greece	1990	2,973
Aegean VIII	Yes	Greece	1990	2,973
Aegean Rose	Yes	Greece	1988	4,935
Charleston**	Yes	United States	2007	18,146

NAME	DOUBLE HULL	FLAG	BUILD	DWT
In-Land Waterway Bunkering Tankers:
Florida	Yes	Belgium	2011	1,533
Montana	Yes	Belgium	2011	4,319
Quadrans 1*	Yes	Belgium	2009	3,233
New Jersey	Yes	Belgium	2006	4,100
New York*	Yes	Belgium	2009	4,298
Willem Sr.	Yes	Netherlands	2006	3,180
Alexia*	Yes	Belgium	2005	3,550
Alaska*	Yes	Netherlands	2010	3,778
Colorado	Yes	Belgium	2004	5,578
Texas	Yes	Belgium	2003	4,165

NAME	DOUBLE HULL	FLAG	BUILD	DWT
Julienne*	No	Belgium	1994	1,244
Jean Bart*	No	Belgium	1981	1,306
Antwerp*	Yes	Luxembourg	2005	3,680
Sonora*	Yes	Netherlands	2011	3,101
Veni*	Yes	Belgium	2009	3,800

Bunkering Barges
PT22	Yes	Canada	2001	2,315
PT25	No	Canada	1988	2,560
PT40	Yes	Canada	2014	4,222

Special Purpose Vessel
Aegean Orion	No	Greece	1991	550

Floating Storage Facilities
Mediterranean	Yes	Greece	1982	19,894
Tapuit	No	Netherlands	1971	2,500

*	Chartered in by us from a third party.
**	Chartered in by us and chartered out to a third party.

We have positioned our bunkering tankers across our existing service centers and review vessel positioning on a periodic basis and reposition our vessels among our existing or new service centers to optimize their deployment. Our vessels operate within or outside the territorial waters of each geographical location and, under international law, usually fall under the jurisdiction of the country of the flag they carry. Generally, our bunkering tankers, unlike our bunkering barges, are not permanently located within any particular territorial waters and we are free to use all of our bunkering tankers in any geographical location. We have positioned two of our bunkering tankers in Greece and the ARA region, which we use as floating storage facilities, and we have positioned our 550 dwt tanker, the Orion, as a special purpose vessel in Greece.

In addition, we operate land-based storage facilities in Barcelona, Panama, Tangiers, Las Palmas, the United Kingdom, and the U.S. East and West Coasts, where we store marine fuel in terminals with storage capacity of approximately 52,000, 32,000, 218,000, 79,000, 40,000 and 310,000 cubic meters, respectively. In addition, during the fourth quarter of 2014, we completed the construction of our new land-based storage facility in the UAE with storage capacity of 465,000 cubic meters, which we expect to begin contributing to our financial results in the first quarter of 2015. We may also consider the construction of other land-based storage facilities in other areas, depending on market prospects and availability of financing.

Our Service Centers

Greece

We currently service our customers in Greece through our related company, Aegean Oil, in Piraeus, Patras, and other parts of Greece. We currently operate ten double hull tankers, one single hull special purpose vessel, the Orion, a 550 dwt tanker, and a floating storage facility, the Mediterranean, a double hull barge, in Greece.

We purchase our fuel from Hellenic Refinery (ELPE) and Motor Oil Hellas. We store fuel in our floating storage facility, the Mediterranean.

Aegean Oil has a license, which we, as a non-Greek company, are not qualified to obtain, to operate as a physical supplier of refined marine petroleum products in Greece. Aegean Oil’s license to operate as a physical supplier of refined marine petroleum products allows it to operate not only in Piraeus and Patras but in all ports in Greece, including Thessaloniki and Crete. We purchase our fuel mainly from Hellenic Refinery (ELPE) and Motor Oil Hellas. We store fuel in our floating storage facility, the Mediterranean. As we expand our business, we may elect to service our customers in other Greek ports and seek a larger share of the total Greek market for supply of marine petroleum products. We support our operations in Greece from our office in Piraeus, which we lease.

Gibraltar

We possess a license issued by the Bunkering Superintendent of the Port of Gibraltar to act as a physical supplier of marine petroleum products in Gibraltar. We currently operate six double hull bunkering tankers in Gibraltar. We purchase our fuel in Gibraltar from a variety of different suppliers, including Repsol S.A., BP Oil International Ltd., Tupras Co., Gunvor S.A., Galp Energia SGPS S.A. and Lia Oil S.A. We store our fuel in a leased storage facility in Tangiers. We support our bunkering operations from our office in Gibraltar, which we also lease.

United Arab Emirates

We possess a license issued by Sharjah Economic Development Department to act as a physical supplier of marine petroleum products in the port area of Fujairah. We currently operate seven double hull bunkering tankers in this region. We purchase our fuel in Fujairah from a variety of different suppliers including Vitol, Shell, BP Oil International Ltd., Socar, Mercuria, Petrochina and Bapco.

We also have a 25-year lease agreement with the Municipality of Fujairah, which can be automatically renewed for an additional 25 years, pursuant to which we built a land-based storage facility with capacity of 465,000 cubic meters, which was completed in 2014. We support our bunkering operations from two offices in Fujairah and Kohr Fakkan, which we lease.

Jamaica

We are authorized by the Port Authority of Jamaica to act as a physical supplier of marine petroleum products in Jamaica. We service our customers in the ports of Kingston, Montego Bay and Ocho Rios, Jamaica, and may elect to service our customers in other locations in Jamaica. We operate two double hull tankers in Jamaica. In Jamaica, we have a long-term contract to purchase our fuel from the state refinery, Petrojam Limited. We currently compete here against another physical supplier, Petrotec Marine Petroleum Ltd. We support our bunkering operations from our office in Kingston, which we lease. In January 2010, we purchased a property in Jamaica from companies owned and controlled by members of Mr. Melissanidis’ family, which we may use as a land-based storage facility of approximately 80,000 cubic meters, provided we are able to obtain adequate financing.

Singapore

We possess a license issued by the Maritime and Port Authority of Singapore to act as a physical supplier of marine petroleum products in the port of Singapore. We currently operate four double hull bunkering tankers in Singapore and we also have short-term chartering agreements with third-parties for some of these vessels. We purchase our fuel in Singapore from a variety of different suppliers, including BP Singapore Pte. Ltd., Chemoil, Conoco-Phillips, Shell Singapore, Kuo Oil and ExxonMobil. We support our bunkering operations from our office in Singapore, which we lease.

Northern Europe (ARA region)

We possess a license issued by the Belgian Federal Ministry of Finance to trade and supply marine petroleum products offshore and in ports. We deliver fuel offshore and service over 45 ports located throughout Northern Europe, including the North and Irish Sea, the French Atlantic, the English Channel and the St. George Channel. ANWE also services the ports of Antwerp, Rotterdam and Amsterdam and also the surrounding ports of Ghent, Zeebruges, Flushing, Terneuzen and Sluiskil, Moerdijk and Ijmuiden. We currently operate sixteen bunkering tankers, of which fourteen are double hull and two are single hull bunkering tankers, and have positioned one single hull floating storage facility, the Tapuit, a single hull bunkering barge, in the ARA region. We purchase our fuel in Northern Europe from a variety of different suppliers. We support our bunkering operations in Northern Europe from our office near Antwerp, which we own.

United Kingdom

We own a marine fuel terminal infrastructure located in Portland Harbor. Our terminal is located near the southern access of the North Sea Emission Control Area, or ECA, and provides convenient access for commercial vessels to refuel. We store our marine fuel in land-based storage tanks, which we lease from Portland Port Limited, with storage capacity of 40,000 cubic meters. We operate one double hull bunkering tanker in the United Kingdom. We purchase our fuel in the United Kingdom from a variety of different suppliers, including Total and Statoil. We support our terminal and bunkering operations from our office in Portland, United Kingdom, which we lease.

Vancouver

We trade and supply marine petroleum products in the port of Vancouver. We operate one double hull and one single hull bunkering barge in the port of Vancouver, and in December 2014, we took delivery of a newly built double hull bunkering barge, which we expect will be operational in the port of Vancouver in February 2015. We purchase our fuel in Vancouver from a variety of different suppliers, including Esso (Imperial Oil), which also engages in supply operations in the port. We support our bunkering operations here from our office in Vancouver, which we lease.

Trinidad and Tobago

We possess a license issued by the Republic of Trinidad and Tobago to act as a physical supplier of marine petroleum products in the area of Port of Spain in Trinidad and Tobago. We currently operate one double hull bunkering tanker in Trinidad and Tobago. We purchase our fuel in Trinidad and Tobago from a major supplier, Petrotin. We support our bunkering operations here from our office in Port of Spain, which we lease.

Morocco

We possess a license issued by the Agence Spéciale Tanger-Mediterranée, or the TMSA, to act as a physical supplier of marine petroleum products off the coast of Morocco and in the port of Tanger-Med. We currently serve this service center with our Gibraltar-based bunkering tankers and operate a land-based storage facility in Tangiers with approximately 218,000 cubic meters capacity.

We were selected by Horizon Tangiers Terminal S.A., a special purpose consortium, as the exclusive bunkering company for the new port in Tanger-Med. Since July 2012, we have stored our fuel in leased tanks in the Tanger-Med area under this appointment, the duration of which is 25 years. We currently support our bunkering operations here from our office in Gibraltar.

Las Palmas and Tenerife

In June 2010, we acquired the assets and operations of the Shell Las Palmas terminal in the Canary Islands. The Shell Las Palmas terminal occupies an area of approximately 20,000 square meters, providing bunkering services for a diverse group of ship operators primarily along major trans-Atlantic seaborne trade routes. The terminal includes a lubricants plant, dedicated land-based storage facilities with approximately 65,000 metric tons capacity as well as on-site blending facilities to mix all grades of fuel oils and distillates. In addition, we lease approximately 16,000 cubic meters capacity from BP España in its adjacent terminal. In June 2011, we commenced physical supply of operations in Tenerife, which we support from our Las Palmas service center.

We possess a license issued by the Canary Islands Ministry of Development to act as a physical supplier of marine petroleum products offshore and in the ports of Las Palmas and Tenerife. We currently operate three double hull bunkering tankers in Las Palmas. We purchase our fuel from a variety of different suppliers, including Repsol S.A., Lia Oil S.A., and Galp Energia SGPS S.A. We support our operations in the Canary Islands from our office in Las Palmas, which we lease.

Cape Verde

In March 2011, we commenced physical supply operations in Cape Verde, an island archipelago located off the coast of West Africa, upon entering to a strategic co-operation agreement with Enacol S.A., a local energy company. Under the terms of the agreement with Enacol, we provide bunkering services from the port of Mindelo on the island of Sao Vicente and offshore. Enacol is responsible for providing fuel storage services.

West Africa

We possess a license from Ghana’s National Petroleum Authority to act as a physical supplier of marine petroleum products both off the coast and in the ports of Ghana. During 2012, we deployed one floating storage facility and four bunkering vessels in this region, which have since been either sold or redeployed to other markets, following our decision to strategically reduce our presence in the West African market. We manage our West African operations from our service center in Las Palmas.

Panama

In August 2011, we were granted a 20-year concession agreement from the Panama Maritime Authority to operate land-based on shore storage facilities at the two ports, Balboa and Cristobal, located at each end of the Panama Canal. In addition in the third quarter of 2011 we commenced physical operations on the two ports of Balboa and Cristobal. On February 25, 2013, we sold our interest in land-based storage facilities in Panama to an unaffiliated third-party purchaser for $9.7 million. Under a separate agreement with the purchaser, we simultaneously agreed to lease from the purchaser fuel storage facilities at the ports, with a capacity of approximately 32,000 cubic meters. During 2014 we decided to redeploy our two double hull bunkering tankers serving the Panamanian ports to other markets and currently we reassess our presence and the market conditions in the area. We support our operations from our offices in Balboa, which we lease.

Hong Kong

In September 2012, we commenced operations in Hong Kong under a license issued by the marine department of Hong Kong to our double hull bunkering tanker we deploy in the region. We support our operations in the area from our office in Singapore.

Barcelona

In August 2012, we signed a definitive agreement with Meroil, a Barcelona-based oil and energy logistics company which operates the largest Spanish coastline terminal for petroleum products in the Port of Barcelona, Spain, to secure onshore fuel oil storage capacity in that terminal. We have a license from the Port Authority of Barcelona to act as a physical supplier of marine petroleum products and we operate one double hull bunkering tanker in the area. We support our operations in Barcelona from our office in Barcelona, which we lease.

Algeciras

In August 2013, we commenced physical supply operations in Algeciras, Spain. We have a license from the Port Authority of Algeciras to act as a physical supplier of marine petroleum products and we operate one double hull bunkering tanker to provide bunkering services.

U.S. East Coast

In December 2013, we acquired the U.S. East Coast bunkering business of Hess Corporation for $30 million plus the inventory value upon delivery at the closing date of the acquisition. The newly acquired business includes bunkering operations that averaged 1.8 million metric tons in annual sales between 2011 and 2013, plus approximately 250,000 cubic meters of leased tank storage. We utilize these bunkering operations and associated assets to supply the heavily trafficked ports of New York, Philadelphia, Baltimore, Norfolk and Charleston. We support our U.S. East Coast operations from our office in New York, which we lease.

Sales and Marketing

Most of our marketing, sales, ship management and other related functions are performed at our main offices in Piraeus, Greece. We also market products and services from our offices in New York, New York and Singapore. We market products and services to the ARA region from our office in Antwerp, Belgium. Our sales force interacts with our established customers and markets our fuel sales and services to large commercial shipping companies and foreign governments. We believe our level of customer service, years of experience in the industry, and reputation for reliability are significant factors in retaining our customers and attracting new customers. Our sales and marketing approach is designed to create awareness of the benefits and advantages of our fuel sales and services. We are active in industry trade shows and other available public forums.

Administrative Offices

Cyprus

We maintain an administrative office in Cyprus, which we lease. Our office in Cyprus is responsible for, among other things, certain invoicing functions of our principal operating subsidiary, Aegean Marine Petroleum S.A., or AMP.

New York, United States

We maintain an executive office in New York, United States to oversee our financial and other reporting functions.

Customers

We market marine fuel and related services to a broad and diversified base of customers. During the years ended December 31, 2011, 2012, and 2013, and the nine months ended September 30, 2014, none of our customers accounted for more than 10% of our total revenues. Our customers serviced during the past three years include Greek-owned commercial shipping companies, such as Blue Star Ferries, Neptune Line Shipping and ENESEL S.A., other international shipping companies, such as A.P. Moller and Royal Caribbean Cruises Ltd., fuel traders and brokers, such as World Fuel Services Corporation, and oil majors, such as Exxon Mobil Corporation.

Suppliers

We purchase our marine fuel and lubricants from refineries, oil majors or other select suppliers around the world. In the years ended December 31, 2011, 2012, and 2013, and the nine months ended September 30, 2014, we purchased marine petroleum products of approximately $405.0, $458.1, $421.3, and $298.9 million, respectively, or approximately 6% to 7%, from our related companies, Aegean Oil and Melco. The majority of our purchases of marine petroleum products during the years ended December 31, 2011, 2012 and 2013 and the nine months ended September 30, 2014 were made from unrelated third-party suppliers and totaled $6,263.6, $6,481.5, $5,604.4, and $4,446.4 million, respectively, or approximately 93% to 94% of our total purchases of marine petroleum products. Our cost of fuel is generally tied to spot pricing, market-based formulas or is governmentally controlled. We are usually extended trade credit from our suppliers for our fuel purchases, which are generally required to be secured by standby letters of credit or letters of guarantee.

Competition

We compete with marine fuel traders and brokers, such as World Fuel Services and Chemoil, and major oil producers, such as BP Marine, Shell, Marine Products and ExxonMobil Marine Fuel, for services and end customers. We also compete with physical suppliers of marine fuel products, such as CESPA (Gibraltar) and Fujairah National Bunkering Co. LLC, for business from traders and brokers as well as end customers. Our competitors include both large corporations and small, specialized firms. Some of our competitors are larger than we are and have substantially greater financial and other resources than we do. Some of our suppliers also compete against us.

Environmental and Other Regulations

Government regulations and laws significantly affect the ownership and operation of our tankers and marine fuel facilities. We are subject to various international conventions, laws and regulations in force in the countries in which our fuel facilities are located, and where our vessels may operate or are registered. Compliance with such laws, regulations and other requirements entails significant expense, including vessel modification and implementation of certain operating procedures.

A variety of governments, quasi-governmental and private organizations subject our tankers to both scheduled and unscheduled inspections. These organizations include the local port authorities, national authorities, harbor masters or equivalent, classification societies, flag state and charterers, particularly terminal operators and oil companies. Some of these entities require us to obtain permits, licenses and certificates and approvals for the operation of our tankers and marine fuel facilities. Our failure to maintain necessary permits, licenses, certificates or approvals could require us to incur substantial costs or temporarily suspend operation of our marine fuel terminal or one or more of the vessels in our fleet.

We believe that the heightened levels of environmental and quality concerns among insurance underwriters, regulators and charterers have led to greater inspection and safety requirements on all vessels and may accelerate the scrapping of older vessels throughout the industry. Increasing environmental concerns have created a demand for tankers that conform to the stricter environmental standards. We are required to maintain operating standards for all of our vessels emphasizing operational safety, quality maintenance, continuous training of our officers and crews and compliance with applicable local, national and international environmental laws and regulations. We believe that the operation of our vessels will be in substantial compliance with applicable environmental laws and regulations and that our vessels have all material permits, licenses, certificates or other authorizations necessary for the conduct of our operations; however changes in such laws and regulations or future serious marine incidents, such as the 2010 Deepwater Horizon oil spill, may impact our resale value or useful lives of our tankers. In addition, a future serious marine incident that results in significant oil pollution or otherwise causes significant adverse environmental impact could result in additional legislation or regulation that could negatively affect our profitability.

International Maritime Organization

The IMO has adopted the International Convention for the Prevention of Marine Pollution from Ships, 1973, as modified by the Protocol of 1978 relating thereto, collectively referred to as MARPOL 73/78 and herein as MARPOL. MARPOL entered into force on October 2, 1983. It has been adopted by over 150 nations, including many of the jurisdictions in which our vessels operate. MARPOL sets forth pollution-prevention requirements applicable to drybulk carriers, among other vessels, and is broken into six Annexes, each of which regulates a different source of pollution. Annex I relates to oil leakage or spilling; Annexes II and III relate to harmful substances carried, in bulk, in liquid or packaged form, respectively; Annexes IV and V relate to sewage and garbage management, respectively; and Annex VI, lastly, relates to air emissions. Annex VI was separately adopted by the IMO in September of 1997.

Our vessels are subject to regulatory requirements imposed by the IMO, including the phase-out of single hull tankers.

In 1992, MARPOL was amended to make it mandatory for tankers of 5,000 dwt and more ordered after July 6, 1993 to be fitted with double hulls, or an alternative design approved by the IMO. Following the Erika incident off the coast of France in December 1999, the IMO took steps to accelerate the phase-out of single hull tankers. In April 2001, the IMO adopted a revised phase-out schedule for single hull tankers, which became effective in September 2003.

As a result of the oil spill in November 2002 relating to the loss of the MT Prestige, which was owned by a company not affiliated with us, in December 2003, the Marine Environmental Protection Committee of the IMO, or MEPC, adopted additional amendments to Annex I of the MARPOL Convention, which amendments became effective in April 2005. The amendment revised then existing regulation 13G (now regulation 20) accelerating the phase-out of single hull oil tankers and adopted a new regulation 13H (now regulation 21) aimed at the prevention of oil pollution from oil tankers carrying heavy grade oil as cargo. Under the revised regulations, single hull oil tankers exceeding 5,000 tons deadweight were required to be phased out (or to meet certain other limited exceptions) no later than April 5, 2005 or the anniversary of the date of delivery of the ship on the date or in the year specified in the following table:

CATEGORY OF OIL TANKERS	DATE OR YEAR FOR PHASE OUT
Category 1—oil tankers of 20,000 dwt and above carrying crude oil, fuel oil, heavy diesel oil or lubricating oil as cargo, and of 30,000 dwt and above carrying other oils, which do not comply with the requirements for protectively located segregated ballast tanks	April 5, 2005 for ships delivered on April 5, 1982 or earlier; or 2005 for ships delivered after April 5, 1982

Category 2—oil tankers of 20,000 dwt and above carrying crude oil, fuel oil, heavy diesel oil or lubricating oil as cargo, and of 30,000 dwt and above carrying other oils, which do comply with the protectively located segregated ballast tank requirements	April 5, 2005 for ships delivered on April 5, 1977 or earlier 2005 for ships delivered after April 5, 1977 but before January 1, 1978

Category 3—oil tankers of 5,000 dwt and above but less than the tonnage specified for Category 1 and 2 tankers.	2006 for ships delivered in 1978 and 1979 2007 for ships delivered in 1980 and 1981 2008 for ships delivered in 1982 2009 for ships delivered in 1983 2010 for ships delivered in 1984 or later

Under the revised regulations, a flag state may permit continued operation of certain Category 2 or 3 tankers beyond the phase-out date set forth above. The regulations also enable a flag state to allow for some newer single hull oil tankers registered in its country that conform to certain technical specifications to continue operating until the earlier of the anniversary of the date of delivery of the vessel in 2015 or the date on which the vessel reaches 25 years after the date of its delivery, whichever is the earlier date. As described below, certain Category 2 and 3 tankers fitted only with double bottoms or double sides may also be allowed by the flag state to continue operations until their 25th anniversary of delivery. Port states are however permitted to deny entry to such tankers, if the tankers are also operating beyond the anniversary of the date of their delivery in 2015.

Further, the new regulation 21 requires, with certain limited exceptions, that single hull oil tankers of 5,000 dwt and above comply with regulation 13F of Annex 1 (setting out a number of requirements aimed at the prevention of oil pollution in the event of collision or stranding) after April 5, 2005, and that single hull oil tankers of 600 dwt and above but less than 5,000 dwt comply with regulation 13F(7)(a) of Annex 1 (requiring certain modifications to smaller tankers in order to prevent pollution in the event of collision or stranding) no later than the anniversary of their delivery in 2008.

Under regulation 21, HGO means any of the following:

■	crude oils having a density at 15°C higher than 900 kg/m3;

■	fuel oils having either a density at 15°C higher than 900 kg/m3 or a kinematic viscosity at 50°C higher than 180 mm2/s; or

■	bitumen, tar and their emulsions.

Under regulation 21, the flag state may allow continued operation of oil tankers of 5,000 dwt and above, carrying crude oil with a density at 15°C higher than 900 kg/m3 but lower than 945 kg/m3, that conform to certain technical specifications (i.e., satisfy the Condition Assessment Scheme which is applicable to all single hull tankers of 15 years or older) and where, in the opinion of the such flag state, the ship is fit to continue such operation, having regard to the size, age, operational area and structural conditions of the ship and provided that the continued operation shall not go beyond the date on which the ship reaches 25 years after the date of its delivery.

The flag state may also allow continued operation of a single hull oil tanker of 600 dwt and above but less than 5,000 dwt, carrying HGO as cargo, if, in the opinion of such flag state, the ship is fit to continue such operation, having regard to the size, age, operational area and structural conditions of the ship, provided that the operation shall not go beyond the date on which the ship reaches 25 years after the date of its delivery.

The flag state may also exempt an oil tanker of 600 dwt and above carrying HGO as cargo if the ship is either engaged in voyages exclusively within an area under the flag state’s jurisdiction, or if the ship is engaged in voyages exclusively within an area under the jurisdiction of another party to the MARPOL Convention, provided that party agrees. The same applies to vessels operating as floating storage units of HGO.

Any port state, however, can deny entry of single hull tankers carrying HGO which have been allowed to continue operation under the exemptions mentioned above, into the ports or offshore terminals under the port state’s jurisdiction, or deny ship-to-ship transfer of HGO in areas under its jurisdiction except when such transfer is necessary for the purpose of securing the safety of a ship or saving life at sea.

In October 2004, the MEPC adopted a unified interpretation of regulation 13G (now regulation 20.4) that clarified the delivery date for converted tankers. Under the interpretation, where an oil tanker has undergone a major conversion that has resulted in the replacement of the forebody, including the entire cargo carrying section, the major conversion completion date shall be deemed to be the date of delivery of the ship, provided that:

■	the oil tanker conversion was completed before July 6, 1996;

■	the conversion included the replacement of the entire cargo section and fore-body and the tanker complies with all the relevant provisions of MARPOL Convention applicable at the date of completion of the major conversion; and

■	the original delivery date of the oil tanker will apply when considering the 15 years of age threshold relating to the first technical specifications survey to be completed in accordance.

Revised Annex I to the MARPOL Convention entered into force in January 2007 and has undergone various minor amendments since then. Revised Annex I incorporates various amendments adopted since the MARPOL Convention entered into force in 1983, including the amendments to regulation 20 and regulation 21. Revised Annex I also imposes construction requirements for oil tankers delivered on or after January 1, 2010. On August 1, 2007 regulation 12A (an amendment to Annex I) came into force requiring fuel oil tanks to be located inside the double hull in all ships with an aggregate oil fuel capacity of 600m3 and above which are delivered on or after August 1, 2010, including ships for which the building contract is entered into on or after August 1, 2007 or, in the absence of a contract, for which the keel is laid on or after February 1, 2008. Non-compliance with the ISM Code or with other IMO regulations may subject a shipowner or bareboat charterer to increased liability, may lead to decreases in available insurance coverage for affected vessels and may result in denial of access to, or detention in, some ports including United States and European Union ports.

Air Emissions

In September of 1997, the IMO adopted Annex VI to MARPOL to address air pollution. Effective May 2005, Annex VI sets limits on nitrogen oxide emissions from ships whose diesel engines were constructed (or underwent major conversions) on or after January 1, 2000. It also prohibits “deliberate emissions” of “ozone depleting substances,” defined to include certain halons and chlorofluorocarbons. “Deliberate emissions” are not limited to times when the ship is at sea; they can for example include discharges occurring in the course of the ship’s repair and maintenance. Emissions of “volatile organic compounds” from certain tankers, and the shipboard incineration (from incinerators installed after January 1, 2000) of certain substances (such as polychlorinated biphenyls (PCBs)) are also prohibited. Annex VI also includes a global cap on the sulfur content of fuel oil (see below).

Annex VI seeks to further reduce air pollution by, among other things, implementing a progressive reduction of the amount of sulphur contained in any fuel oil used on board ships. As of January 1, 2012, the amended Annex VI requires that fuel oil contain no more than 3.50% sulfur. By January 1, 2020, sulfur content must not exceed 0.50%, subject to a feasibility review to be completed no later than 2018.

Sulfur content standards are even stricter within certain “Emission Control Areas” (“ECAs”). As of July 1, 2010, ships operating within an ECA were not permitted to use fuel with sulfur content in excess of 1.0% (from 1.50%), which will be further reduced to 0.10% on January 1, 2015. Amended Annex VI establishes procedures for designating new ECAs. Currently, the Baltic Sea and the North Sea have been so designated. On August 1, 2012, certain coastal areas of North America were designated ECAs, as will the applicable areas of the United States Caribbean Sea, effective January 1, 2014. Ocean-going vessels in these areas will be subject to stringent emissions controls and may cause us to incur additional costs. If other ECAs are approved by the IMO or other new or more stringent requirements relating to emissions from marine diesel engines or port operations by vessels are adopted by the EPA or the states where we operate, compliance with these regulations could entail significant capital expenditures or otherwise increase the costs of our operations.

As of January 1, 2013 MARPOL made mandatory certain measures relating to energy efficiency for new ships. It makes the Energy Efficiency Design Index (EEDI) apply to all new ships and the Ship Energy Efficiency Management Plan (SEEMP) apply to all ships.

Amended Annex VI also establishes new tiers of stringent nitrogen oxide emissions standards for new marine engines, depending on their date of installation. The U.S. Environmental Protection Agency promulgated equivalent (and in some senses stricter) emissions standards in late 2009.

With effect from January 1, 2010, the Directive 2005/33/EC of the European Parliament and of the Council of July 6, 2005, amending Directive 1999/32/EC came into force. The objective of the directive is to reduce emission of sulfur dioxide and particulate matter caused by the combustion of certain petroleum derived fuels. The directive imposes limits on the sulfur content of such fuels as a condition of their use within a Member State territory. The maximum sulfur content for marine fuels used by inland waterway vessels and ships at berth in ports in EU countries after January 1, 2010, is 0.10% by mass.

The U.S. Clean Air Act of 1970 (including its amendments of 1977 and 1990) (the “CAA”) requires the EPA to promulgate standards applicable to emissions of volatile organic compounds and other air contaminants. Our vessels are subject to vapor control and recovery requirements for certain cargoes when loading, unloading, ballasting, cleaning and conducting other operations in regulated port areas. Our vessels that operate in such port areas with restricted cargoes are equipped with vapor recovery systems that satisfy these requirements. The CAA also requires states to draft State Implementation Plans (“SIPs”) designed to attain national health-based air quality standards in each state. Although state-specific, SIPs may include regulations concerning emissions resulting from vessel loading and unloading operations by requiring the installation of vapor control equipment. As indicated above, our vessels operating in covered port areas are already equipped with vapor recovery systems that satisfy these existing requirements.

Safety Requirements

The IMO also adopted the International Convention for the Safety of Life at Sea, or SOLAS, and the International Convention on Load Lines, or the LL Convention, which impose a variety of standards that regulate the design and operational features of ships. The IMO periodically revises the SOLAS and LL Convention standards. The Convention on Limitation for Maritime Claims (LLMC) was amended and the amendments are expected to go into effect on June 8, 2015. The amendments alter the limits of liability for a loss of life or personal injury claim and a property claim against ship owners.

The operation of our ships is also affected by the requirements set forth in Chapter IX of SOLAS, which sets forth the IMO’s International Management Code for the Safe Operation of Ships and Pollution Prevention, or the ISM Code. The ISM Code requires ship owners and bareboat charterers to develop and maintain an extensive “Safety Management System” that includes the adoption of a safety and environmental protection policy setting forth instructions and procedures for safe operation and describing procedures for dealing with emergencies.

The ISM Code requires that vessel operators obtain a safety management certificate, or SMC, for each vessel they operate. This certificate evidences compliance by a vessel’s operators with the ISM Code requirements for a safety management system, or SMS. No vessel can obtain an SMC under the ISM Code unless its manager has been awarded a document of compliance, or DOC, issued in most instances by the vessel’s flag state. We have all material requisite documents of compliance for our offices and safety management certificates for vessels in our fleet for which the certificates are required by the IMO. We renew these documents of compliance and safety management certificates as required.

Non-compliance with the ISM Code and other IMO regulations may subject the shipowner or bareboat charterer to increased liability, may lead to decreases in available insurance coverage for affected vessels and may result in the denial of access to, or detention in, some ports.

Oil Pollution Liability

The IMO has negotiated international conventions that impose liability for oil pollution in international waters and a signatory’s territorial waters. Additional or new conventions, laws and regulations may be adopted which could limit our ability to do business and which could have a material adverse effect on our business and results of operations.

For example, the IMO has adopted the International Convention on Civil Liability for Oil Pollution Damage of 1969, as amended by different Protocol in 1976, 1984, and 1992, and amended in 2000, or the CLC. Under the CLC and depending on whether the country in which the damage results is a party to the 1992 Protocol to the CLC, a vessel’s registered owner is strictly liable for pollution damage caused in the territorial waters of a contracting state by discharge of persistent oil, subject to certain exceptions. The 1992 Protocol changed certain limits on liability, expressed using the International Monetary Fund currency unit of Special Drawing Rights. The limits on liability have since been amended so that compensation limits on liability were raised. The right to limit liability is forfeited under the CLC where the spill is caused by the shipowner’s actual fault and under the 1992 Protocol where the spill is caused by the shipowner’s intentional or reckless act or omission where the shipowner knew pollution damage would probably result. The CLC requires ships covered by it to maintain insurance covering the liability of the owner in a sum equivalent to an owner’s liability for a single incident. We believe that our insurance will cover the liability under the plan adopted by the IMO.

The IMO adopted the International Convention on Civil Liability for Bunker Oil Pollution Damage, or the Bunker Convention, to impose strict liability on shipowners for pollution damage in jurisdictional waters of ratifying states caused by discharges of bunker fuel. The Bunker Convention requires registered owners of ships over 1,000 gross tons to maintain insurance for pollution damage in an amount equal to the limits of liability under the applicable national or international limitation regime (but not exceeding the amount calculated in accordance with the Convention on Limitation of Liability for Maritime Claims of 1976, as amended). With respect to non-ratifying states, liability for spills or releases of oil carried as fuel in ship’s bunkers typically is determined by the national or other domestic laws in the jurisdiction where the events or damages occur.

In addition, the IMO adopted an International Convention for the Control and Management of Ships’ Ballast Water and Sediments, or the BWM Convention, in February 2004. The BWM Convention’s implementing regulations call for a phased introduction of mandatory ballast water exchange requirements to be replaced in time with mandatory concentration limits. The BWM Convention will not become effective until 12 months after it has been adopted by 30 states, the combined merchant fleets of which represent not less than 35% of the gross tonnage of the world’s merchant shipping. To date, there has not been sufficient adoption of this standard for it to take force. However, Panama may adopt this standard in the relatively near future, which would be sufficient for it to take force. Many of the implementation dates originally written in the BWM Convention have already passed, so that once the BWM Convention enters into force, the period for installation of mandatory ballast water exchange requirements would be extremely short, with several thousand ships a year needing to install ballast water management systems (BWMS). For this reason, on December 4, 2013, the IMO Assembly passed a resolution revising the application dates of BWM Convention so that they are triggered by the entry into force date and not the dates originally in the BWM Convention. This in effect makes all vessels constructed before the entry into force date ‘existing’ vessels, and allows for the installation of a BWMS on such vessels at the first renewal survey following entry into force. Once mid-ocean ballast exchange or ballast water treatment requirements become mandatory, the cost of compliance could increase for ocean carriers. Although we do not believe that the costs of such compliance would be material, it is difficult to predict the overall impact of such a requirement on our operations.

The IMO continues to review and introduce new regulations. It is difficult to accurately predict what additional regulations, if any, may be passed by the IMO in the future and what effect, if any, such regulations might have on our operations.

European Union Restrictions

In October 2009, the European Union amended a directive to impose criminal sanctions for illicit ship-source discharges of polluting substances, including minor discharges, if committed with intent, recklessly or with serious negligence and the discharges individually or in the aggregate result in deterioration of the quality of water. Aiding and abetting the discharge of a polluting substance may also lead to criminal penalties. Member States were required to enact laws or regulations to comply with the directive by the end of 2010. Criminal liability for pollution may result in substantial penalties or fines and increased civil liability claims.

The European Union has adopted several regulations and directives requiring, among other things, more frequent inspections of high-risk ships, as determined by type, age, and flag as well as the number of times the ship has been detained. The European Union also adopted and then extended a ban on substandard ships and enacted a minimum ban period and a definitive ban for repeated offenses. The regulation also provided the European Union with greater authority and control over classification societies, by imposing more requirements on classification societies and providing for fines or penalty payments for organizations that failed to comply.

United Kingdom

Our marine fuel terminal operations involving the storage of fuel in the United Kingdom are subject to stringent laws and regulations governing the discharge of materials into the environment, otherwise relating to protection of the environment, operational safety and related matters. In particular, we are subject to the United Kingdom’s Environmental Protection Act 1990, or the U.K. EPA, which generally concerns pollution of water (including the sea), land and air due to release of substances which are capable of causing harm to living organisms, and the United Kingdom’s Water Resources Act 1991 (as amended by the Environment Act 1995), or WRA, which is directed primarily at water quality and quantity. In addition, the Pollution Prevention and Control (England and Wales) Regulations 2010, or the Regulations, implement integrated pollution prevention and control regimes. These regulations, applicable only to England and Wales and their territorial adjacent waters, cover pollution of water, land and air due to emissions which may be harmful to the environment or may result in damage to property or environment. Amendments to the Regulations, which implemented the European Union’s Industrial Emissions Directive (IED) in England and Wales, went into effect on February 27, 2013.

Under the U.K. EPA, WRA and the Regulations, we may be subject, among other things, to administrative, civil and criminal penalties, the imposition of investigatory and remedial remedies and issuance of injunctions that may restrict or prohibit our United Kingdom operations or even claims of damages to property or persons resulting from our operations.

In addition, general health and safety regulations are applicable to our terminals to ensure the safety of our premises and related structures.

We believe that the operations of our marine fuel terminal are in substantial compliance with applicable United Kingdom environmental laws and regulations, and that we have all material permits, licenses, certificates and other authorizations necessary for the conduct of our operations. The laws and regulations are subject to change and we cannot provide any assurance that compliance with current and future laws will not have a material effect on our operations in the United Kingdom.

Greenhouse Gas Regulation

Currently, the emissions of greenhouse gases from international shipping are not subject to the Kyoto Protocol to the United Nations Framework Convention on Climate Change, which entered into force in 2005 and pursuant to which adopting countries have been required to implement national programs to reduce greenhouse gas emissions. As of January 1, 2013, all ships must comply with mandatory requirements adopted by the MEPC in July 2011 relating to greenhouse gas emissions. All ships are required to follow the Ship Energy Efficiency Management Plans. Now the minimum energy efficiency levels per capacity mile, outlined in the Energy Efficiency Design Index, applies to all new ships. These requirements could cause us to incur additional compliance costs. The IMO is also considering the implementation of market-based mechanisms to reduce greenhouse gas emissions from ships at an upcoming MEPC session. The European Union has indicated that it intends to propose an expansion of the existing European Union emissions trading scheme to include emissions of greenhouse gases from marine vessels. In June 2013, the European Commission developed a strategy to integrate maritime emissions into the overall European Union Strategy to reduce greenhouse gas emissions. If the strategy is adopted by the European Parliament and Council, large vessels using European Union ports would be required to monitor, report, and verify their carbon dioxide emissions beginning in January 2018. In November 2014, the European Union agreed on a law requiring the shipping sector to monitor its carbon emissions, which is expected to be signed into law and take effect in the near future. In the United States, the EPA has issued a finding that greenhouse gases endanger the public health and safety and has adopted regulations to limit greenhouse gas emissions from certain mobile sources and large stationary sources. The EPA enforces both the CAA and the international standards found in Annex VI of MARPOL concerning marine diesel engines, their emissions, and the sulfur content in marine fuel. Any passage of climate control legislation or other regulatory initiatives by the IMO, European Union, the U.S. or other countries where we operate, or any treaty adopted at the international level to succeed the Kyoto Protocol, that restrict emissions of greenhouse gases from marine vessels could require us to make significant financial expenditures, including capital expenditures to upgrade our vessels, which we cannot predict with certainty at this time.

International Labour Organization

The International Labour Organization (ILO) is a specialized agency of the UN with headquarters in Geneva, Switzerland. The ILO has adopted the Maritime Labor Convention 2006 (MLC 2006). A Maritime Labor Certificate and a Declaration of Maritime Labor Compliance will be required to ensure compliance with the MLC 2006 for all ships above 500 gross tons in international trade. The MLC 2006 will enter into force one year after 30 countries with a minimum of 33% of the world’s tonnage have ratified it. On August 20, 2012, the required number of countries was met and MLC 2006 came into force on August 20, 2013. We are in compliance with MLC 2006.

Vessel Security Regulations

Since the terrorist attacks of September 11, 2001, there have been a variety of initiatives intended to enhance vessel security. In December 2002, amendments to SOLAS created a new chapter of the convention dealing specifically with maritime security. The new Chapter V became effective in July 2004 and imposes various detailed security obligations on vessels and port authorities, and mandates compliance with the ISPS Code. The ISPS Code is designed to enhance the security of ports and ships against terrorism. Amendments to SOLAS Chapter VII, made mandatory in 2004, apply to vessels transporting dangerous goods and require those vessels be in compliance with the International Maritime Dangerous Goods Code, or the IMDG Code.

To trade internationally, a vessel must attain an International Ship Security Certificate, or ISSC, from a recognized security organization approved by the vessel’s flag state. Among the various requirements are:

■	on-board installation of automatic identification systems to provide a means for the automatic transmission of safety-related information from among similarly equipped ships and shore stations, including information on a ship’s identity, position, course, speed and navigational status;

■	on-board installation of ship security alert systems, which do not sound on the vessel but only alert the authorities on shore;

■	the development of vessel security plans;

■	ship identification number to be permanently marked on a vessel’s hull;

■	a continuous synopsis record kept onboard showing a vessel’s history, including the name of the ship, the state whose flag the ship is entitled to fly, the date on which the ship was registered with that state, the ship’s identification number, the port at which the ship is registered and the name of the registered owner(s) and their registered address; and

■	compliance with flag state security certification requirements.

Ships operating without a valid certificate may be detained at port until it obtains an ISSC, or it may be expelled from port, or refused entry at port.

Inspection by Classification Societies

Our tankers have been certified as being “in-class” by Lloyds Register of Shipping Germanischer Lloyd, American Bureau of Shipping, Det Norske Veritas and Bureau Veritas, all of which are members of the International Association of Classification Societies (IACS). The IACS issued draft harmonized Common Structure Rules, that align with IMO goal standards, for industry review in 2012 and it expects them to be adopted in Winter 2013. Generally, the regulations of vessel registries accepted by international lenders in the shipping industry require that an ocean-going vessel’s hull and machinery be evaluated by a classification society authorized by the country of registry. The classification society certifies that the vessel has been built and maintained in accordance with the rules of the classification society and complies with applicable rules and regulations of the vessel’s country of registry and the international conventions of which that country is a member. Each vessel is inspected by a surveyor of the classification society in three surveys of varying frequency and thoroughness: every year for the annual survey, every two to three years for intermediate surveys and every four to five years for special surveys. Should any defects be found, the classification surveyor generally issues a notation or recommendation for appropriate repairs, which have to be made by the shipowner within the time limit prescribed. Vessels may be required, as part of the annual and intermediate survey process, to be drydocked for inspection of the underwater portions of the vessel and for necessary repair stemming from the inspection. Special surveys always require drydocking.

Risk of Loss and Insurance Coverage

General

The operation of any tanker vessel involves risks such as mechanical failure, physical damage, collision, property loss, inventory loss or damage and business interruption due to political circumstances in foreign countries, hostilities and labor strikes. In addition, there is always an inherent possibility of marine disaster, including oil spills and other environmental mishaps, and the liabilities arising from owning and operating vessels in international trade. While we believe that our present insurance coverage is adequate, not all risks can be insured against, and there can be no guarantee that any specific claim will be paid, or that we will always be able to obtain adequate insurance coverage at reasonable rates.

Hull and Machinery and War Risk Insurance

We have obtained marine hull and machinery and war risk insurance policies, which provide coverage for the risk of actual or constructive total loss, for all our vessels. Each of our vessels is covered for up to its fair market value.

We have also obtained increased value insurance policies for most of our vessels. Under the increased value insurance, we will be able to recover the sum insured under the policy in addition to the sum insured under our hull and machinery policy in the event of the total loss of the vessel. Increased value insurance policies also cover excess liabilities that are not recoverable in full by the hull and machinery policies by reason of under-insurance.

Protection and Indemnity Insurance

Protection and indemnity insurance policies, which cover our third-party liabilities in connection with our shipping activities, are provided by mutual protection and indemnity associations, or P&I Associations. These insurance policies cover third-party liability and other related expenses of injury or death of crew, passengers and other third-parties, loss or damage to cargo, claims arising from collisions with other vessels, damage to other third-party property, pollution arising from oil or other substances, and salvage, towing and other related costs, including wreck removal. Protection and indemnity insurance policies are a form of mutual indemnity insurance policies, extended by protection and indemnity mutual associations, or “clubs.” Subject to the “capping” of exposure discussed below, our coverage, except for pollution, is unlimited.

Our current protection and indemnity insurance coverage for pollution is up to $1.0 billion per vessel per incident. The P&I Associations that compose the International Group insure approximately 90% of the world’s commercial tonnage and have entered into a pooling agreement to reinsure each association’s liabilities. As a member of a P&I Association that is a member of the International Group, we are subject to calls payable to the associations based on our claim records as well as the claim records of all other members of the individual associations, and members of the International Group.

Trademarks and Licenses

We have entered into a trademark license agreement with Aegean Oil pursuant to which Aegean Oil has granted us a non-transferable, non-exclusive, perpetual (subject to termination for material breach), world-wide, royalty-free right and license to use certain trademarks related to the Aegean logo and “Aegean Marine Petroleum” in connection with marine fuel supply services.

Seasonality

Our business is not seasonal.

Legal Proceedings

In the ordinary course of business, we may be subject to legal proceedings and claims for damages or penalties relating to, among other things, personal injury, property casualty and environmental contamination. We expect that these claims will be covered by our insurance policies, subject to customary deductibles. Those claims, even if lacking merit, could result in the expenditure of significant financial and managerial resources.

We are involved in litigation and administrative proceedings primarily arising in the normal course of our business. In the opinion of management, our liability, if any, under any other pending litigation or administrative proceedings, even if determined adversely, would not materially affect our financial condition, results of operations or cash flows. Please see “Item 8.A—Consolidated Statements and Other Financial Information—Legal Proceedings” of our Annual Report on Form 20-F for the year ending December 31, 2013.

Properties

The following table presents certain information relating to our leased and owned properties as of the date of this prospectus supplement. We consider our properties to be suitable and adequate for our present needs.

LOCATION	PRINCIPAL USE	LEASED OR OWNED	LEASE EXPIRATION DATE
Piraeus, Greece	Business coordination center and ship-management office	Leased	March 2023
Portland, U.K.	Administrative and operations office and storage facility	Leased	October 2032
Fujairah, UAE	Administrative and operations office	Leased	October 2058
Khor Fakkan, UAE	Administrative and operations office	Leased	December 2015
Gibraltar	Administrative and operations office	Leased	April 2040
Kingston, Jamaica	Administrative office and land storage facility	Owned	—
Singapore	Administrative and operations office	Leased	September 2016
Antwerp, Belgium	Administrative and operations office	Owned	—
Edgewater, New Jersey, U.S.A.	Property leased to third-party	Owned	—
New York, New York, U.S.A.	Administrative office	Leased	December 2015
Connecticut, New York, U.S.A.	Administrative and operations office	Leased	January 2018
Nicosia, Cyprus	Administrative office	Leased	May 2015
Vancouver, Canada	Administrative and operations office	Leased	February 2016
Montreal, Canada	Sales and marketing office	Leased	January 2017
Port of Spain, Trinidad	Administrative and operations office	Leased	March 2016
Las Palmas, Canary Islands	Administrative and operations office and storage facility	Leased	December 2027
Tangiers, Morocco	Storage Facility	Leased	November 2031
Fujairah, UAE	Storage Facility	Leased	October 2058
Panama	Administrative and operations office	Leased	January 2016
Barcelona	Storage facility and operations office	Leased	April 2022

Exchange Controls

Under Marshall Islands, Greek law and the law of jurisdictions where our service centers and marketing offices are located, there are currently no restrictions on the export or import of capital, including foreign exchange controls or restrictions that materially affect the remittance of dividends, interest or other payments to non-resident holders of our common stock.

DESCRIPTION OF NOTES

We will issue the new notes as additional notes under the indenture (the “base indenture”) dated as of October 23, 2013, between us and Deutsche Bank Trust Company Americas as trustee (the “trustee”), as supplemented by the supplemental indenture, dated as of October 23, 2013 (the “supplemental indenture,” and collectively with the base indenture, the “indenture”), between us and the trustee. The terms of the new notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended, which we refer to as the Trust Indenture Act. You may request a copy of the indenture (which includes the form of note) from us at the address set forth under “Where You Can Find More Information.”

We previously issued an aggregate of $86,250,000 principal amount of 4.00% Convertible Senior Notes due 2018 under the indenture, all of which remain outstanding. The new notes will be treated as a single class with the existing notes and will have the same terms as the existing notes. The new notes will have the same CUSIP and ISIN numbers as, and will be immediately fungible with, the existing notes. Unless the context requires otherwise, the new notes and the existing notes are referred to collectively in this “Description of Notes” as the “notes.”

The following description is a summary of the material provisions of the new notes and the indenture and does not purport to be complete. This summary is subject to and is qualified by reference to all of the provisions of the new notes and the indenture, including the definitions of certain terms used in the indenture. Whenever particular provisions or defined terms of the indenture or the new notes are referred to, these provisions or defined terms are incorporated in this prospectus supplement by reference. We urge you to read these documents because they, and not this description, define your rights as a holder of the new notes.

For purposes of this description, references to “the Company,” “we,” “our” and “us” refer only to Aegean Marine Petroleum Network Inc. and not to its subsidiaries, unless the context requires otherwise.

General

The new notes:

■	will be our general unsecured, senior obligations;

■	will bear cash interest from November 1, 2014, at an annual rate of 4.00% payable on May 1 and November 1 of each year, beginning on May 1, 2015;

■	will be subject to redemption at our option on or after November 1, 2016, at a redemption price equal to 100% of the principal amount of the new notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date if the last reported sale price (as defined below) of our common stock equals or exceeds 140% of the applicable conversion price (as defined below) for at least 20 trading days (as defined below) during the 30 consecutive trading day period ending on the trading day immediately prior to the date we deliver notice of the redemption;

■	will be subject to repurchase by us at the option of the holders following a fundamental change (as defined below under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes”), at a price equal to 100% of the principal amount of the new notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date;

■	will mature on November 1, 2018, unless earlier converted, redeemed or repurchased;

■	will be issued in minimum denominations of $1,000 principal amount and in integral multiples of $1,000 in excess thereof; and

■	will be represented by one or more registered notes in global form, but in certain limited circumstances may be represented by new notes in definitive form. See “—Book-Entry, Settlement and Clearance.”

Following this offering, $126.25 million aggregate principal amount of 4.00% Convertible Senior Notes due 2018 (or $132.25 million if the underwriter exercises its option to purchase up to an additional $6,000,000 aggregate principal amount in full) will be outstanding.

Subject to satisfaction of certain conditions and during the periods described below, the notes may be converted based on an initial conversion rate of 70.2679 shares of the Company’s common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $14.23 per share of common stock). The conversion rate is subject to adjustment if certain events occur. Upon conversion of a new note, we will satisfy our conversion obligation by paying or delivering, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election, as described below under “—Conversion Rights—Settlement upon Conversion.” You will not receive any separate cash payment for interest, if any, accrued and unpaid to the conversion date (as defined below) except under the limited circumstances described below.

The indenture does not limit the amount of debt that may be issued by us or our subsidiaries under the indenture or otherwise. The indenture does not contain any financial covenants and will not restrict us from paying dividends or repurchasing our other securities, including those junior to the notes. Other than the restrictions described under “—Consolidation, Merger and Sale of Assets” below and except for the provisions set forth under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes” and “—Conversion Rights—Adjustment to Shares Delivered upon Conversion upon a Make-Whole Fundamental Change,” the indenture does not contain any covenants or other provisions designed to afford holders of the notes protection in the event of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us that could adversely affect such holders or result in a decline in the credit rating of the notes (if the notes are rated at such time).

We may, without the consent of the holders, issue additional notes under the indenture with the same terms and with the same CUSIP numbers as the existing notes and the new notes in an unlimited aggregate principal amount; provided, however, that if any such additional notes are not fungible with the existing notes and the new notes offered hereby for federal income tax purposes, then such additional notes will have a separate CUSIP number. We may also from time to time repurchase notes in open market purchases or negotiated transactions without giving prior notice to holders. Any notes repurchased by us will be retired and no longer outstanding under the indenture.

The new notes will be issued in minimum denominations of $1,000 principal amount and in integral multiples of $1,000 in excess thereof. References to “a note” or “each note” in this prospectus supplement refer to $1,000 principal amount of the notes.

We do not intend to list the notes on a national securities exchange or any interdealer quotation system.

Payments on the New Notes; Paying Agent and Registrar; Transfer and Exchange

We will pay or cause to be paid the principal of and interest on the notes in global form registered in the name of, or held by, The Depository Trust Company (“DTC”) or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global note.

We will pay or cause to be paid the principal of any certificated notes at the office or agency designated by us for that purpose. We have initially designated the trustee as our paying agent, transfer agent and registrar and its office in the continental United States as a place where the notes may be presented for payment or for registration of transfer. We may, however, change the paying agent or registrar without prior notice to the holders of the notes, and we may act as paying agent or registrar. Interest on certificated notes will be payable (i) to any holder of an aggregate principal amount of notes less than or equal to $5.0 million, by check mailed to such holder, and (ii) to any holder of an aggregate principal amount of notes greater than $5.0 million, either by check mailed to such holder or, upon application by such holder to the registrar not later than the relevant record date (as defined below), by ACH payment or by wire transfer in immediately available funds to such holder’s account within the United States, which application shall remain in effect until such holder notifies, in writing, the registrar to the contrary.

A holder of certificated notes may transfer or exchange such notes at the office of the registrar in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. A holder of a beneficial interest in a note in global form may transfer or exchange such beneficial interest in accordance with the indenture and the applicable procedures of the depositary.

See “—Book-Entry, Settlement and Clearance.” No service charge will be imposed by us, the trustee or the registrar for any registration of transfer or exchange of the notes, but we, the trustee or the registrar may require a holder to pay a sum sufficient to cover any transfer tax or other similar governmental charge required by law or permitted by the indenture.

The trustee and the registrar will not be required to transfer or exchange any note after we have delivered a redemption notice or after it has been surrendered for conversion or required repurchase.

The registered holder of a note will be treated as the owner of it for all purposes.

Interest

The new notes will bear cash interest at a rate of 4.00% per year until maturity. Interest on the new notes will accrue from November 1, 2014, and thereafter, from the last date on which interest has been paid or duly provided for. Interest will be payable semiannually in arrears on May 1 and November 1 of each year (each, an “interest payment date”), beginning May 1, 2015.

Interest will be paid to the person in whose name a note is registered at the close of business on the April 15 or October 15, as the case may be (each, a “record date”), immediately preceding the relevant interest payment date. Interest on the notes will be computed on the basis of a 360-day year composed of twelve 30-day months.

If any interest payment date, the maturity date, the redemption date or earlier required repurchase date upon a fundamental change falls on a day that is not a business day, the required payment will be made on the next succeeding business day and no interest on such payment will accrue as a result of such delay. The term “business day” means any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York or the place of payment is authorized or required by law or executive order to close or be closed.

Unless the context requires otherwise, all references to interest in this description include special interest, if any, payable at our election as the sole remedy relating to the failure to comply with our reporting obligations as described under “—Events of Default.”

Ranking

The new notes will be our senior, unsecured obligations and will rank equal in right of payment with the existing notes and our existing and future senior, unsecured debt, and will be senior in right of payment to any future debt that is expressly subordinated to the notes. The new notes will be structurally subordinated to all debt and other liabilities and commitments of our subsidiaries, including trade payables and any guarantees that they may provide with respect to any of our existing or future debt, and will be effectively subordinated to any secured debt that we may incur to the extent of the assets securing such debt.

We currently conduct a substantial majority of our operations through our subsidiaries, and our subsidiaries generate a substantial portion of our operating income and cash flow. As a result, our cash flow and our ability to service our debt, including our ability to pay the principal of, and interest on, the new notes, are dependent to a significant extent on the interest payments, dividends, distributions and other transfers that we receive from our subsidiaries, each of which may be limited by the terms of our subsidiaries’ financing agreements.

In addition, the indenture governing the new notes will not restrict our ability to incur additional indebtedness, including secured indebtedness that would be effectively senior to our obligations under the new notes, or the ability of our subsidiaries to incur additional liabilities, all of which would be structurally senior to our obligations under the new notes.

In the event of a bankruptcy, liquidation or dissolution of a subsidiary, the creditors of such subsidiary will be paid first, after which the subsidiary may not have sufficient assets remaining to make any payments to us as a shareholder or otherwise so that we can meet our obligations under the notes. In the event of a bankruptcy, liquidation, reorganization or other winding up of us, our assets that secure secured debt will be available to pay obligations on the notes only after all indebtedness under our secured debt has been repaid in full from such assets. In such event, there may not be sufficient assets remaining to pay amounts due on any or all of the notes then outstanding.

As of September 30, 2014, on a consolidated basis, we had $892.9 million of debt outstanding, $818.1 million of which was secured debt of our subsidiaries. As of September 30, 2014, pro forma for the repayment of approximately $192.0 million of indebtedness and other adjustments as set forth under “Capitalization” and after giving effect to the issuance of the new notes (and assuming no exercise by the underwriter of its option to purchase additional notes), on a consolidated basis, we would have had approximately $741.6 million of debt outstanding.

Optional Redemption

No sinking fund is provided for the notes. Prior to November 1, 2016, the notes will not be redeemable. On or after November 1, 2016, and prior to the maturity date, we may redeem for cash all, but not less than all, of the notes if the last reported sale price of our common stock equals or exceeds 140% of the applicable conversion price for at least 20 trading days during the 30 consecutive trading day period ending on the trading day immediately prior to the date on which we deliver notice of the redemption. The redemption price will equal 100% of the principal amount of the notes to be redeemed, plus any accrued and unpaid interest to, but excluding, the redemption date, unless the redemption date falls after a record date but on or prior to the corresponding interest payment date, in which case we will instead pay, on that interest payment date, the full amount of accrued and unpaid interest to the holder of record as of the close of business on such record date, and the redemption price will equal 100% of the principal amount of the notes to be redeemed. The redemption date must be a business day.

To the extent a holder converts its notes “in connection” with our election to redeem the notes, we will increase the conversion rate as described below under “—Conversion Rights—Adjustment to Shares Delivered upon Conversion upon a Make-Whole Fundamental Change.”

We will give notice of a redemption not more than 45 calendar days but not less than 30 calendar days prior to the redemption date (with written notice to the trustee no less than 15 business days (or such shorter period as agreed by the trustee) prior to the sending of such redemption notice in the event the trustee is engaged by the us to send such notice or cause such notice to be sent in our name and at our expense) to all record holders at their addresses set forth in the register of the registrar and by issuing a press release.

No notes may be redeemed if the principal amount of the notes has been accelerated and such acceleration has not been rescinded, on or prior to the redemption date (except in the case of an acceleration resulting from a default by us that would be cured by our payment of the redemption price with respect to such notes).

Conversion Rights

General

Prior to the close of business on the business day immediately preceding May 1, 2018, the notes will be convertible only upon satisfaction of one or more of the conditions described below under the headings “—Conversion Upon Satisfaction of Sale Price Condition,” “—Conversion Upon Satisfaction of Trading Price Condition,” “—Conversion Upon Specified Corporate Events” and “Conversion Based on Redemption.” Regardless of the foregoing circumstances, holders may convert their notes at any time on or after May 1, 2018 until the close of business on the scheduled trading day immediately preceding the maturity date. You may not convert your notes after the close of business on the business day immediately preceding the maturity date.

The conversion rate will initially be 70.2679 shares of our common stock per $1,000 principal amount of the notes (equivalent to an initial conversion price of approximately $14.23 per share of common stock). On December 22, 2014, we paid a dividend of $0.02 per share to holders of our common stock, which is in excess of the dividend threshold described in clause (4) under “Description of Notes—Conversion Rights—Conversion Rate Adjustments.” This dividend will result in an adjustment to the conversion rate. However, because the dividend would not result in an increase of at least 1% of the conversion rate, it will instead be carried forward and taken into account in any future adjustment or will be given effect at the times specified in the last paragraph under “Description of Notes—Conversion Rights—Conversion Rate Adjustments.” Upon conversion of a note, we will pay or deliver or cause to be paid or delivered, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election, as set forth below under “—Settlement upon Conversion.”

The trustee will initially act as the conversion agent.

The conversion rate and the equivalent conversion price (which at all times will be equal to $1,000 divided by the conversion rate at such time) in effect at any given time are referred to as the “applicable conversion rate” and the “applicable conversion price,” respectively.

You may convert fewer than all of your notes so long as the aggregate principal amount of notes that you convert equals $1,000 or an integral multiple of $1,000 in excess thereof.

If we call the notes for redemption, you may convert your notes only until the close of business on the business day prior to the redemption date unless we fail to pay the redemption price. If you submit notes for repurchase upon a fundamental change, you may convert such notes only if you first withdraw your repurchase notice.

Upon conversion, we will not make any separate cash payment for accrued and unpaid interest, except as described below. Instead, our delivery to you of the consideration due upon conversion will be deemed to satisfy in full our obligation to pay:

■	the principal amount of your note; and

■	accrued and unpaid interest, if any, on the notes held by you to, but excluding, the conversion date.

As a result, accrued and unpaid interest, if any, to, but excluding, the conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited.

Notwithstanding the preceding paragraph, if the notes are converted after the close of business on a record date for the payment of interest but prior to the open of business (as defined below) on the corresponding interest payment date, holders of such notes at the close of business on such record date will receive the interest payable on such notes on the corresponding interest payment date notwithstanding the conversion. Notes, upon surrender for conversion during the period from the close of business on any record date to the open of business on the corresponding interest payment date, must be accompanied by funds equal to the amount of interest, if any, payable on the notes so converted on such interest payment date; provided that no such payment need be made:

■	for conversions following the record date immediately preceding the maturity date;

■	if we have specified a redemption date that is after a record date and on or prior to the business day immediately following the corresponding interest payment date and the conversion occurs after such record date and on or prior to the open of business on such interest payment date;

■	if we have specified a fundamental change repurchase date that is after a record date and on or prior to the business day immediately following the corresponding interest payment date and the conversion occurs after such record date and on or prior to the open of business on such interest payment date; or

■	to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such note.

“Close of business” means 5:00 p.m., New York City time. “Open of business” means 9:00 a.m., New York City time.

If a holder converts the notes, we will pay any documentary, stamp or similar issue or transfer tax due on the issue of any shares of our common stock upon the conversion, unless the tax is due because the holder requests that any shares be issued in a name other than the holder’s name, in which case the holder will pay that tax.

Holders may surrender their notes for conversion only under the following circumstances:

Conversion Upon Satisfaction of Sale Price Condition

Prior to the close of business on the business day immediately preceding May 1, 2018, a holder may present its notes for conversion during any calendar quarter (and only during such calendar quarter), if the last reported sale price per share of our common stock for each of at least 20 trading days (whether or not consecutive) during the 30 consecutive trading days ending on, and including, the last trading day of the immediately preceding calendar quarter is greater than 130% of the conversion price on such trading day.

The “last reported sale price” of our common stock on any date means the closing sale or trading price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the principal U.S. national or regional securities exchange on which our common stock is traded. If our common stock is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “last reported sale price” will be the last quoted bid price per share for our common stock in the over-the-counter market on the relevant date as reported by OTC Markets Group Inc. or a similar organization. If our common stock is not so quoted, the “last reported sale price” will be the average of the mid-point of the last bid and ask prices per share for our common stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose. Neither the trustee nor the conversion agent will have any duty to monitor or determine such sale price.

“Trading day” means a day on which (i) trading in our common stock (or other security for which a closing sale price must be determined) generally occurs on the NYSE or, if our common stock (or such other security) is not then listed on the NYSE, on the principal other U.S. national or regional securities exchange on which our common stock (or such other security) is then listed or, if our common stock (or such other security) is not then listed on a U.S. national or regional securities exchange, on the principal other market on which our common stock (or such other security) is then listed or admitted for trading; (ii) there is no “market disruption event”; and (iii) a closing price for our common stock (or such other security) is available on such securities exchange. If our common stock (or such other security) is not so listed or traded, then “trading day” means a “business day.”

A “market disruption event” means, for purposes of determining whether the notes will be convertible pursuant to the contingent conversion provisions under “—Conversion Rights,” the occurrence or existence during the one-half hour period ending on the scheduled close of trading on the principal U.S. national or regional securities exchange on which our common stock is listed for trading of any material suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in our common stock or in any options contracts or future contracts relating to our common stock.

Conversion Upon Satisfaction of Trading Price Condition

Prior to the close of business on the business day immediately preceding May 1, 2018, a holder may convert its notes during the five consecutive business-day period immediately after any five consecutive trading day period (the five consecutive trading day period being referred to as the “measurement period”) in which the “trading price” per $1,000 principal amount of the notes, as determined following a request by a holder of the notes in accordance with the procedures described below, for each trading day of the measurement period was less than 98% of the product of the last reported sale price of our common stock and the conversion rate on such trading day.

The “trading price” of the notes on any date of determination means the average of the secondary market bid quotations obtained by the bid solicitation agent for $2.0 million principal amount of notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select; provided, however, that if three such bids cannot reasonably be obtained by the bid solicitation agent but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the bid solicitation agent, that one bid shall be used. If the bid solicitation agent cannot reasonably obtain at least one bid for $2.0 million principal amount of notes from a nationally recognized securities dealer on any trading day, then the trading price per $1,000 principal amount of the notes on such trading day will be deemed to be less than 98% of the product of the last reported sale price of our common stock and the conversion rate on such trading day. If (x) we are not acting as bid solicitation agent, and we do not, when we are required to, instruct the bid solicitation agent in writing to obtain bids, or if we give such written instruction to the bid solicitation agent, and the bid solicitation agent fails to make such determination or (y) we are acting as bid solicitation agent and we fail to make such determination, then, in either case, the trading price per $1,000 principal amount of the notes will be deemed to be less than 98% of the product of the last reported sale price of our common stock and the conversion rate on each trading day of such failure.

The bid solicitation agent (if other than us) shall have no obligation to determine the trading price per $1,000 principal amount of the notes unless we have requested such determination in writing, and we will have no obligation to make such request (or seek bids ourselves) unless a holder of at least $2.0 million aggregate principal amount of the notes provides us with reasonable evidence that the trading price per $1,000 principal amount of the notes would be less than 98% of the product of the last reported sale price of our common stock and the conversion rate. At such time, we will, or will instruct the bid solicitation agent to, determine the trading price per $1,000 principal amount of the notes beginning on the next trading day and on each successive trading day until the trading price per $1,000 principal amount of the notes is greater than or equal to 98% of the product of the last reported sale price of our common stock and the conversion rate. If the trading price condition has been met, we will so notify the holders, the trustee and the conversion agent (if other than the trustee) in writing. If, at any time after the trading price condition has been met, the trading price per $1,000 principal amount of the notes is greater than or equal to 98% of the product of the last reported sale price of our common stock and the conversion rate for such date, we will so notify the holders, the trustee and the conversion agent (if other than the trustee) in writing. For the avoidance of doubt, neither the trustee nor the conversion agent shall have any duty to monitor or determining the trading price.

We will initially act as the bid solicitation agent, but we may appoint any other person to be the bid solicitation agent without prior notice.

Conversion Upon Specified Corporate Events

Certain Distributions

If, prior to the close of business on the business day immediately preceding May 1, 2018, we elect to:

■	issue, to all or substantially all holders of our common stock, any rights, options or warrants entitling them, for a period of not more than 60 calendar days after the record date of such issuance, to subscribe for or purchase shares of our common stock at a price per share less than the average of the last reported sale prices of our common stock for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of such issuance; or

■	distribute, to all or substantially all holders of our common stock, our assets, debt securities or rights to purchase our securities, which distribution has a per share value, as reasonably determined by our board of directors or a committee thereof, exceeding 10% of the last reported sale price of our common stock on the trading day immediately preceding the date of announcement for such distribution, then, in either case, we must notify the trustee, the conversation agent (if other than the trustee) and the holders of the notes at least 30 scheduled trading days prior to the ex-dividend date for such issuance or distribution. Once we have given such notice, holders may convert their notes at any time until the earlier of 5:00 p.m., New York City time, on the business day immediately preceding the ex-dividend date for such issuance or distribution and our announcement that such issuance or distribution will not take place.

Certain Corporate Events

If, prior to the close of business on the business day immediately preceding May 1, 2018, either (i) a transaction or event that constitutes a fundamental change (as defined under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes”) occurs; (ii) a transaction or event that constitutes a make-whole fundamental change (as defined under “—Adjustment to Shares Delivered upon Conversion upon a Make-Whole Fundamental Change”) occurs; or (iii) we are a party to a consolidation, merger, binding share exchange, or a transfer or lease of all or substantially all of our assets, or any other transaction, in each case pursuant to which our common stock would be converted into or exchanged for, or would constitute solely the right to receive, cash, securities or other property, then the notes may be converted at any time from and after the effective date of the transaction or event until the earlier of (x) 35 trading days after the actual effective date of such transaction or event (or, if later, the date on which we provide notice of such transaction or event) or, if such transaction or event also constitutes a fundamental change, the related fundamental change repurchase date; and (y) the close of business on the scheduled trading day immediately preceding the maturity date. We will notify the holders, the trustee and the conversion agent (if other than the trustee) in writing no later than the business day after the date we publicly announce such transaction or event.

Conversion Based on Redemption

If we call a note for redemption, the holder of that note may surrender the note for conversion at any time before the close of business on the business day immediately preceding the redemption date.

Conversions on or after May 1, 2018

Holders may convert their notes at any time on or after May 1, 2018 until the close of business on the scheduled trading day immediately preceding the maturity date.

Conversion Procedures

If you hold a beneficial interest in a global note, to convert you must comply with DTC’s procedures for converting a beneficial interest in a global note and, if required, pay funds equal to the interest payable on the next interest payment date as described above and, if required, pay all taxes or duties, if any.

If you hold a certificated note, to convert that note, you must:

■	complete and manually sign the conversion notice on the back of the note, or a facsimile of the conversion notice;

■	deliver the conversion notice, which is irrevocable, and the note to the conversion agent;

■	if required, furnish appropriate endorsements and transfer documents;

■	if required, pay all transfer or similar taxes; and

■	if required, pay funds equal to the interest payable on the next interest payment date as described above.

The date you comply with the relevant procedures described above will be the “conversion date” under the indenture.

Each conversion will be deemed to have been effected as to any notes surrendered for conversion on the conversion date; provided, however, that the person in whose name any shares of common stock shall be issuable upon such conversion will become the holder of record of such shares as of the close of business on the conversion date, in the case of physical settlement (as defined below), or the last trading day of the relevant observation period, in the case of combination settlement (as defined below).

Settlement upon Conversion

Upon conversion, we may choose to pay or deliver, as the case may be, cash (“cash settlement”), shares of our common stock (“physical settlement”) or a combination of cash and shares of our common stock (“combination settlement”), as described below. We refer to each of these settlement methods as a “settlement method.”

All conversions occurring on or after May 1, 2018 will be settled using the same settlement method. Except for any conversions whose conversion date occurs on or after May 1, 2018, we will use the same settlement method for all conversions occurring on the same conversion date, but we will not have any obligation to use the same settlement method with respect to conversions that occur on different conversion dates. For example, we may choose for any conversion of the notes whose conversion date is before May 1, 2018 to settle with physical settlement and choose for any conversion of other notes converted on another conversion date before May 1, 2018 to settle with cash settlement or combination settlement.

If we elect a settlement method, we will inform converting holders, the trustee, the paying agent and the conversion agent (if other than the trustee) in writing, through the trustee (the trustee to send such notice to converting holders upon written instruction from us), of the settlement method we have selected no later than the close of business on the trading day immediately following the related conversion date (or, in the case of any conversions whose conversion date is on or after May 1, 2018, no later than the close of business on the scheduled trading day immediately preceding May 1, 2018). If we do not timely elect a settlement method, then we will be deemed to have elected combination settlement with a specified dollar amount (as defined below) per $1,000 principal amount of the notes equal to $1,000. If we elect combination settlement, but we do not timely notify converting holders of the specified dollar amount per $1,000 principal amount of the notes, then such specified dollar amount will be deemed to be $1,000. It is our current intent to settle the principal amount of the notes in cash.

The type and amount of consideration due upon conversion will be computed as follows:

■	if we elect physical settlement, we will deliver, in respect of each $1,000 principal amount of notes being converted, a number of whole shares of our common stock equal to the conversion rate (and cash in lieu of any fractional share as described below);

■	if we elect cash settlement, we will pay, in respect of each $1,000 principal amount of notes being converted, cash in an amount equal to the sum of the daily conversion values for each of the 25 consecutive trading days in the relevant observation period; and

■	if we elect (or are deemed to have elected) combination settlement, we will pay or deliver, as the case may be, in respect of each $1,000 principal amount of notes being converted, a settlement amount consisting of cash and whole shares equal to the sum of the daily settlement amounts for each of the 25 consecutive trading days in the relevant observation period (and cash in lieu of any fractional share as described below).

The “daily settlement amount,” for each of the 25 consecutive trading days during the observation period, will consist of:

■	cash equal to the lesser of:

■	the maximum cash amount per $1,000 principal amount of notes being converted to be received upon conversion (excluding cash in lieu of any fractional share of our common stock) as specified in the notice specifying our chosen settlement method, or deemed to be so specified (the “specified dollar amount”), divided by 25 (such quotient being referred to as the “daily measurement value”); and

■	the daily conversion value (as defined below) on such trading day; and

■	if such daily conversion value exceeds such daily measurement value, a number of shares of common stock equal to (1) the difference between such daily conversion value and such daily measurement value, divided by (2) the daily VWAP for such trading day.

The “daily conversion value” means, for any trading day, (1) the product of (x) the conversion rate on such trading day and (y) the daily VWAP on such trading day, divided by (2) 25.

The “daily VWAP” means, for any trading day, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “ANW <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such trading day (or if such volume-weighted average price is unavailable, the market value of one share of our common stock on such trading day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by us). The “daily VWAP” will be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

The “observation period” with respect to any note surrendered for conversion means:

■	if the relevant conversion date occurs before May 1, 2018, the 25 consecutive trading-day period beginning on, and including, the second trading day after such conversion date; and

■	if the relevant conversion date occurs on or after May 1, 2018, the 25 consecutive trading days beginning on, and including, the 27th scheduled trading day immediately preceding the maturity date.

For the purposes of determining the consideration due upon conversion only, “trading day” means a day on which (i) there is no market disruption event (as defined below) and (ii) trading in our common stock generally occurs on the NYSE or, if our common stock is not then listed on the NYSE, on the principal other U.S. national or regional securities exchange on which our common stock is then listed or, if our common stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which our common stock is then listed or admitted for trading. If our common stock is not so listed or admitted for trading, “trading day” means a “business day.”

For the purposes of determining any observation period only, “market disruption event” means (i) a failure by the primary U.S. national or regional securities exchange or market on which our common stock is listed or admitted for trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m.,

New York City time, on any scheduled trading day for our common stock for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in our common stock or in any options, contracts or future contracts relating to our common stock.

“Scheduled trading day” means a day that is scheduled to be a trading day on the principal U.S. national or regional securities exchange or market on which our common stock is listed or admitted for trading. If our common stock is not so listed or admitted for trading, “scheduled trading day” means a “business day.”

Except as described under “—Conversion Rate Adjustments,” “—Adjustment to Shares Delivered upon Conversion upon a Make-Whole Fundamental Change” and “—Recapitalizations, Reclassifications, Mergers and Other Changes of Our Common Stock,” we will pay or deliver, as the case may be, the consideration due upon conversion to converting holders on the third business day immediately following the last trading day of the applicable observation period, if we elect cash settlement or combination settlement, or on the third business day immediately following the relevant conversion date, if we elect physical settlement.

We will pay cash in lieu of delivering any fractional share of common stock, if any, otherwise issuable upon conversion based on the daily VWAP on the last trading day of the applicable observation period, in the case of combination settlement, or based on the daily VWAP on the relevant conversion date (or if such conversion date is not a trading day, the immediately preceding trading day), in the case of physical settlement.

Conversion Rate Adjustments

The conversion rate will be adjusted as described below, except that we will not make an adjustment to the conversion rate if each holder of the notes participates (other than in the case of a share split or share combination), at the same time and upon the same terms as holders of our common stock, and solely as a result of holding the notes, in the relevant transaction described below without having to convert its notes and as if it held a number of shares of common stock equal to the applicable conversion rate, multiplied by the principal amount (expressed in thousands) of notes held by such holder.

(1)	If we exclusively issue to all or substantially all holders of our common stock shares of our common stock as a dividend or distribution on shares of our common stock, or if we effect a share split or share combination, the conversion rate will be adjusted based on the following formula:

CR1 = CR0 x	OS1
OS0

where:

CR0 =	the conversion rate in effect immediately prior to the open of business on the ex-dividend date (as defined below) of such dividend or distribution, or immediately prior to the open of business on the effective date (as defined below) of such share split or combination, as applicable;

CR1 =	the conversion rate in effect immediately after the open of business on such ex-dividend date or the open of business on such effective date;

OS0 =	the number of shares of our common stock outstanding immediately prior to the open of business on such ex-dividend date or effective date; and

OS1 =	the number of shares of our common stock outstanding immediately after giving effect to such dividend, distribution, share split or share combination.

If any dividend, distribution, share split or share combination of the type described in this clause (1) is declared but not so paid or made, the conversion rate shall be immediately readjusted, effective as of the date our board of directors or a committee thereof determines not to pay such dividend or distribution or effect such share split or share combination to the conversion rate that would then be in effect if such dividend or distribution or share split or share combination had not been declared or announced.

(2)	If we issue to all or substantially all holders of our common stock any rights, options or warrants entitling them, for a period of not more than 60 calendar days after the record date of such issuance, to subscribe for or purchase shares of our common stock, at a price per share less than the average of the last reported sale prices of our common stock for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of such issuance, the conversion rate will be increased based on the following formula:

CR1 = CR0 x	OS + X
OS + Y

where:

CR0 =	the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such issuance;

CR1 =	the conversion rate in effect immediately after the open of business on such ex-dividend date;

OS =	the number of shares of our common stock outstanding immediately prior to the open of business on such ex-dividend date;

X =	the total number of shares of our common stock issuable pursuant to such rights, options or warrants; and

Y =	the number of shares of our common stock equal to the quotient of (i) the aggregate price payable to exercise such rights, options or warrants over (ii) the average of the last reported sale prices of our common stock over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of the issuance of such rights, options or warrants.

To the extent that shares of common stock are not delivered after the expiration of such rights, options or warrants, including because the issued rights, options or warrants were not exercised, the conversion rate shall be readjusted to the conversion rate that would then be in effect had the increase with respect to the issuance of such rights, options or warrants been made on the basis of delivery of only the number of shares of common stock actually delivered. If such rights, options or warrants are not so issued, the conversion rate shall be readjusted to the conversion rate that would then be in effect if the ex-dividend date for such issuance had not occurred.

In determining whether any rights, options or warrants entitle the holders to subscribe for or purchase shares of the common stock at a price per share less than the average of the last reported sale prices of our common stock for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement for an issuance, and in determining the aggregate price payable to exercise such rights, options or warrants, there shall be taken into account any consideration received by us for such rights, options or warrants and any amount payable on exercise thereof, the value of such consideration, if other than cash, to be determined by our board of directors.

(3)	If we distribute shares of our capital stock, evidences of our indebtedness, other assets or property of ours or rights, options or warrants to acquire our capital stock or other securities to all or substantially all holders of our common stock, excluding:

■	dividends, distributions, rights, options or warrants as to which an adjustment was effected pursuant to clause (1) or (2) above;

■	dividends or distributions paid exclusively in cash for which an adjustment was effected pursuant to clause (4) below; and

■	spin-offs as to which the provisions set forth below in this clause (3) shall apply, then the conversion rate will be increased based on the following formula:

CR1 = CR0 x	SP0
SP0 - FMV

where:

CR0 =	the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such distribution;

CR1 =	the conversion rate in effect immediately after the open of business on such ex-dividend date;

SP0 =	the average of the last reported sale prices of our common stock over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the ex-dividend date for such distribution; and

FMV =	the fair market value (as determined by our board of directors) of the shares of capital stock, evidences of indebtedness, assets, property, rights, options or warrants distributed with respect to each outstanding share of our common stock on the ex-dividend date for such distribution.

If “FMV” (as defined above) is equal to or greater than the “SP0” (as defined above), in lieu of the foregoing increase, each holder of a note shall receive, in respect of each $1,000 principal amount thereof, at the same time and upon the same terms as holders of our common stock, the amount and kind of shares of our capital stock, evidences of our indebtedness, other assets or property of ours or rights, options or warrants to acquire our capital stock or other securities that such holder would have received if such holder owned a number of shares of common stock equal to the conversion rate in effect on the record date for the distribution.

If any distribution of the type described in this clause (3) is not so paid or made, or if any rights, options or warrants are not exercised before their expiration date, the conversion rate shall be readjusted to be the conversion rate that would then be in effect if such distribution had not been declared.

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock of shares of capital stock of any class or series, or similar equity interest, of or relating to an affiliate, a subsidiary or other business unit of ours, and such capital stock or similar equity interest is listed or quoted (or will be listed or quoted upon the consummation of the transaction) on a national securities exchange or a reasonably comparable non-U.S. equivalent, which we refer to as a “spin-off,” the conversion rate will be increased based on the following formula:

CR1 = CR0 x	FMV0 + MP0
MP0

where:

CR0 =	the conversion rate in effect immediately prior to the open of business on the ex-dividend date of the spin-off;

CR1 =	the conversion rate in effect immediately after the open of business on the ex-dividend date of the spin-off;

FMV0 =	the average of the last reported sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock (determined for purposes of the definition of last reported sale price as if such capital stock or similar equity interest were our common stock) over the first 10 consecutive trading day period after, and including, the ex-dividend date of the spin-off (the “valuation period”); and

MP0 =	the average of the last reported sale prices of our common stock over the valuation period.

The adjustment to the conversion rate under the preceding paragraph will be calculated as of the close of business on the last trading day of the valuation period but will be given effect as of immediately after the open of business on the ex-dividend date of the spin-off. Because we will make the adjustment to the conversion rate with retroactive effect, we will delay the settlement of any conversion of notes where the conversion date (in the case of physical settlement) or any trading day of the applicable observation period (in the case of cash settlement or combination settlement) occurs during the valuation period until the third business day after the last day of the valuation period.

If any distribution of the type described in this clause (3) is declared but not so made, the conversion rate shall be immediately readjusted, effective as of the date our board of directors or a committee thereof determines not to make such distribution, to the conversion rate that would then be in effect if such distribution had not been declared.

(4)	If any cash dividend or distribution (other than a distribution as to which an adjustment was effected pursuant to clause (5) below, and other than a regular, quarterly cash dividend that does not exceed $0.01 per share per quarter, which we refer to as the “dividend threshold,” and which is subject to adjustment as described below) is made to all, or substantially all, holders of our outstanding common stock, the conversion rate will be increased based on the following formula:

CR1 = CR0 x	SP0 - T
SP0 - C

where:

CR0 =	the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such dividend or distribution;

CR1 =	the conversion rate in effect immediately after the open of business on the ex-dividend date for such dividend or distribution;

SP0 =	the last reported sale price of our common stock on the trading day immediately preceding the ex-dividend date for such dividend or distribution;

T =	the dividend threshold; provided, however, that if the dividend or distribution is not a regular quarterly cash dividend, then the dividend threshold will be deemed to be zero; and

C =	the amount in cash per share we distribute to holders of our common stock.

The dividend threshold is subject to adjustment in a manner inversely proportional to adjustments to the conversion rate; provided, however, that no adjustment will be made to the dividend threshold for any adjustment to the conversion rate under this clause (4).

If “C” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each holder of a note shall receive, for each $1,000 principal amount of the notes, at the same time and upon the same terms as holders of shares of our common stock, the amount of cash that such holder would have received if such holder owned a number of shares of our common stock equal to the conversion rate on the record date for such cash dividend or distribution. If any dividend or distribution of the type described in this clause (4) is not so paid, the conversion rate shall be decreased to be the conversion rate that would then be in effect if such dividend or distribution had not been declared.

(5)	If we or any of our subsidiaries make a payment in respect of a tender offer or exchange offer for our common stock, to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the last reported sale price of our common stock on the trading day next succeeding the last date (the “expiration date”) on which tenders or exchanges may be made pursuant to such tender or exchange offer, the conversion rate will be increased based on the following formula:

CR1 = CR0 x	AC + (SP1 x OS1)
OS0 x SP1

where:

CR0 =	the conversion rate in effect immediately prior to the expiration time (as defined below);

CR1 =	the conversion rate in effect immediately after the expiration time;

AC =	the aggregate value of all cash and any other consideration (as determined by our board of directors) paid or payable for shares purchased in such tender or exchange offer;

OS0 =	the number of shares of our common stock outstanding immediately prior to the time (the “expiration time”) on the date such tender or exchange offer expires (prior to giving effect to the purchase of all shares accepted for purchase or exchange in such tender offer or exchange offer);

OS1 =	the number of shares of our common stock outstanding immediately after the expiration time (after giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer); and

SP1 =	the average of the last reported sale prices of our common stock over the 10 consecutive trading day period (the “averaging period”) commencing on the trading day next succeeding the date such tender or exchange offer expires.

The adjustment to the conversion rate under this clause (5) will be calculated as of the close of business on the last trading day of the averaging period but will be given effect as of immediately after the expiration time. Because we will make the adjustment to the conversion rate with retroactive effect, we will delay the settlement of any conversion of the notes where the conversion date (in the case of physical settlement) or any trading day of the applicable observation period (in the case of cash settlement or combination settlement) occurs during the averaging period until the third business day after the last day of the averaging period.

If the application of the foregoing formulas would result in a decrease in the conversion rate, then no adjustment to the conversion rate will be made (other than as a result of a share split, share combination or readjustment of the conversion rate as described in clause (1) above).

Notwithstanding the foregoing, if a conversion rate adjustment becomes effective on any ex-dividend date as described above, and a holder that has converted its notes on or after such ex-dividend date and on or prior to the related record date would be treated, on such record date, as the record holder of the shares of our common stock, if any, issuable upon such conversion based on an adjusted conversion rate for such ex-dividend date, then the conversion rate adjustment relating to such ex-dividend date will not be made for such converting holder. Instead, such holder will be treated as if such holder were, as of such record date, the record owner of such shares of our common stock on an unadjusted basis and will participate in the related dividend, distribution or other event giving rise to such adjustment.

As used in this “Conversion Rate Adjustments” section, “ex-dividend date” means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, and “effective date” means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, reflecting the relevant share split or share combination, as applicable.

We are permitted, to the extent permitted by law and the rules of the NYSE or any other securities exchange on which our common stock is then listed, to increase the conversion rate of the notes by any amount for a period of at least 20 business days if such increase is irrevocable during such 20 business days and our board of directors determines that such increase would be in our best interest. In addition, subject to those listing standards, we may (but are not required to) increase the conversion rate to avoid or diminish income tax to holders of our common stock or rights to purchase shares of our common stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event for U.S. federal income tax purposes. In each case, we will deliver to the trustee and each holder of the notes written notice of such increase at least 15 business days prior to the date such increase takes effect.

A holder may, in some circumstances, including a distribution of cash dividends to holders of our shares of common stock, be deemed to have received a distribution subject to U.S. federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion rate. For a discussion of the U.S. federal income tax considerations generally applicable to an adjustment to the conversion rate, see “Tax Considerations—U.S. Federal Income Tax Considerations.”

We currently have a preferred stock rights plan. See “Description of Capital Stock—Stockholders Rights Agreement” in the accompanying prospectus. To the extent that we have a rights plan in effect when you convert your notes, you will receive, in addition to any shares of common stock otherwise issuable upon conversion, the rights under the rights plan, unless prior to the conversion date, the rights have separated from the common stock, in which case, and only in such case, the conversion rate will be adjusted at the time of separation as if we distributed to all holders of our common stock, shares of our capital stock, evidences of our indebtedness, other assets or property of ours or rights, options or warrants to acquire our capital stock or other securities as described in clause (3) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

Notwithstanding any of the foregoing, the applicable conversion rate will not be adjusted:

■	upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

■	upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

■	upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of October 23, 2013;

■	for a change in the par value of the common stock; or

■	for accrued and unpaid interest.

Adjustments to the applicable conversion rate will be calculated to the nearest 1/10,000th of a share, with five one-hundred-thousandths rounded upward (e.g., 0.76545 would be rounded up to 0.7655). No adjustment to the conversion rate will be required unless the adjustment would require an increase or decrease of at least 1% of the conversion rate; provided, however, that if an adjustment is not made because the adjustment does not change the conversion rate by at least 1%, then such adjustment will be carried forward and taken into account in any future adjustment. Notwithstanding the foregoing, (i) on each conversion date (in the case of physical settlement) or on each trading day of any observation period (in the case of cash settlement or combination settlement), (ii) on the occurrence of any fundamental change or make-whole fundamental change and (iii) on every one year anniversary from the original issue date of the notes, we will give effect to all adjustments that we have otherwise deferred pursuant to this sentence, and those adjustments will no longer be carried forward and taken into account in any future adjustment.

Recapitalizations, Reclassifications, Mergers and Other Changes of Our Common Stock

In the case of any recapitalization, reclassification or change of our common stock (other than a change only in par value, from par value to no par value or no par value to par value, or changes resulting from a subdivision or combination), any consolidation, merger or combination involving us, any sale, lease or other transfer to a third party of the consolidated assets of ours and our subsidiaries substantially as an entirety, or any statutory share exchange, in each case, as a result of which our common stock would be converted into, or exchanged for, or represent solely the right to receive, stock, other securities, other property or assets (including cash or any combination thereof) (such stock, other securities, other property or assets, the “reference property,” and the amount and kind of reference property that a holder of one share of our common stock would be entitled to receive on account of such transaction, a “reference property unit”), then, notwithstanding anything to the contrary herein, at the effective time of the transaction, the consideration due upon conversion of any notes, and the conditions to any such conversion, will be determined in the same manner as if each reference to any number of shares of our common stock in this section titled “—Conversion Rights” were instead a reference to the same number of reference property units. For these purposes, the daily VWAP or last reported sale price of any reference property unit or portion thereof that does not consist of a class of securities will be the fair value of such reference property unit or portion thereof, as applicable, determined in good faith by us (or, in the case of cash denominated in U.S. dollars, the face amount thereof).

If the reference property consists of more than a single type of consideration (determined based in part upon any form of shareholder election), the composition of the reference property unit will be deemed to be the weighted average, per share of common stock, of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election. We will notify holders of the weighted average as soon as practicable after such determination is made. We will agree in the indenture not to become a party to any such transaction unless its terms are consistent with the foregoing.

Notwithstanding anything to the contrary herein, if the reference property unit consists entirely of cash, then we will be deemed to elect cash settlement in respect of all conversions whose conversion date occurs after the effective date of the relevant transaction described above, and we will pay the cash due upon such conversions no later than the third business day after the conversion date.

Adjustments of Prices

Whenever any provision of the indenture requires us to calculate a last reported sale price or a function thereof over a period of multiple days (including any observation period and the “stock price” (as defined below) for purposes of a make-whole fundamental change), we will make appropriate adjustments to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the ex-dividend date, effective date or expiration date of the event occurs, at any time during such period.

Adjustment to Shares Delivered upon Conversion upon a Make-Whole Fundamental Change

If (i) a fundamental change as defined below (determined after giving effect to the paragraph immediately following such definition, but without regard to the exclusion in clause (2) of the definition thereof) occurs or (ii) we call the notes for redemption as described above under “—Optional Redemption” (either event, a “make-whole fundamental change”) and a holder elects to convert its notes in connection with such make-whole fundamental change, we will, under certain circumstances, increase the conversion rate for the notes so surrendered for conversion by a number of additional shares of common stock (the “additional shares”), as described below. A conversion of the notes will be deemed for these purposes to be “in connection with” a make-whole fundamental change described in clause (i) above if (A) for conversion dates prior to May 1, 2018, the applicable conversion date occurs during the period when the notes are convertible on account of such make-whole fundamental change pursuant to the provisions described above under the caption “—Conversion Upon Specified Corporate Events —Certain Corporate Events” and (B) for conversion dates on or after May 1, 2018, if the applicable conversion date occurs during the period from, and including, the effective date of the make-whole fundamental change up to, and including, the business day immediately prior to the related fundamental change repurchase date (or, in the case of a make-whole fundamental change that would have been a fundamental change but for the exclusion in clause (2) of the definition thereof, the 35th trading day immediately following the effective date of such make-whole fundamental change). A conversion of the notes will be deemed for these purposes to be “in connection with” a make-whole fundamental change described in clause (ii) above if the notice of conversion of the notes is received by the conversion agent from, and including, the date of issuance of a notice of redemption as described under “—Optional Redemption,” up to the close of business on the business day immediately preceding the relevant redemption date. We will notify holders of the effective date of any make-whole fundamental change described in clause (i) and issue a press release announcing such effective date no later than one business day immediately after such effective date.

Upon surrender of the notes for conversion in connection with a make-whole fundamental change, we will, at our option, satisfy our conversion obligation by physical settlement, cash settlement or combination settlement, based on the conversion rate as increased to reflect the additional shares pursuant to the table set forth below, as described under “—Settlement upon Conversion.” However, if the consideration for our common stock in any make-whole fundamental change described in clause (2) of the definition of fundamental change is comprised entirely of cash, for any conversion of the notes on or following the effective date of such make-whole fundamental change, the conversion obligation will be calculated based solely on the “stock price” (as such term is defined below) for the transaction and we will satisfy our conversion obligation with respect to each $1,000 principal amount of the notes by paying the converting holder, on the third business day following the applicable conversion date, an amount of cash equal to the applicable conversion rate (including any adjustment described in this section), multiplied by such stock price.

The number of additional shares, if any, by which the conversion rate will be increased for a holder that converts its notes in connection with a make-whole fundamental change will be determined by reference to the table below, based on the date on which the make-whole fundamental change occurs or becomes effective (the “effective date”) and the price (the “stock price”) paid (or deemed paid) per share of our common stock in the make-whole fundamental change. If the holders of our common stock receive only cash in the make-whole fundamental change and the make-whole fundamental change is of the type described in clause (2) of the definition of fundamental change, the stock price shall be the cash amount paid per share. Otherwise, the stock price shall be the average of the last reported sale prices of our common stock over the five trading day period ending on, and including, the trading day preceding the effective date of the make-whole fundamental change. In connection with a make-whole fundamental change triggered by a redemption of the notes as described above under “—Optional Redemption,” the effective date of such make-whole fundamental change will be the date on which we deliver notice of the redemption.

The stock prices set forth in the column headings of the table below will be adjusted as of any date on which the conversion rate of the notes otherwise must be adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner, at the same time and for the same events for which we must adjust the conversion rate as set forth under “—Conversion Rate Adjustments.”

The following table sets forth the number of additional shares that will be added to the conversion rate per $1,000 principal amount of the notes for each stock price and effective date set forth below:

					STOCK PRICE
EFFECTIVE DATE	$10.35	$12.50	$14.23	$16.50	$19.92	$25.00	$35.00	$50.00	$65.00	$80.00
October 23, 2013	26.3504	18.0968	13.9733	10.4455	7.3037	4.8408	2.6571	1.2632	0.5508	0.1104
November 1, 2014	26.3504	16.5872	12.4596	9.0448	6.1456	4.0040	2.2026	1.0688	0.4852	0.1231
November 1, 2015	26.3504	14.9048	10.7266	7.4327	4.8328	3.0804	1.7071	0.8468	0.3975	0.1175
November 1, 2016	26.3504	13.1336	8.7653	5.5782	3.3635	2.0912	1.1826	0.6010	0.2911	0.0964
November 1, 2017	26.3504	11.2496	6.3204	3.2642	1.6933	1.0508	0.6189	0.3208	0.1577	0.0531
November 1, 2018	26.3504	9.7321	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The exact stock price and effective date may not be set forth in the table above, in which case:

■	If the stock price is between two stock prices in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock prices and the earlier and the later effective dates, as applicable, based on a 365- or 366-day year, as applicable.

■	If the stock price is greater than $80.00 (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be added to the conversion rate.

■	If the stock price is less than $10.35 (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be added to the conversion rate.

Notwithstanding the foregoing, in no event will the conversion rate be increased as a result of this section to exceed 96.6183 shares of common stock per $1,000 principal amount of notes, subject to adjustment in the same manner, at the same time and for the same events for which we must adjust the conversion rate as set forth under “—Conversion Rate Adjustments.”

Our obligation to satisfy the additional shares requirement could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies.

Fundamental Change Permits Holders to Require Us to Repurchase Notes

If a fundamental change occurs at any time prior to the maturity date, you will have the right, at your option, to require us to repurchase for cash all of your notes, or any portion of your notes that has a principal amount that is equal to $1,000 or an integral multiple of $1,000 in excess thereof. The price that we will be required to pay will equal 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date, unless the fundamental change repurchase date falls after a record date but on or prior to the corresponding interest payment date, in which case we will instead pay, on such interest payment date, the full amount of accrued and unpaid interest to the holder of record as of the close of business on such record date and the fundamental change repurchase price will equal 100% of the principal amount of the notes to be repurchased. The fundamental change repurchase date will be a date specified by us that is not less than 20 or more than 35 business days following the date on which we deliver a fundamental change notice as described below. Any notes repurchased by us will be paid for in cash. The occurrence of certain events that constitute a fundamental change also constitute an event of default under some of our credit agreements. Currently, our new $1 billion Secured Multicurrency Revolving Credit Facility does not allow us to redeem the notes at our option prior to the later of the maturity of the Tranche A Facility (one year tenor) and the maturity of the Tranche B Facility (two year tenor).

A “fundamental change” will be deemed to have occurred at the time after the notes are originally issued if any of the following occurs:

(1)	a “person” or “group” within the meaning of Section 13(d) of the Exchange Act other than us, our subsidiaries and our and their employee benefit plans has become the direct or indirect “beneficial owner” (as defined below) of shares of our common equity representing more than 50% of the voting power of our common equity;

(2)	the consummation of:

■	any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person; or

■	any transaction or series of related transactions in connection with which (whether by means of exchange, liquidation, consolidation, merger, combination, reclassification, recapitalization, acquisition or otherwise) all of our common stock is exchanged for, converted into, acquired for or constitutes solely the right to receive other securities, other property, assets or cash, but excluding any merger, consolidation, share exchange or acquisition of us with or by another person pursuant to which the persons that beneficially owned (as defined below), directly or indirectly, the shares of our voting stock immediately prior to such transaction beneficially own, directly or indirectly, immediately after such transaction, shares of the surviving, continuing or acquiring corporation’s voting stock representing more than 50% of the total outstanding voting power of all outstanding classes of voting stock of the surviving, continuing or acquiring corporation in substantially the same proportions vis-à-vis each other as immediately prior to such transaction;

(3)	continuing directors (as defined below) cease to constitute at least a majority of our board of directors;

(4)	our shareholders approve any plan or proposal for the liquidation or dissolution of us; or

(5)	our common stock (or other common stock or depositary shares or receipts in respect thereof into which the notes are then convertible) ceases to be listed or quoted on any of the NYSE, the NASDAQ Global Market or the NASDAQ Global Select Market (or any of their respective successors).

A transaction or event described in clause (2) above will not constitute a fundamental change, however, if 90% of the consideration received or to be received by the holders of our common stock, excluding cash payments for fractional shares or dissenters rights, in connection with the transaction or transactions consists of shares of common stock traded on any of the NYSE, the NASDAQ Global Market or the NASDAQ Global Select Market (or any of their respective successors) or which will be so traded or quoted when issued or exchanged in connection with such transaction or event (these securities being referred to as “publicly traded securities”) and as a result of this transaction or event the notes become convertible or exchangeable (assuming physical settlement) solely into such consideration (excluding cash payable in lieu of any fractional share), as described above under “—Conversion Rights—Recapitalizations, Reclassifications, Mergers and Other Changes of Our Common Stock.” For the purposes of this definition of “fundamental change,” any transaction or event that constitutes a fundamental change under both clause (1) and clause (2) above will be deemed to constitute a fundamental change solely under clause (2) of this definition of “fundamental change.”

For purposes of this definition of “fundamental change”:

■	“continuing director” means a director who either was a member of our board of directors on the date of the preliminary prospectus supplement dated October 17, 2013 or who becomes a member of our board of directors subsequent to that date and whose election, appointment or nomination for election by our shareholders is duly approved by a majority of the continuing directors on our board of directors at the time of such approval, either by a specific vote or by approval of the proxy statement issued by us on behalf of our entire board of directors in which such individual is named as nominee for director; and

■	whether a person is a “beneficial owner” will be determined in accordance with Rule 13d-3 under the Exchange Act.

On or before the 10th calendar day after the effective date of a fundamental change, we will provide to all holders of the notes, the trustee and paying agent a written notice of the occurrence of the fundamental change and of the resulting repurchase right. Such notice shall state, among other things:

■	the events causing a fundamental change;

■	the date of the fundamental change;

■	the last date on which a holder may exercise the repurchase right;

■	the fundamental change repurchase price;

■	the fundamental change repurchase date;

■	the name and address of the paying agent and the conversion agent, if applicable;

■	if applicable, the applicable conversion rate and any adjustments to the applicable conversion rate;

■	if applicable, that the notes with respect to which a repurchase notice has been delivered by a holder may be converted only if the holder withdraws the repurchase notice in accordance with the terms of the indenture or to the extent such notes are not subject to such repurchase notice; and

■	the procedures that holders must follow to require us to repurchase their notes.

Simultaneously with providing such notice, we will publish a notice containing this information in a newspaper of general circulation in The City of New York and on our website or through such other public medium as we may use at that time.

To exercise the fundamental change repurchase right, you must deliver to the paying agent, on or before the close of business on the business day immediately preceding the fundamental change repurchase date, subject to extension to comply with applicable law, a repurchase notice and, if the notes to be repurchased are in certificated form, the notes to be repurchased, duly endorsed for transfer. If the notes to be repurchased are in global form, you must initiate a book-entry transfer of such notes to the paying agent on or before the close of business on the business day immediately preceding the fundamental change repurchase date.

Your repurchase notice must state:

■	if certificated, the certificate numbers of your notes to be delivered for repurchase, or if not certificated, your notice must comply with the appropriate DTC procedures;

■	the portion of the principal amount of notes to be repurchased, which must equal $1,000 or an integral multiple of $1,000 in excess thereof; and

■	that the notes are to be repurchased by us pursuant to the applicable provisions of the notes and the indenture.

You may withdraw any repurchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the fundamental change repurchase date. The notice of withdrawal shall state:

■	the principal amount of the withdrawn notes, which principal amount must equal $1,000 or an integral multiple of $1,000 in excess thereof;

■	if certificated notes have been issued, the certificate numbers of the withdrawn notes, or if not certificated, your notice must comply with the appropriate DTC procedures; and

■	the principal amount, if any, which remains subject to the repurchase notice.

Except as provided below, we will be required to repurchase any notes properly surrendered for repurchase and not withdrawn on the fundamental change repurchase date, subject to extension to comply with applicable law. We will pay you the fundamental change repurchase price on the later of (i) the fundamental change repurchase date and (ii) if the notes are in global form, the time of book-entry transfer or the delivery of the notes (or, if certificated, the date you surrender the certificates representing the notes to be repurchased, duly endorsed, to the paying agent). If the paying agent holds money sufficient to pay the fundamental change repurchase price of the notes on the fundamental change repurchase date, then:

■	the notes will cease to be outstanding and interest (except default interest) will cease to accrue (whether or not book-entry transfer of the notes is made or whether or not the notes are delivered to the paying agent); and

■	all other rights of the holder will terminate (other than the right to receive the fundamental change repurchase price and other than the right of a holder of record on a relevant record date to receive the related interest payment on the corresponding interest payment date, as described above).

In connection with any repurchase offer pursuant to a fundamental change repurchase notice, we will, if required:

■	comply with the provisions of the tender offer rules under the Exchange Act that may then be applicable; and

■	file a Schedule TO or any other required schedule under the Exchange Act.

Notwithstanding anything to the contrary herein, the indenture prohibits us from repurchasing any notes at the option of holders upon a fundamental change if, as of the fundamental change repurchase date, the principal amount of the notes has been accelerated, such acceleration has not been rescinded and such acceleration did not result from a default that would be cured by our payment of the fundamental change repurchase price.

The term fundamental change is limited to specified transactions and may not include other events that might adversely affect our financial condition and the value of your notes. In addition, the requirement that we offer to repurchase the notes upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us. We could, in the future, enter into certain transactions, including recapitalizations, that would not constitute a fundamental change but would increase the amount of debt, including secured indebtedness, outstanding or otherwise adversely affect a holder. Neither we nor our subsidiaries are prohibited from incurring debt, including other unsubordinated indebtedness, by the indenture. The incurrence of significant amounts of additional debt could adversely affect our ability to service our debt, including the notes.

Furthermore, holders may not be entitled to require us to repurchase their notes or entitled to an increase in the conversion rate upon conversion as described under “—Conversion Rights—Adjustment to Shares Delivered upon Conversion upon a Make-Whole Fundamental Change” in certain circumstances involving a significant change in the composition of our board, including in connection with a proxy contest where our board does not endorse a dissident slate of directors but approves them for purposes of the definition of “continuing directors” above.

The definition of fundamental change includes a phrase relating to the sale, lease or other transfer of “all or substantially all” of the consolidated assets of us and our subsidiaries, taken as a whole. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of the notes to require us to repurchase its notes as a result of the sale, lease or other transfer of less than all of our assets may be uncertain.

If a fundamental change were to occur, we may not have enough funds to pay the fundamental change repurchase price. Our ability to repurchase the notes for cash may be limited by restrictions on our ability to obtain funds for such repurchase through dividends from our subsidiaries, the terms of our then existing borrowing arrangements or otherwise. See “Risk Factors—Risks relating to the offering—We may not have the ability to raise the funds necessary to pay interest on the notes, to repurchase the notes upon a fundamental change or to settle conversions of the notes in cash.” If we fail to repurchase the notes when required following a fundamental change, we will be in default under the indenture. In addition, we may in the future incur other indebtedness with similar fundamental change provisions permitting holders of such debt to accelerate it or to require us to repurchase such other indebtedness upon the occurrence of similar events.

Payment of Additional Amounts

We will, subject to the exceptions and limitations set forth below, pay to a holder of any note, as additional interest, such additional amounts (the “additional amounts”) as may be necessary in order that every net payment by us or a paying agent of the principal of and interest on the notes and any other amounts payable on the notes (including cash payable in settlement of our conversion obligation in respect of converted the notes) after withholding or deduction for or on account of any present or future tax, assessment or governmental charge imposed or levied by a relevant jurisdiction, will not be less than the amount provided for in the note or to be then due and payable. The term “relevant jurisdiction” as used herein means the Marshall Islands or any other jurisdiction in which the Company is organized or maintains an executive office or place of management or any political subdivision or taxing authority thereof or therein or any other jurisdiction from or through which the Company makes payment on any note.

However, the obligation to pay additional amounts shall not apply to:

■	any tax, assessment or other governmental charge that would not have been so imposed but for the existence of any present or former connection between the holder (or between a fiduciary, settlor, beneficiary, member or shareholder of the holder, if the holder is an estate, a trust, a partnership, a limited liability company or a corporation) and a relevant jurisdiction or its possessions, including the holder (or such fiduciary, settlor, beneficiary, member or shareholder) being or having been a citizen or resident of a relevant jurisdiction or its possessions or being or having been engaged in a trade or business or present in a relevant jurisdiction or its possessions or having, or having had, a permanent establishment in a relevant jurisdiction or its possessions;

■	any estate, inheritance, gift, sales, transfer, capital gains, excise or personal property tax or any similar tax, assessment or governmental charge;

■	any tax, assessment or other governmental charge that is payable otherwise than by withholding or deduction from payments on or in respect of any note;

■	any tax, assessment or other governmental charge that would not have been imposed but for the failure to comply with certification, information or other reporting requirements concerning the nationality, residence or identity of the holder (or a fiduciary, settlor, beneficiary, member, or interestholder of the holder, if the holder is an estate, a trust, a partnership, or a limited liability company) or beneficial owner of that note, if compliance therewith is required by a relevant jurisdiction or taxing authority thereof or therein as a precondition to relief or exemption from the tax, assessment or other governmental charge;

■	any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of, or interest on any note, if payment can be made without withholding by at least one other paying agent; or

■	in the case of any combination of the items listed above.

Nor will additional amounts be paid with respect to any payment on a note to a holder who is a fiduciary, a partnership, a limited liability company or other than the sole beneficial owner of that payment to the extent that a beneficiary or settlor with respect to the fiduciary, a member of that partnership, an interest holder in that limited liability company or a beneficial owner would not have been entitled to the additional amounts had it been the holder.

Consolidation, Merger and Sale of Assets

The indenture provides that we may not consolidate with or merge with or into any other person or sell, convey, transfer or lease all or substantially all our property and assets to another person, unless:

■	the resulting, surviving or transferee person (if not us) (the “successor company”) will be a corporation organized and existing under the laws of the Marshall Islands, England and Wales, Bermuda, The Bahamas, the United States of America, any state thereof or the District of Columbia, and such successor company (if not us) expressly assumes, by a supplemental indenture, executed and delivered to the trustee, in form reasonably satisfactory to the trustee, all of our obligations under the notes and the indenture;

■	immediately after giving effect to such transaction, no default under the indenture shall have occurred and be continuing; and

■	we shall have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that the consolidation, merger, sale, conveyance, transfer or lease and such supplemental indenture (if any) comply with the indenture.

The successor company will succeed to, and be substituted for, and may exercise every right and power of us under the indenture and, subject to certain exceptions, except in the case of a conveyance, transfer or lease of all or substantially all our assets, we will be discharged from our obligations under the notes and the indenture.

Although these types of transactions are permitted under the indenture, certain of the foregoing transactions could constitute a fundamental change permitting each holder to require us to repurchase the notes of such holder as described above.

SEC and Other Reports

We shall deliver to holders with a copy to the trustee, copies of our annual report and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act no later than the time that we are required to file such annual reports, information, documents and other reports with the SEC (giving effect to any grace period provided by Rule 12b-25 under the Exchange Act). Documents filed by us with the SEC via the EDGAR system (or any successor thereto) will be deemed to be delivered to holders and filed with the trustee as of the time such documents are filed via EDGAR; provided, however, that the trustee shall have no obligation whatsoever to determine whether or not such information, documents or reports have been filed pursuant to the EDGAR system (or its successor).

Delivery of such reports, information and documents to the trustee is for informational purposes only and the trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including our compliance with any of our covenants under the indenture (as to which the trustee is entitled to rely exclusively on officer’s certificates).

Events of Default

Each of the following will constitute an event of default under the indenture:

■	we fail to pay principal of the notes (including any fundamental change repurchase price or redemption price) when due at maturity, upon optional redemption, repurchase, declaration of acceleration or otherwise;

■	we fail to pay any interest on the notes when due and such failure continues for a period of 30 days past the applicable due date;

■	we fail to give a fundamental change notice, a notice of a make-whole fundamental change or a notice of redemption, in each case when due;

■	we fail to comply with our obligation to convert the notes in accordance with the indenture upon exercise of any holder’s conversion right;

■	we fail to comply with our obligations under “—Consolidation, Merger and Sale of Assets;”

■	we fail to perform or observe any of our other covenants or warranties in the indenture or in the notes for 60 days after written notice to us from the trustee or to us and the trustee from the holders of at least 25% of the aggregate principal amount of then outstanding notes has been received by us;

■	default by us or any of our subsidiaries with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed in excess of $25 million in the aggregate of us and/or any of our subsidiaries, whether such indebtedness now exists or shall hereafter be created (i) resulting in such indebtedness becoming or being declared due and payable or (ii) constituting a failure to pay the principal or interest of any such debt when due and payable at its stated maturity, upon required repurchase, upon declaration or otherwise, provided that a payment obligation (other than for borrowed money) shall not be deemed to have matured, come due, or been accelerated to the extent it is being disputed by the relevant obligor or obligors in good faith;

■	a final judgment for the payment of $25 million or more (excluding any amounts covered by insurance) rendered against us or any of our subsidiaries, which judgment is not discharged or stayed within 60 days after (i) the date on which the right to appeal thereof has expired if no such appeal has commenced, or (ii) the date on which all rights to appeal have been extinguished; and

■	certain events of bankruptcy, insolvency and reorganization of us or any of our significant subsidiaries (as defined in Article 1, Rule 1-02 of Regulation S-X).

The foregoing will constitute events of default whatever the reason for any such event of default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

If a default under the indenture occurs and is continuing and is actually known to a responsible officer of the trustee, the trustee must send to each holder of the notes notice of the default within 90 days after it occurs or, if later than 90 days, as soon as practicable after it is actually known to a responsible officer of the trustee. The trustee may withhold notice of a default to the holders of the notes if it considers such withholding to be in the interest of the holders of the notes and shall be fully protected in so withholding, except defaults relating to the non-payment of principal (including of the fundamental change repurchase price or the redemption price) or interest on the notes or the failure to convert the notes in accordance with the indenture.

If an event of default (other than an event of default relating to certain events of bankruptcy, insolvency or reorganization of us) occurs and continues, the trustee by written notice to the Company or the holders of at least 25% in principal amount of the outstanding notes by written notice to the Company and the trustee may declare the principal and accrued and unpaid interest on the outstanding notes to be immediately due and payable. In case of certain events of bankruptcy, insolvency or reorganization of us as described above, the principal and accrued and unpaid interest on the notes will automatically become immediately due and payable. Under certain circumstances, the holders of a majority in aggregate principal amount of the outstanding notes may rescind such acceleration with respect to the notes and, as is discussed below, waive these past defaults.

Notwithstanding the foregoing, the indenture for the notes provides that, to the extent we elect, the sole remedy for an event of default relating to our failure to comply with the reporting requirements set forth under “—SEC and Other Reports” will, for the first 90 days after the occurrence of such an event of default, consist exclusively of the right to receive special interest (the “special interest”) on the notes at a rate equal to 0.50% per annum of the principal amount of the notes. If we so elect, such special interest will be payable in the same manner and on the same dates as the stated interest payable on the notes. On such 91st day after such event of default (if such event of default has not been cured or waived prior to such 91st day), the notes will be subject to acceleration as provided above. The provisions of the indenture described in this paragraph will not affect the rights of holders of the notes in the event of the occurrence of any other event of default. If we do not elect to pay the special interest upon an event of default in accordance with this paragraph and the immediately following paragraph, the notes will be subject to acceleration as provided above. References in this prospectus supplement and the accompanying prospectus to interest on the notes are, except as otherwise required by the context, intended to refer to any special interest and additional amounts as well as to regular interest.

In order to elect to pay the special interest as the sole remedy during the first 90 days after the occurrence of an event of default relating to the failure to comply with the reporting obligations in accordance with the immediately preceding paragraph, we must notify all holders of the notes and the trustee and paying agent in writing in an officer’s certificate of such election prior to the occurrence of such event of default. Upon our failure to timely give such notice or to pay the special interest, the notes will be subject to acceleration as provided above. Unless and until a responsible officer of the trustee receives such a certificate, the trustee may assume without inquiry that no special interest is payable.

The holders of a majority in aggregate principal amount of outstanding notes will have the right to direct the time, method and place of any proceedings for any remedy available to the trustee or of exercising any trust or power conferred on the trustee, subject to limitations specified in the indenture. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder of the notes or that would involve the trustee in personal liability. Before taking any action under the indenture, the trustee will be entitled to indemnification or security satisfactory to it against all losses and expenses caused by taking or not taking the action.

The holders of a majority in aggregate principal amount of outstanding notes may waive any past defaults under the indenture, except a default due to the non-payment of principal (including the fundamental change repurchase price or redemption price) or interest or due to our failure to comply with our conversion obligations, a default arising from our failure to repurchase or redeem any notes when required pursuant to the terms of the indenture or a default in respect of any covenant that cannot be amended without the consent of each holder affected.

No holder of the new notes may pursue any remedy under the indenture, except in the case of an event of default due to the non-payment of principal (including the fundamental change repurchase price or redemption price) or interest on the notes or due to the failure to comply with our conversion obligations, unless:

■	the holder has given the trustee written notice of such event of default;

■	the holders of at least 25% in principal amount of outstanding notes make a written request to the trustee to pursue the remedy;

■	such holders have offered the trustee security or indemnity satisfactory to it;

■	the trustee does not receive an inconsistent direction from the holders of a majority in aggregate principal amount of outstanding notes; and

■	the trustee fails to comply with the request within 60 days after receipt of the request and offer of indemnity or security.

Each holder shall have the right to receive payment or delivery, as the case may be, of:

■	the principal (including the fundamental change repurchase price or redemption price) of;

■	accrued and unpaid interest, if any, on; and

■	the consideration due upon conversion of,

its notes, on or after the respective due dates expressed or provided for in the indenture, or to institute suit for the enforcement of any such payment or delivery, as the case may be, and such right to receive such payment or delivery, as the case may be, on or after such respective dates shall not be impaired or affected without the consent of such holder.

The indenture requires us every year to deliver to the trustee a statement confirming our performance of our obligations under the indenture and listing any default and the steps that we have taken or plan to take to remedy such default. The indenture also requires us to deliver to the trustee written notice of any default within 30 days after its occurrence, which notice will describe in reasonable detail the status of such default and what action we are taking or propose to take in respect thereof.

Payments of the redemption price, fundamental change repurchase price, principal and interest that are not made when due will accrue interest per annum at the then-applicable interest rate plus one percent from the required payment date.

Modification and Amendment

Subject to certain exceptions, the indenture and the notes may be modified or amended with the consent of the holders of at least a majority of the aggregate principal amount of the notes then outstanding (including without limitation, consents obtained in connection with a repurchase of, or tender offer or exchange offer for, the notes) and, subject to certain exceptions, any past default or compliance with any provisions of the indenture may be waived with the consent of the holders of a majority of the aggregate principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a repurchase of, or tender offer or exchange offer for, the notes). The existing notes and the new notes and any further additional notes we may issue in the future would be taken together as a single class for the purposes of determining whether any potential modification or amendment has been approved, as well as for all other purposes. However, notwithstanding the foregoing and except as provided below, a modification or amendment requires the consent of the holder of each outstanding note affected by such modification or amendment if it would:

■	reduce the principal amount of or change the stated maturity of any note;

■	reduce the rate or extend the time for payment of interest on any note;

■	reduce any amount payable upon redemption or repurchase of any note or change the time at which or circumstances under which the notes may or shall be redeemed or repurchased;

■	impair the right of a holder to institute suit for payment on any note, including with respect to any consideration due upon conversion of any note;

■	change the currency in which any note is payable;

■	impair the right of a holder to convert any note or reduce the number of shares of common stock or amount of cash or any other property receivable upon conversion;

■	change the ranking of the new notes;

■	reduce any voting requirements under the indenture;

■	amend or modify provisions of the amendment, modification or waiver of provisions of the indenture that require each holder’s consent; or

■	reduce the percentage of the aggregate principal amount of notes required for consent to any amendment or modification of the indenture or to waive any past default.

We and the trustee may modify certain provisions of the indenture without the consent of any holder of the notes, including to:

■	add guarantees with respect to the notes or secure the notes;

■	evidence the assumption of our obligations by a successor person under the provisions of the indenture relating to consolidations, mergers and sales of assets;

■	surrender any of our rights or powers under the indenture;

■	add covenants or events of default for the benefit of the holders of the notes;

■	cure any ambiguity or correct any inconsistency or defect in the indenture or in the new notes that does not adversely affect holders of the new notes;

■	comply with any requirement of the SEC in connection with any qualification of the indenture under the Trust Indenture Act;

■	irrevocably elect a settlement method or a specified dollar amount;

■	evidence the acceptance of appointment by a successor trustee;

■	to comply with the applicable procedures of the applicable depositary;

■	conform the indenture and the form or terms of the new notes, to the “Description of Notes” set forth in the preliminary prospectus supplement, as supplemented by the related issuer free writing prospectus, as evidenced by an officer’s certificate; and

■	make other changes to the indenture or forms or terms of the new notes; provided that no such change individually or in the aggregate with all other such changes has or will have an adverse effect on the interests of the holders of the new notes.

The indenture does not require holders to approve the particular form of any amendment or modification. Instead, it will be sufficient for holders to approve the substance of the amendment or modification.

Whenever an amendment or modification to the new notes or the indenture is approved, we or the trustee, at our written direction, will promptly deliver notice of such modification or amendment to each holder of the new notes and to the trustee, which notice will describe the substance of such modification or amendment in reasonable detail and state the effective date for such modification or amendment. However, our failure to deliver such notice to every holder and the trustee, or any defect in any such notice we deliver, will not impair or otherwise affect the validity of the amendment or modification.

Satisfaction and Discharge

We may satisfy and discharge our obligations under the indenture by delivering to the registrar for cancellation all outstanding notes or by depositing with the trustee or delivering to the holders, as applicable, after the notes have become due and payable, whether at the stated maturity, or any redemption date or fundamental change repurchase date, or upon conversion or otherwise, cash or shares of common stock and cash in lieu of fractional shares, solely to satisfy outstanding conversions, as applicable, sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture by us, as well as provide the trustee with an officer’s certificate and an opinion of counsel that the conditions precedent to such satisfaction and discharge have been satisfied. Such discharge is subject to the terms contained in the indenture.

Calculations in Respect of Notes

Except as otherwise provided above, we will be responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determinations of the last reported sale price of our common stock or any other security, the daily settlement amounts, the daily conversion values, accrued interest payable on the notes and the conversion rate of the notes. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of notes. We will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and conversion agent is entitled to rely conclusively upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of the notes upon the written request of that holder.

Trustee

Deutsche Bank Trust Company Americas, will be the trustee, registrar, paying agent and conversion agent. Deutsche Bank Trust Company Americas, in each of its capacities, including without limitation as trustee, registrar, paying agent and conversion agent, will assume no responsibility for the accuracy or completeness of the information concerning us or our affiliates or any other party contained in this prospectus supplement or the related documents or for any failure by us or any other party to disclose events that may have occurred and may affect the significance or accuracy of such information.

Notices

Except as otherwise described herein, notices to registered holders of the notes will be given by mail or, in the case of global notes, delivered electronically in accordance with the procedures of the depositary to the addresses as they appear in the security register. Notices will be deemed to have been given on the date of mailing.

Governing Law

The indenture provides that it and the notes, and any claim, controversy or dispute arising under or related to the indenture or the notes, will be governed by and construed in accordance with the laws of the State of New York.

Book-Entry, Settlement and Clearance

The new notes will be initially issued in the form of one or more registered new notes in global form. Upon issuance, each of the global notes will be deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in a global note will be limited to persons who have accounts with DTC (“DTC participants”) or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

■	upon deposit of a global note with DTC’s custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants designated by the underwriter; and

■	ownership of beneficial interests in a global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

Beneficial interests in global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described in the indenture.

All interests in the global notes will be subject to the operations and procedures of DTC. We provide the following summary of those operations and procedures solely for the convenience of investors. The operations and procedures of DTC are controlled by that settlement system and may be changed at any time. Neither we nor the underwriter is responsible for those operations or procedures.

DTC has advised us that it is:

■	a limited purpose trust company organized under the laws of the State of New York;

■	a “banking organization” within the meaning of the New York State Banking Law;

■	a member of the Federal Reserve System;

■	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

■	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the underwriters, banks and trust companies, clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the new notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

■	will not be entitled to have the new notes represented by the global note registered in their names;

■	will not receive or be entitled to receive physical, certificated new notes; and

■	will not be considered the owners or holders of the new notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of the notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal and interest with respect to the new notes represented by a global note will be made by the trustee to DTC’s nominee as the registered holder of the global note. None of we, the trustee or the paying agent will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note for any aspect of the records relating to or payments made on account of those interests by DTC or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds.

Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

■	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

■	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days; or

■	an event of default with respect to the notes has occurred and is continuing and such beneficial owner requests that its notes be issued in physical, certificated form.

In addition, at any time, we may, in our sole discretion, by delivering a written request to the registrar, the trustee and the owner of such beneficial interest, permit the exchange of any beneficial interest in a global note for a note in physical, certificated form at the request of the owner of such beneficial interest.

DESCRIPTION OF OTHER INDEBTEDNESS

The following is a summary of the material terms of our credit facilities and other indebtedness that will be outstanding following the consummation of this offering.

2014 Uncommitted Working Capital Facility. On December 17, 2013, Aegean Bunkering U.S.A., our wholly-owned subsidiary which assumed the U.S. East Coast bunkering business of Hess Corporation in our recent acquisition, entered into a $150.0 million uncommitted facility which was renewed on August 22, 2014 for one year and for an amount up to $250.0 million. The facility bears interest at a rate of LIBOR plus 2.4%. Initially, we used a portion of the proceeds of this facility to fund the purchase of inventories pursuant to the acquisition from Hess Corporation and to fund our expansion in the U.S. markets. As of September 30, 2014 and December 31, 2013, we had an outstanding balance under this facility of $136.5 million and $99.3 million, respectively.

2013 Secured Multicurrency Revolving Credit Facility. On September 19, 2013, AMP, Aegean Petroleum International Inc. and Aegean NWE N.V., our wholly-owned subsidiaries, entered into a $1 billion Secured Multicurrency Revolving Credit Facility with a syndicate of commercial lenders, which we and these subsidiaries have guaranteed. The facility is comprised of three tranches, consisting of Tranche A of $155 million for a one year tenor, Tranche B of $115.0 million for two year tenor and Tranche C of $730 million for an uncommitted tenor. On September 18, 2014, our wholly-owned subsidiaries renewed the facility for a two year period. Outstanding amounts under Tranche A and Tranche B bear interest at LIBOR, plus a margin of 2.1% and 2.5%, respectively, and outstanding amounts under Tranche C bear interest at a rate determined by the relevant lender that represents its cost of funds, plus a margin of 2.0%. The facility imposes certain operating and financial restrictions on us, which restrict our ability to incur debt, change our legal and beneficial ownership, merge or consolidate, acquire or incorporate companies and change our business activities. In addition, the facility contains financial covenants which require us to maintain (i) minimum consolidated net working capital of not less than $35.0 million, which will increase to $125.0 million following the first utilization date, (ii) consolidated net tangible net worth of $410.0 million, (iii) a current ratio of at least 1.04 to-1 which will increase to 1.15-to-1 following the quarter of the first utilization date and (iv) an interest cover ratio of at least 1.9-to-1. We used a portion of the proceeds of this facility to repay certain of our existing working capital facilities. As of September 30, 2014 and December 31, 2013, we had an outstanding balance under this facility of $433.3 million and $0.0 million, respectively.

2013 Fujairah Credit Facility. On March 11, 2013, our subsidiary, Aegean Oil Terminal Corporation, as borrower, entered into a credit facility, which we refer to as our 2013 Fujairah Credit Facility, for an aggregate amount of $73.5 million with an international commercial bank to finance the construction of our new oil terminal in Fujairah. The loan is repayable in quarterly installments beginning March 31, 2014 and bears interest at LIBOR plus a margin of 5.25%. As of September 30, 2014 and December 31, 2013, we had an outstanding balance under this facility of $63.5 million and $73.5 million, respectively.

2010 Overdraft Facility. In September 1, 2011, our subsidiary, Aegean NWE, renewed the2010 annually renewable overdraft facility for up to $70.0 million and €500,000. Drawdowns on the facility are limited to a maximum of 90% of the accounts receivable that are accepted by the banks and are credit insured. The facility bears interest at LIBOR plus 2.50% for drawdowns and 2.00% for overdrafts. As of January 2014, this facility was repaid in full using a portion of the proceeds we received from our 2013 Secured Multicurrency Revolving Credit Facility.

2010 Revolving Credit Facility. On June 7, 2010, our subsidiary, AMP, entered into an uncommitted credit facility with an international commercial lender for an amount up to $100.0 million and a term of one year. On June 21, 2011, we renewed this facility for an additional one-year term and increased the available amount to up to $200.0 million, and on May 10, 2012 and 2013 we renewed this facility again for an additional one-year term and until the drawdown of our 2013 Secured Multicurrency Revolving Credit Facility. The renewed facility bears interest at LIBOR plus 2.4%. On February 15, 2013, we obtained a waiver from our lender for the compliance with certain of the financial requirements under this facility. As of January 2014, this facility was repaid in full using a portion of the proceeds we received from our 2013 Secured Multicurrency Revolving Credit Facility.

2010 ANWE Revolving Credit Facility. On April 1, 2010, in connection with the acquisition of ANWE, we assumed an overdraft facility with a Belgian bank in amount of up to $45.0 million. This facility was renewed in October

2010 to $55.0 million, in April 2011 to $70.0 million and in November 2012 to $80.0 million. Drawdowns under this facility are limited to a maximum of 90% of the accounts receivable accepted by the banks and credit-insured. On April 8, 2013, we obtained a waiver from our lender for the compliance with a certain financial requirement under this facility. The facility bears interest at LIBOR plus 2.00% on drawdowns and 2.5% on overdrafts. As of January, 2014, this facility was repaid in full using a portion of the proceeds we received from our 2013 Secured Multicurrency Revolving Credit Facility.

2010 Newbuilding Secured Loan Facility. On April 1, 2010, we assumed a loan agreement with an international bank that was entered into on October 6, 2009 by ANWE and a third-party in an amount of €5.7 million to finance the new building Montana. The facility bears interest at EURIBOR plus 1.26% and is repayable in quarterly installments of approximately €0.1 million. As of September 30, 2014 and December 31, 2013, the outstanding balance under this facility was $5.5 million and $6.4 million (or €4.4 million and €4.6 million), respectively.

2010 ANWE Acquisition Loan Facility. On April 1, 2010, in connection with our acquisition of ANWE, we assumed a loan agreement with a Belgian Bank in an aggregate amount of €4.0 million. This facility bears interest at EURIBOR plus 2.5%. This facility matured on March 31, 2014, and as of September 30, 2014 and December 31, 2013, the outstanding balance under this facility was $0.0 million and $0.3 million (or €0.0 million and €0.2 million), respectively.

2010 Newbuilding ANWE Loan Facility. On April 1, 2010, in connection with our acquisition of ANWE, we assumed a loan agreement with a Belgian bank in an aggregate amount of €3.7 million to finance the construction of our double hull bunkering vessel, the Texas. This facility bears interest at a rate of 4.36%. This facility is renewable every five years and was last renewed on April 1, 2009. As of September 30, 2014 and December 31, 2013, the outstanding balance under this facility was $1.5 million and $2.0 million (or €1.2 million and €1.4 million), respectively.

2009 Senior Secured Revolving Credit Facility. On September 17, 2009, we entered into an annually renewable senior secured revolving credit facility with a bank for an amount of $50.0 million. Since June 29, 2012, we have extended this facility to November 30, 2013. This facility bore interest at 4.0%. This facility has matured, and as of September 30, 2014 and December 31, 2013, we had no outstanding balance under this facility.

2009 Trade Credit Facility. On November 19, 2009, our subsidiary, AMP, entered into an uncommitted trade credit facility, which we refer to as the 2009 Trade Credit Facility with an international commercial lender, for up to $100.0 million, with a sub-limit in an amount of $20.0 million, for short-term transit and storage financing. On May 23, 2011, and further on July 1, 2012, we renewed this facility to increase the amount to $220.0 million. This facility bears interest at LIBOR plus 2.50%. This facility is secured by, among other things, our assigned receivables and fuel oil and gas oil stored or to be stored in a storage facility acceptable to the lender and pledged in its favor. The maximum credit terms given to any individual counterparty may be 45 days from the date of the delivery of the products; the inventories may only be financed up to 30 days from the date such inventories are delivered to the storage facility; and the product to be stored and in transit may be financed up to 10 calendar days from the date of the bill of lading. As of January, 2014, this facility was repaid in full using a portion of the proceeds we received from our 2013 Secured Multicurrency Revolving Credit Facility.

2008 Renewed Senior Secured Credit Facility. On September 30, 2008, as thereafter renewed, amended and supplemented, our subsidiary, AMP, entered into a revolving credit facility with a bank for an uncommitted amount of up to $100.0, with a credit limit of up to $210.0 million, consisting of a committed amount of $125.0 million and an uncommitted amount of up to $85.0 million. This facility bears interest at LIBOR plus 3.00% and matured on November 30, 2013. As of September 30, 2014 and December 31, 2013, we had no balance outstanding under this facility.

2008 Overdraft Facility. On March 11, 2008, we entered into a one year, annually-renewable revolving overdraft facility with a bank in an amount of $20.0 million. On March 30, 2011, we amended this facility to reduce the amount to $10.0 million. On June 29, 2012 we amended this facility to reduce the amount to $8.0 million through April 30, 2013, which we extended until April 30, 2014 for an amount up to $7 million with a supplemental agreement dated July 26, 2013. This facility bears interest at LIBOR plus 6.0%. As of September 30, 2014 and December 31, 2013, we had an outstanding balance under this facility of $7.0 million and $8.0 million, respectively.

2008 Secured Term Loan. On July 8, 2008, we entered into a collateralized term loan facility with a bank for an amount of $15.0 million, which was amended on June 29, 2012. On July 26, 2013, the facility was renewed to extend the repayments. The facility bears interest at LIBOR plus 5.25%. As of September 30, 2014 and December 31, 2013, we had an outstanding balance under this facility of $2.0 million and $4.0 million.

2008 Newbuilding Secured Term Loan. On April 24, 2008, four of our vessel-owning subsidiaries, Kassos Navigation S.A., Tilos Navigation S.A., Halki Navigation S.A. and Symi Navigation S.A., as co-borrowers, jointly and severally, entered into a syndicated secured term loan with an international bank for an amount of $38.8 million to partially finance the construction costs of the vessels Kassos, Tilos, Halki and Symi. This loan bears interest at LIBOR plus 1.40%. As of September 30, 2014 and December 31, 2013, we had $26.1 million and $27.5 million outstanding under this facility, respectively.

2007 Newbuilding Secured Term Loan. On July 5, 2007, as thereafter amended and supplemented, five of our vessel-owning subsidiaries, Andros Marine Ltd., Dilos Marine Inc., Ios Marine Inc., Aegean VII Shipping Ltd. and Anafi Shipping (Pte.) Ltd., as co-borrowers, jointly and severally, entered into a collateralized credit facility for an aggregate amount of $37.6 million with an international commercial bank to finance the construction of five bunkering tankers, Andros, Dilos, Ios, Sikinos and Anafi, respectively. On September 12, 2008, we amended this facility and increased the loan amount to $43.2 million. This loan bears interest at LIBOR plus 1.0%. As of September 30, 2014 and December 31, 2013, the outstanding balance under this facility was $26.5 million and $29.7 million, respectively.

First 2006 Newbuiding Secured Term Loan. On February 10, 2006, five of our vessel-owning subsidiaries, Milos Maritime Inc., Amorgos Maritime Inc., Kimolos Maritime Inc., Mykonos Maritime Inc. and Syros Maritime Inc., as co-borrowers, jointly and severally entered into a collateralized term loan with an international commercial bank for an aggregate amount of $33.4 million to partially finance the construction costs of five double hull tankers, Milos, Amorgos, Kimolos, Mykonos and Syros, respectively. This loan bears interest at LIBOR plus 1.15% plus additional compliance costs. This loan is collateralized by a first priority mortgage over each of the vessels. On December 19, 2006, this facility was refinanced by a term loan (with identical terms and conditions) with the same bank. As of September 30, 2014 and December 31, 2013, we had $14.9 million and $17.0 million outstanding under this facility, respectively.

2006 Newbuilding Secured Syndicated Term Loan. On October 30, 2006, seven of our vessel-owning subsidiaries, Kerkyra Marine S.A., Ithaki Marine S.A., Cephallonia Marine S.A., Paxoi Marine S.A., Zakynthos Marine S.A., Lefkas Marine S.A. and Kythira Marine S.A., as co-borrowers, jointly and severally entered into a syndicated secured term loan for an aggregate amount of $64.8 million with an international commercial bank to finance the construction of seven double hull oil tankers, the Kerkyra, Ithaki, Kefalonia, Paxoi, Zakynthos, Lefkas and Kythira, respectively. This loan bears interest at LIBOR plus 1.30%. As of September 30, 2014 and December 31, 2013, the balance of this facility was $46.8 million and $49.4 million, respectively.

Second 2006 Newbuilding Secured Term Loan. On October 27, 2006, two of our vessel-owning subsidiaries, Tasman Seaways Inc. and Santon Limited, as co-borrowers, jointly and severally, entered into a loan agreement with an international commercial bank for a term loan facility in an aggregate amount of $17.6 million to partially finance the construction costs of two double hull tankers, Kalymnos and Leros, respectively. The facility bears interest at LIBOR plus 1.15% on 70% of the principal amount and at LIBOR plus 1.25% on 30% of the principal amount. As of September 30, 2014 and December 31, 2013, the outstanding balance under this facility was $11.5 million and $12.4 million, respectively.

Third Newbuilding 2006 Secured Term Loan. On October 25, 2006, three of our vessel-owning subsidiaries, Eton Marine Ltd., Benmore Services S.A. and Ingram Enterprises Co., as co-borrowers, jointly and severally entered into a syndicated secured term loan for an aggregate amount of $26.3 million to partially finance the construction costs of three double hull tankers, the Patmos, Nisyros and Karpathos, respectively. This facility bears interest at LIBOR plus 1.30%. As of September 30, 2014 and December 31, 2013, the outstanding balance under this facility was $17.9 million and $19.0 million, respectively.

2005 Newbuilding Secured Syndicated Term Loan. On August 30, 2005, as amended, five of our vessel-owning subsidiaries, Kithnos Maritime Inc., Tempest Shiptrade Ltd., Paros Maritime Inc., Santorini Maritime Inc. and

Serifos Maritime Inc., as co-borrowers, jointly and severally, entered into a syndicated secured credit facility for an aggregate amount of $35.5 million with an international commercial bank to finance the construction of five bunkering tankers Kithnos, Naxos, Paros, Santorini and Serifos, respectively. The loan bears interest at LIBOR plus 1.55%. As of September 30, 2014 and December 31, 2013, the outstanding balance under this facility was $20.7 million and $22.5 million, respectively.

Initial Notes

2013 Senior Convertible Notes. On October 23, 2013, we issued $86.25 million aggregate principal amount of 4% Convertible Unsecured Senior Notes, which are due November 1, 2018, which we refer to as the initial notes, including $11.3 million of initial notes pursuant to the underwriters’ exercise in full of their option to purchase additional notes. We received aggregate net proceeds of approximately $83.4 million after deducting the underwriters’ commissions. We have bifurcated, at the issuance date, the $86.3 million principal amount of the existing notes into liability and equity components of $72.7 million and $13.6 million, respectively, by first determining the carrying amount of the liability component of the initial notes by measuring the fair value of a similar liability that does not have an associated equity component. The equity component was calculated by deducting the fair value of the liability component from the total proceeds received at issuance. As of September 30, 2014 and December 31, 2013, the outstanding liability under the initial notes was $74.8 million and $73.1 million, respectively.

Covenants

Our credit facilities generally contain financial covenants, which require us to maintain, among other things:

■	minimum net equity of between $175.0 million to $250 million, depending on the applicable credit facility;

■	consolidated net tangible net worth of $410 million;

■	minimum market value adjusted net worth or book net worth of between $175.0 million and $410.0 million;

■	minimum solvency ratio on the statutory financial statements of our subsidiary ANWE of 20%;

■	minimum working capital of $125 million following the first utilization date under our 2013 Secured Multicurrency Revolving Credit Facility;

■	minimum interest coverage ratio of at least 1.9-to-one;

■	minimum current ratio of 1.15-to-one;

■	aggregate minimum liquidity of between $25.0 million and $30.0 million and minimum liquidity ratio of more than 0.50-to-one;

■	maximum ratio of total liabilities to total assets of between 0.70-to-one and 0.75-to-one; and

■	minimum consolidated leverage ratio of 0.75-to-one.

The agreements governing our indebtedness also contain restrictions and undertakings, including, among other things:

■	the requirement to maintain the listing of our shares of common stock on the NYSE;

■	restrictions on our payment of dividends and distribution of assets

■	restrictions on our incurrence of debt;

■	the requirement to maintain a minimum value of collateral;

■	restrictions on our ability to merge or consolidate;

■	restrictions on our ability to acquire additional vessels;

■	restrictions on changes in our business activities; and

■	change of control restrictions.

Our secured credit facilities are generally secured by, among other things:

■	first priority mortgage over each of the pledged vessels in favor of each of our lenders;

■	assignments of earnings, insurances and requisition of compensation of each of the mortgaged vessels; and

■	corporate guarantees.

A violation of any of the financial covenants contained in our credit facilities described above may constitute an event of default under our credit facilities, which, unless cured within the grace period set forth under the credit facility, if applicable, or waived or modified by our lenders, provides our lenders with the right to, among other things, require us to post additional collateral, enhance our equity and liquidity, increase our interest payments, pay down our indebtedness to a level where we are in compliance with our loan covenants, sell vessels in our fleet, reclassify our indebtedness as current liabilities and accelerate our indebtedness and foreclose their liens on our vessels and the other assets securing the credit facilities, which would impair our ability to continue to conduct our business.

Furthermore, certain of our credit facilities contain a cross-default provision that may be triggered by a default under one of our other credit facilities. A cross-default provision means that a default on one loan would result in a default on certain other loans. Because of the presence of cross-default provisions in certain of our credit facilities, the refusal of any one lender under our credit facilities to grant or extend a waiver could result in certain of our indebtedness being accelerated, even if our other lenders under our credit facilities have waived covenant defaults under the respective credit facilities. If our secured indebtedness is accelerated in full or in part, it would be very difficult in the current financing environment for us to refinance our debt or obtain additional financing and we could lose our vessels and other assets securing our credit facilities if our lenders foreclose their liens, which would adversely affect our ability to conduct our business.

Moreover, in connection with any waivers of or amendments to our credit facilities that we obtain, our lenders may impose additional operating and financial restrictions on us or modify the terms of our existing credit facilities. These restrictions may further restrict our ability to, among other things, pay dividends, make capital expenditures or incur additional indebtedness, including through the issuance of guarantees. In addition, our lenders may require the payment of additional fees, require prepayment of a portion of our indebtedness to them, accelerate the amortization schedule for our indebtedness and increase the interest rates they charge us on our outstanding indebtedness.

DESCRIPTION OF CAPITAL STOCK

The following description of our common stock, preferred stock, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the common stock and preferred stock that we may offer under this prospectus. For the complete terms of our common stock and preferred stock, please refer to our amended and restated articles of incorporation and our amended and restated bylaws, or the Bylaws, that are filed as exhibits to our registration statement on Form F-1 (Registration No. 333-129768), which exhibits are incorporated by reference herein. The BCA may also affect the terms of these securities. The terms we have summarized below will apply generally to any future shares of our common stock or preferred stock that we may offer. The terms of any shares of common stock or preferred stock we offer under a prospectus supplement may differ from the terms we describe below, in which event we will describe the particular terms of any series of these securities in more detail in such prospectus supplement.

Authorized Capitalization

Under our Articles, our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.01 per share, of which 48,179,353 shares were outstanding as of the date of this prospectus supplement and 25,000,000 shares of preferred stock, par value $0.01 per share, of which no shares were issued and outstanding as of the date of this prospectus supplement. All of our outstanding shares of stock are in registered form.

Share History

Initial Public Offering

In December 2006, we completed our initial public offering in the United States under the Securities Act. In this respect, 14,375,000 shares of common stock were issued for $14.00 per share. The proceeds of the initial public offering, net of underwriting commissions of $14.1 million and net of offering expenses of $1.9 million amounted to $185.2 million.

Share Issuances and Repurchases

In January 2010, we completed the public offering in the United States of 4,491,900 shares of common stock at a public offering price of $32.75 per share. The net proceeds of this offering amounted to $139.0 million after deducting underwriters’ commissions and discounts and expenses payable to us.

In April 2010, we issued 6,000 restricted shares of common stock in connection with our acquisition of Verbeke Bunkering N.V., which has since been renamed Aegean North West Europe NV.

In May 2010, we acquired from Leveret in a private transaction 1,000,000 shares of our common stock.

In July 2011, our board of directors approved a share repurchase program for up to 2,000,000 shares of our common stock. Share repurchases under the program may be made from time to time for cash in open market transactions at prevailing market prices or in privately negotiated transactions. In August 2012, our board of directors approved the extension of the share repurchase program for an additional 12-month period. The timing and amount of purchases under the program are determined by a special committee of our board of directors and our management, based on market conditions and other factors. The program does not require us to purchase any specific number or amount of shares of our common stock and may be suspended or reinstated at any time in our discretion and without notice. Purchases under the program are subject, among other things, to our insider trading policies. We have purchased a total of 971,639 shares of our common stock under this program, totaling $4.6 million in the aggregate.

On October 16, 2014, we announced that our board of directors authorized a new share repurchase program under which we may repurchase up to $20 million of our outstanding common stock over the next two years. As of the date of this prospectus supplement, we have not purchased any common shares under this program.

Restricted Share Awards

Since our initial public offering in December 2006, we granted an aggregate amount of 3,137,598 restricted shares of common stock pursuant to our Amended and Restated 2006 Equity Incentive Plan, or the Plan, to certain of our executive officers, employees and non-executive directors. We have reserved a total of 4,053,500 shares of common stock for issuance under the Plan.

Common Stock

As of the date of this prospectus supplement, we have 48,179,353 shares of common stock outstanding out of 100,000,000 shares of common stock authorized to be issued. Each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of shares of common stock are entitled to receive ratably all dividends, if any, declared by our board of directors out of funds legally available for dividends. Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of shares of our preferred stock having liquidation preferences, if any, the holders of our shares of common stock will be entitled to receive pro rata our remaining assets available for distribution. Holders of our shares of common stock do not have conversion, redemption or preemptive rights to subscribe to any of our securities. The rights, preferences and privileges of holders of shares of common stock are subject to the rights of the holders of any shares of preferred stock which we may issue in the future.

Preferred Stock

Under the terms of our Articles, our board of directors has the authority, without any further vote or action by our shareholders, to issue up to 25,000,000 shares of preferred stock. The material terms of any series of preferred stock that we offer through a prospectus supplement will be described in that prospectus supplement. Our board of directors is authorized to provide for the issuance of shares of preferred stock in one or more series with designations as may be stated in the resolution or resolutions providing for the issue of such shares of preferred stock. At the time that any series of our preferred stock are authorized, our board of directors will fix the dividend rights, any conversion rights, any voting rights, redemption provisions, liquidation preferences and any other rights, preferences, privileges and restrictions of that series, as well as the number of shares constituting that series and their designation. Our board of directors could, without stockholder approval, cause us to issue shares of preferred stock which have voting, conversion and other rights that could adversely affect the holders of shares of our common stock or make it more difficult to effect a change in control. Shares of our preferred stock could be used to dilute the share ownership of persons seeking to obtain control of us and thereby hinder a possible takeover attempt which, if our stockholders were offered a premium over the market value of their shares, might be viewed as being beneficial to our stockholders. In addition, our shares of preferred stock could be issued with voting, conversion and other rights and preferences which would adversely affect the voting power and other rights of holders of shares of our common stock. Our board of directors may issue shares of preferred stock on terms calculated to discourage, delay or prevent a change of control in us or the removal of our management.

We have designated 100,000 shares of our preferred stock as Series A Participating Preferred Stock in connection with the adoption of our Stockholders Rights Agreement, See “—Stockholders Rights Agreement” below.

Directors

Our directors are elected by a majority of the votes cast by shareholders entitled to vote. There is no provision for cumulative voting.

Our board of directors must consist of at least three members. Shareholders may change the number of directors only by amending the bylaws which requires the affirmative vote of holders of 70% or more of the outstanding shares of capital stock entitled to vote generally in the election of directors. The board of directors may change the number of directors only by a vote of not less than 66 2/3% of the entire board of directors. At each annual meeting, directors to replace those directors whose terms expire at such annual meeting shall be elected to hold office until the third succeeding annual meeting. Each director shall serve his respective term of office until his successor shall have been duly elected and qualified, except in the event of his death, resignation, removal, or the earlier termination of his term of office. Our board of directors has the authority to fix the amounts which shall be payable to the members of the board of directors for attendance at any meeting or for services rendered to us.

Interested Transactions

Our Bylaws provide that a contract or transaction between us and one or more of our directors or officers, or between us and any other corporation, partnership, association or other organization in which one or more of its directors or officers are our directors or officers, or have a financial interest, will not be void or voidable, if (i) the material facts as to the relationship or interest and as to the contract or transaction are disclosed or are known to our board of directors or its committee and the board of directors or the committee in good faith authorizes the contract or transaction by the affirmative vote of a majority of disinterested directors, or, if the votes of the disinterested directors are insufficient to constitute an act of the board of directors as provided in the BCA, by unanimous vote of the disinterested directors; or (ii) the material facts as to the relationship or interest are disclosed to the shareholders, and the contract or transaction is specifically approved in good faith by the vote of the shareholders; or (iii) the contract or transaction is fair to us as of the time it is authorized, approved or ratified, by the board of directors, its committee or the shareholders.

Shareholder Meetings

Under our Bylaws, annual shareholder meetings will be held at a time and place selected by our board of directors. The meetings may be held in or outside of the Marshall Islands. Special shareholder meetings may be called at any time by our board of directors, Chairman, or President on business brought before the special meeting by our board of directors, Chairman, or President. Our board of directors may set a record date between 15 and 60 days before the date of any meeting to determine the shareholders that will be eligible to receive notice and vote at the meeting.

Dissenters’ Rights of Appraisal and Payment

Under the BCA, our shareholders have the right to dissent from various corporate actions, including any merger or consolidation or sale of all or substantially all of our assets not made in the usual course of our business, and receive payment of the fair value of their shares. However, the right of a dissenting shareholder to receive payment of the appraised fair value of his shares is not available under the BCA for the shares of any class or series of stock, which shares or depository receipts in respect thereof, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting of the shareholders to act upon the agreement of merger or consolidation, were either (i) listed on a securities exchange or admitted for trading on an interdealer quotation system or (ii) held of record by more than 2,000 holders. In the event of any further amendment of our amended and restated articles of incorporation, a shareholder also has the right to dissent and receive payment for the shareholder’s shares if the amendment alters certain rights in respect of those shares. The dissenting shareholder must follow the procedures set forth in the BCA to receive payment. In the event that we and any dissenting shareholder fail to agree on a price for the shares, the BCA procedures involve, among other things, the institution of proceedings in any appropriate court in any jurisdiction in which our shares are primarily traded on a local or national securities exchange.

Shareholders’ Derivative Actions

Under the BCA, any of our shareholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the shareholder bringing the action is a holder of our shares of common stock both at the time the derivative action is commenced and at the time of the transaction to which the action relates.

Limitations on Liability and Indemnification of Officers and Directors

The BCA authorizes corporations to limit or eliminate the personal liability of officers and directors to corporations and their shareholders for monetary damages for breaches of directors’ fiduciary duties. Our Articles and Bylaws include a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director to the fullest extent permitted by law.

Our Bylaws provide that we must indemnify our officers and directors to the fullest extent authorized by law if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. We are also expressly authorized to advance certain expenses (including attorneys’ fees and disbursements and court costs) to our directors and officers and carry directors’ and officers’ insurance policies providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability and indemnification provisions in our Articles and Bylaws may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our shareholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Anti-Takeover Effect of Certain Provisions of our Articles of Incorporation and Bylaws

Several provisions of our Articles and Bylaws, which are summarized below, may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of our board of directors to maximize shareholder value in connection with any unsolicited offer to acquire us. However, these anti-takeover provisions, which are summarized below, could also discourage, delay or prevent (1) the merger or acquisition of our Company by means of a tender offer, a proxy contest or otherwise that a shareholder may consider in its best interest and (2) the removal of incumbent officers and directors.

Classified Board of Directors

Our Articles provide for the division of our board of directors into three classes of directors, with each class as nearly equal in number as possible, serving staggered, three year terms. Approximately one-third of our board of directors will be elected each year. This classified board provision could discourage a third party from making a tender offer for our shares of common stock or attempting to obtain control of us. It could also delay shareholders who do not agree with the policies of our board of directors from removing a majority of our board of directors for two years.

Blank Check Preferred Stock

Our Articles authorize our board of directors to establish one or more series of preferred stock and to determine, with respect to any series of preferred stock, the terms and rights of that series, including:

■	the designation of the series;

■	the preferences and relative, participating, option or other special rights, if any, and any qualifications, limitations or restrictions of such series; and

■	the voting rights, if any, of the holders of the series.

Business Combinations

Although the BCA does not contain specific provisions regarding “business combinations” between corporations organized under the laws of the Republic of Marshall Islands and “interested shareholders,” we have included these provisions in our Articles. Our Articles contain provisions which prohibit us from engaging in a business combination with an interested shareholder for a period of three years after the date of the transaction in which the person became an interested shareholder, unless:

■	prior to the date of the transaction that resulted in the shareholder becoming an interested shareholder, our board of directors approved either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder;

■	upon consummation of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer;

■	at or subsequent to the date of the transaction that resulted in the shareholder becoming an interested shareholder, the business combination is approved by the board of directors and authorized at an annual or special meeting of shareholders, and not by written consent, by the affirmative vote of at least 70% of the outstanding voting stock that is not owned by the interested shareholder; or

■	the shareholder became an interested shareholder prior to the consummation of the initial public offering of shares of our common stock under the Securities Act.

For purposes of these provisions, a “business combination” includes mergers, consolidations, exchanges, asset sales, leases and other transactions resulting in a financial benefit to the interested shareholder and an “interested shareholder” is any person or entity that beneficially owns 20% or more of the shares of our outstanding voting stock and any person or entity affiliated with or controlling or controlled by that person or entity.

Election and Removal of Directors

Our Articles prohibit cumulative voting in the election of directors. Our Articles and Bylaws require parties other than the board of directors to give advance written notice of nominations for the election of directors. Our Articles and Bylaws also provide that our directors may be removed only for cause and only upon the affirmative vote of the holders of 70% or more of the outstanding shares of our capital stock entitled to vote generally in the election of directors. These provisions may discourage, delay or prevent the removal of incumbent officers and directors.

Limited Actions by Shareholders

Our Bylaws provide that any action required or permitted to be taken by our shareholders must be effected at an annual or special meeting of shareholders or by the unanimous written consent of our shareholders. Our Bylaws also provide that our board of directors, Chairman, or President may call special meetings of our shareholders and the business transacted at the special meeting is limited to business brought before the special meeting by our board of directors, Chairman or President. Accordingly, shareholders are prevented from calling a special meeting for shareholder consideration of a proposal over the opposition of our board of directors and shareholder consideration of a proposal may be delayed until the next annual meeting.

Supermajority Provisions

The BCA generally provides that the affirmative vote of a majority of the outstanding shares entitled to vote at a meeting of shareholders is required to amend a corporation’s articles of incorporation, unless the articles of incorporation requires a greater percentage. Our Articles provide that the following provisions in the Articles may be amended only by an affirmative vote of 70% or more of the outstanding shares of our capital stock entitled to vote generally in the election of directors:

■	the board of directors shall be divided into three classes;

■	directors may only be removed for cause and by an affirmative vote of the holders of 70% or more of the outstanding shares of our capital stock entitled to vote generally in the election of directors;

■	the directors are authorized to make, alter, amend, change or repeal our bylaws by vote not less than 70% of the entire board of directors;

■	the shareholders are authorized to alter, amend or repeal our bylaws by an affirmative vote of 70% or more of the outstanding shares of our capital stock entitled to vote generally in the election of directors;

■	the Company may not engage in any business combination with any interested shareholder for a period of three years following the transaction in which the person became an interested shareholder; and

■	the Company shall indemnify directors and officers to the full extent permitted by law, and the Company shall advance certain expenses (including attorneys’ fees and disbursements and court costs) to the directors and officers.

For purposes of these provisions, an “interested shareholder” is generally any person or entity that owns 20% or more of the shares of our outstanding voting stock or any person or entity affiliated with or controlling or controlled by that person or entity.

Advance Notice Requirements for Shareholders Proposals and Director Nominations

Our Articles and Bylaws provide that shareholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of shareholders must provide timely notice of their proposal in writing to the corporate secretary. Generally, to be timely, a shareholder’s notice must be received at our principal executive offices not less than 120 days nor more than 180 days prior to the one year anniversary of the immediately preceding year’s annual meeting of shareholders. Our Articles and Bylaws also specify requirements as to the form and content of a shareholder’s notice. These provisions may impede a shareholder’s ability to bring matters before an annual meeting of shareholders or make nominations for directors at an annual meeting of shareholders.

Stockholders Rights Agreement

We entered into a Stockholders Rights Agreement, or the Agreement, with Computershare Trust Company, N.A., as Rights Agent, as of August 14, 2009. Under the Agreement, we declared a dividend payable of one preferred stock purchase right, or Right, for each outstanding share of our common stock, to our stockholders of record at the close of business on August 14, 2009. Each Right entitles the registered holder to purchase from us a unit consisting of one one-thousandth of a share of our Series A Participating Preferred Stock, par value $0.01 per share. The Rights will separate from the common stock and become exercisable after the earlier of (1) the 10th day (or such later date as determined by our board of directors) after public announcement that a person or group acquires ownership of 15% or more of shares of our common stock or (2) the 10th business day (or such later date as determined by our board of directors) after a person or group announces a tender or exchange offer, which would result in that person or group holding 15% or more of shares of our common stock. On the distribution date, each holder of a Right will be entitled to purchase for $100, or the Exercise Price, a fraction (1/1000th) of one share of our Series A Participating Preferred Stock, which has similar economic terms as one share of our common stock.

If an acquiring person, or an Acquiring Person, acquires more than 15% of the shares of our common stock, then each holder of a Right (except that Acquiring Person) will be entitled to buy at the Exercise Price, a number of shares of our common stock which has a market value of twice the Exercise Price. Any time after the date an Acquiring Person obtains more than 15% of shares of our common stock and before that Acquiring Person acquires more than 50% of outstanding shares of our common stock, we may exchange each Right owned by all other Rights holders, in whole or in part, for one share of our common stock. The Rights expire on the earliest of (i) August 14, 2019 or (ii) the redemption of the Rights by us or (iii) the exchange of the Rights as described above. We can redeem the Rights at any time on or prior to the earlier of the tenth business day following the public announcement that a person has acquired ownership of 15% or more of shares of our common stock, or August 14, 2019. The terms of the Rights and the Agreement may be amended to make changes that do not adversely affect the rights of the Rights holders (other than the Acquiring Person). The Rights do not have any voting rights. The Rights have the benefit of certain customary anti-dilution protections.

UNDERWRITING

Subject to the terms and conditions of the underwriting agreement dated as of January     , 2015, Jefferies LLC, as underwriter has agreed to purchase from us, and we have agreed to sell, the entire principal amount of the new notes (referred to in this section as the “notes”) to be offered by this prospectus supplement in the public offering.

The underwriting agreement provides for a firm commitment underwriting, subject to certain conditions precedent such as the receipt by the underwriter of officers’ certificates and legal opinions and approval of certain legal matters by its counsel. The underwriting agreement provides that the obligations of the underwriter to purchase the notes offered hereby are subject to certain conditions precedent and that the underwriter will purchase all of the notes offered by this prospectus supplement if any of these notes are purchased. We have agreed to indemnify the underwriter and certain controlling persons against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriter may be required to make in respect of those liabilities.

The underwriter is offering the notes subject to their acceptance of the notes from us and subject to prior sale. The underwriter reserves the right to withdraw, cancel or modify offers to the public and to reject order in whole or in part. We have been advised that the underwriter proposes to offer the notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement plus accrued interest from November 1, 2014 to the date of delivery and to certain dealers at such price less a concession not in excess of     % of the principal amount of the notes. After the initial public offering, the underwriter may change the offering price and other selling terms.

Commission and Expenses

The following table shows the public offering price, underwriting discounts and commissions that we are to pay the underwriter and the proceeds, before expenses, to us in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriter’s option to purchase additional notes.

	PER NOTE		TOTAL
	WITHOUT OPTION TO PURCHASE ADDITIONAL NOTES	WITH OPTION TO PURCHASE ADDITIONAL NOTES	WITHOUT OPTION TO PURCHASE ADDITIONAL NOTES	WITH OPTION TO PURCHASE ADDITIONAL NOTES
Public offering price	$	$	$	$
Underwriting discounts and commissions paid by us	$	$	$	$
Proceeds to us, before expenses	$	$	$	$

We estimate that our share of the total expenses of this offering, excluding the underwriting discount and commissions, will be approximately $270,000. We have agreed to pay a portion of the underwriter’s expenses.

Determination of Offering Price

The initial public offering price for the notes will be determined by negotiations between us and the underwriter. Among the factors to be considered in these negotiations will be prevailing market conditions, our financial information, market valuations of other companies that we and the underwriter believes to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant.

We offer no assurances that the initial public offering price will correspond to the price at which the notes will trade in the public market subsequent to the offering or that an active trading market for the notes will develop and continue after the offering.

No Listing

The notes will not be listed on any securities exchange or quoted on any automated dealer quotation system. The underwriter may make a market in the notes after completion of the offering, but will not be obligated to do so and may discontinue any market-making activities at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes or that an active trading market for the notes will develop. If an active trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

Option to Purchase Additional Notes

We have granted to the underwriter an option, within the 30-day period beginning on the date the notes are first issued, to purchase up to $6,000,000 aggregate principal amount of additional notes at the public offering price, plus accrued interest from November 1, 2014 to the date of delivery, less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement. We will be obligated, pursuant to the option, to sell these additional notes to the underwriter to the extent the option is exercised. If any additional notes are purchased, the underwriter will offer the additional notes on the same terms as those on which the notes are being offered.

No Sales of Similar Securities

In connection with this offering, we have agreed that we will not, without the prior written consent of the underwriter, during the period ending 45 days after the date of this prospectus supplement, (i) sell, offer to sell, contract to sell, lend or in any way transfer or dispose of any shares of our common stock or Related Securities (as defined below); (ii) effect any short sale, or establish or increase any “put equivalent position” (as defined in Rule 16a-1(h) under the Exchange Act) or liquidate or decrease any “call equivalent position” (as defined in Rule 16a-1(h) under the Exchange Act) of any shares of our common stock or Related Securities; (iii) pledge, hypothecate or grant any security interest in any shares of our common stock or Related Securities; (iv) enter into any swap, hedge or similar arrangement or agreement that transfers, in whole or in part, the economic risk of ownership of any shares of our common stock or Related Securities, regardless of whether any such transaction will be settled in securities, in cash or otherwise; (v) announce the offering of any shares of our common stock or Related Securities; (vi) file any registration statement under the Securities Act in respect of any shares of our common stock or Related Securities; or (vii) publicly announce the intention to do any of the foregoing.

The above restrictions do not apply to:

■	the securities and underlying shares of our common stock to be sold in the offering of the notes described in this prospectus; and

■	the issuance by us of shares of our common stock or options to purchase shares of our common stock, or the issuance of shares of our common stock upon the exercise of any option, pursuant to any stock option, stock bonus or other stock plan or arrangement outstanding as of the date hereof and described or incorporated by reference in this prospectus.

For purposes hereof, “Related Securities” means any options or warrants or other rights to acquire shares of our common stock or any securities exchangeable or exercisable for or convertible into shares of our common stock, or to acquire other securities or rights ultimately exchangeable or exercisable for, or convertible into, shares of our common stock.

Each of our directors and executive officers has agreed pursuant to lock-up agreements that, subject to certain exceptions, they will not, directly or indirectly, during the period that is 45 days after the date of this prospectus supplement, without the prior written consent of the underwriter, (i) sell, offer, contract or grant any option to sell (including without limitation any short sale), pledge, assign, transfer, establish an open “put equivalent position” within the meaning of Rule 16a-1(h) under the Exchange Act, or otherwise dispose of any shares of our common stock or Related Securities currently or hereafter owned either of record or beneficially (as defined in Rule 13d-3 under the Exchange Act) by the undersigned, their spouse or family members; (ii) enter into any swap, hedge or similar arrangement or agreement that transfers, in whole or in part, the economic risk of ownership of all or any part of shares of our common stock or Related Securities currently or hereafter owned either of record or beneficially (as defined in Rule 13d-3 under the Exchange Act) by the undersigned regardless of whether any such transaction is to be settled in securities, in cash or otherwise; (iii) make any demand for or exercise any right or cause to be filed a registration statement, prospectus or prospectus supplement, including any amendments or supplements thereto, with respect to the registration of shares of our common stock or Related Securities; or (iv) publicly announce an intention to do any of the foregoing. The above restrictions do not apply to (i) sales under to any sales plan in accordance with Rule 10b5-1 promulgated under the Exchange Act currently in effect or; (ii) entering into a sales plan in accordance with Rule 10b5-1 promulgated under the Exchange Act, provided no sales are made pursuant to such plan during the period that is 45 days after the date of this prospectus supplement.

If our securities are not “actively-traded securities” as defined under Regulation M, 17 CFR 242.101(c)(1) and in the event that either during the last 17 days of the 45-day restricted period, we issue an earnings release or announce material news or a material event relating to us, or prior to the expiration of the 45-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 45-day restricted period, then in either case the 45-day restricted period will be extended until the expiration of the 18-day period beginning on the date of the issuance of the earnings release or the announcement of the material news or material event, as applicable, unless the underwriter waives, in writing, such extension.

Stabilization

In connection with the offering of the notes, the underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of the notes or our common stock. Specifically, the underwriter may over-allot in connection with the offering, creating a short position. In addition, the underwriter may bid for, and purchase, the notes or shares of our common stock in the open market to cover short positions or to stabilize the price of the notes or our common stock. Any of these activities may stabilize or maintain the market price of the notes or our common stock above independent market levels, but no representation is made hereby that the underwriter will engage in any of those transactions or of the magnitude of any effect that the transactions described above may have on the market price of the notes or our common stock. The underwriter will not be required to engage in these activities, and if it engages in these activities, it may end any of these activities at any time without notice.

The underwriter and its affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, investment research, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. The underwriter and its respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which it received or will receive customary fees and expenses.

Affiliations and Conflicts of Interest

The underwriter and certain of its affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriter and certain of its affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the issuer, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriter and certain of its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriter and certain of its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Disclaimers About Non-U.S. Jurisdictions

European Economic Area

In relation to each member state of the European Economic Area which has implemented the Prospectus Directive, each, a Relevant Member State, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, which is referred to as the Relevant Implementation Date, no offer of any securities which are the subject of the offering contemplated by this prospectus supplement has been or will be made to the public in that Relevant Member State other than any offer where a prospectus has been or will be published in relation to such securities that has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the relevant competent authority in that Relevant Member State in accordance with the Prospectus Directive, except that with effect from and including the Relevant Implementation Date, an offer of such securities may be made to the public in that Relevant Member State:

a)	to any legal entity which is a “qualified investor” as defined in the Prospectus Directive;

b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives of the underwriters for any such offer; or

c)	to any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of securities shall require the Company or the underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

This prospectus supplement is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, which is referred to as the Order, and/or (ii) high net worth entities falling within Article 49(2)(a) to (d) of the Order and other persons to whom it may lawfully be communicated, each such person being referred to as a relevant person.

This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

TAX CONSIDERATIONS

The following discussion is a summary of the U.S. federal income tax and Marshall Islands tax considerations generally applicable to U.S. Holders (as defined below) of the purchase, ownership and disposition of our notes and any of our common stock received upon their conversion. This summary does not purport to deal with all aspects of U.S. federal income taxation or Marshall Islands taxation that may be relevant to an investor’s decision to purchase notes, nor any tax consequences arising under the laws of any state, locality or other foreign jurisdiction. This summary is not intended to be applicable to all categories of investors, such as persons who are not U.S. Holders (as defined below), dealers in securities, banks, thrifts or other financial institutions, insurance companies, regulated investment companies, tax-exempt organizations, U.S. expatriates, persons that hold the notes or common stock as part of a straddle, conversion transaction or hedge, persons who own 10% or more of our outstanding stock, persons deemed to sell the notes or the common stock under the constructive sale provisions of the U.S. Internal Revenue Code of 1986, as amended, or the Code, a U.S. Holder (as defined below) whose “functional currency” is other than the U.S. dollar, or persons who acquire or are deemed to have acquired the notes in an exchange or for property other than cash, or holders subject to the alternative minimum tax, each of which may be subject to special rules. This summary does not discuss any aspects of state, local, or any U.S. federal tax considerations other than income taxation (such as estate or gift taxation or unearned income Medicare contribution taxation under Section 1411 of the Code). In addition, this discussion is limited to persons who hold the notes and common stock as “capital assets” within the meaning of the Code (generally, property held for investment) and acquire the notes in connection with this offering.

Marshall Islands Tax Considerations

In the opinion of Seward & Kissel LLP, the following are the material Marshall Islands tax consequences of our activities to us and holders of the notes and of any of our common stock received upon conversion of the notes. We are incorporated in the Marshall Islands. Under current Marshall Islands law, we are not subject to tax on income or capital gains, and no Marshall Islands withholding tax will be imposed upon payments of dividends or interest by us to our stock or note holders, provided such holders are not residents of the Marshall Islands.

U.S. Federal Income Tax Considerations

The following is a summary of the U.S. federal income tax considerations generally applicable to U.S. Holders (as defined below) of the purchase, ownership and disposition of our notes and any shares of our common stock received upon their conversion. The following discussion of U.S. federal income tax matters is based on the Code, judicial decisions, administrative pronouncements, and existing and proposed regulations issued by the United States Department of the Treasury, all of which are subject to change, possibly with retroactive effect. References in the following discussion to “we” and “us” are to Aegean Maritime Petroleum Network Inc. and its subsidiaries on a consolidated basis.

PROSPECTIVE PURCHASERS OF THE NOTES ARE ENCOURAGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP, CONVERSION AND DISPOSITION OF THE NOTES.

Qualified Reopening

The issuance of the notes is intended to be treated as a “qualified reopening” of the initial notes for purposes of applicable Treasury Regulations. Accordingly, the notes are intended to be fungible with the initial notes for U.S. federal income tax purposes and thus will have the same “issue date,” “issue price” and “adjusted issue price” as the initial notes for these purposes. Depending on a U.S. Holder’s purchase price for the notes, the notes may have amortizable bond premium. See discussions below under “U.S. Federal Income Taxation of U.S. Holders-Amortizable Bond Premium” concerning the tax treatment of amortizable bond premium.

U.S. Federal Income Taxation of U.S. Holders

As used in this section, a “U.S. Holder” is a beneficial owner of notes or common stock that is: (1) an individual citizen or resident alien of the United States, (2) a corporation or other entity that is taxable as a corporation, created or organized under the laws of the United States or any state or political subdivision thereof (including the

District of Columbia), (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, and (4) a trust, if a court within the United States is able to exercise jurisdiction over the administration of the trust and one or more United States persons has the authority to control all substantial decisions of the trust.

If an entity treated as a partnership for U.S. federal income tax purposes holds the notes or the common stock, the U.S. federal income tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. Partners of partnerships holding the notes or the common stock are encouraged to consult their own tax advisors.

Pre-issuance Accrued Interest on the Notes

A portion of the price paid for a note will be allocable to interest that “accrued” prior to the date the note is purchased (referred to hereinafter as, “pre-issuance accrued interest”). A portion of the first stated interest payment, due on May 1, 2015, equal to the pre-issuance accrued interest should be treated as a nontaxable return of such portion of the purchase price rather than as interest income, and such U.S. Holder’s adjusted tax basis in the note will exclude the amount of pre-issuance accrued interest.

Payment of Interest

Subject to the discussions concerning pre-issuance accrued interest and amortizable bond premium, interest on a note generally will be includable in the income of a U.S. Holder as ordinary income at the time such interest is received or accrued, in accordance with such holder’s regular method of accounting for U.S. federal income tax purposes. Interest on a note generally will be considered foreign source income and, for purposes of the U.S. foreign tax credit, generally will be considered passive category income.

Amortizable Bond Premium

If, and to the extent, a U.S. Holder’s initial tax basis in a note (excluding amounts in respect of pre-issuance accrued interest treated as a return of capital and further reduced by the value of the note’s conversion feature, which may be determined using any reasonable method) is greater than the stated principal amount of the note, such U.S. Holder will be considered to have acquired the note with “amortizable bond premium.”

A U.S. Holder generally may elect to amortize any such bond premium over the remaining term of the note using a constant yield method described in applicable Treasury Regulations as an offset to stated interest for each accrual period. If a U.S. Holder elects to amortize bond premium, such holder must reduce its adjusted tax basis in such note by the amount of the premium amortized in any year. If a U.S. Holder does not make this election, the premium will decrease the gain or increase the loss that would otherwise be recognized on disposition of such note. Once made, the election applies to all taxable debt instruments then owned and thereafter acquired by the U.S. Holder on or after the first day of the taxable year to which such election applies, and may be revoked only with the consent of the Internal Revenue Service, or the IRS. The rules relating to amortizable bond premium, the determination of the accrual period for any such bond premium, and the effect of an election to amortize bond premium are complex, and thus investors should consult their own tax advisors regarding the application of these rules.

Sale, Exchange or Redemption of a Note or Conversion of a Note Solely in Exchange for Cash

Subject to the discussion below under “Passive Foreign Investment Company Status and Significant Tax Consequences,” upon the sale, exchange or redemption of a note or conversion of a note solely in exchange for cash, a U.S. Holder generally will recognize capital gain or loss equal to the difference between (1) the amount of cash proceeds received on the sale, exchange, redemption or conversion, except to the extent such amount is attributable to accrued interest not previously included in income, which is taxable as ordinary income, and (2) such U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note generally will equal the cost of the note to such U.S. Holder plus the amount, if any, included in income on an adjustment to the conversion rate of the notes, as described in “Adjustments to Conversion Rate” below. Such gain or loss will generally be treated as gain or loss from sources within the United States for U.S. foreign tax credit limitation purposes. U.S. Holders are encouraged to consult their own tax advisors regarding the treatment of capital gains (which may be taxed at lower rates than ordinary income for U.S. Holders who are individuals, trusts or estates) and capital losses (the deductibility of which is subject to limitations).

Adjustments to Conversion Rate

The conversion rate of the notes is subject to adjustment under certain circumstances, as described under “Description of Notes—Adjustment To Conversion Rate.” In the event of an adjustment to the conversion rate of the notes as a result of taxable dividends to holders of our common stock or certain other events, including upon a make-whole fundamental change in certain circumstances, holders of the notes may be treated as having received a constructive distribution for U.S. federal income tax purposes, even if such holder does not exercise its conversion privilege. In addition, a failure to adjust (or to adjust adequately) the conversion rate after an event that increases a noteholder’s proportionate interest in our assets or earnings and profits could be treated as a constructive distribution. Subject to the passive foreign investment company rules described below, any such constructive distribution will be taxable as a dividend to the extent of our current and accumulated earnings and profits. As a result, U.S. Holders could have taxable income as a result of an event pursuant to which no cash or property is received. It is not clear whether any such dividend will be eligible for the reduced tax rate available to certain non-corporate U.S. Holders with respect to “qualified dividend income” as discussed below under “—Taxation of Distributions on Common Stock.”

Conversion of a Note in Exchange for a Combination of Common Stock and Cash

If a U.S. Holder receives a combination of shares of our common stock and cash upon conversion of a note, and such cash is not merely received in lieu of a fractional share, the U.S federal income tax treatment to the U.S. Holder is uncertain. For U.S. federal income tax purposes, the transaction will be treated as an exchange of the note for a combination of cash and shares of our common stock. Assuming the note is a “security” for U.S. federal income tax purposes, which is likely, the conversion could be treated as a “recapitalization” or alternatively as a conversion of a portion of the note for shares of our common stock and a taxable exchange of a portion of the note for cash.

If the conversion is treated as a “recapitalization,” a U.S. Holder will be required to recognize gain (but not loss) realized on this exchange in an amount equal to the lesser of (i) the gain realized (being the excess, if any, of the fair market value of the shares received plus the cash received (other than amount attributable to accrued interest, which will be treated as described above under “Payment of Interest”) over the adjusted tax basis of the note exchanged therefor) and (ii) the cash received (excluding cash attributable to accrued interest). Such gain generally will be capital gain, and will be long-term capital gain if the U.S. Holder’s holding period for the note is more than one year at the time of the exchange. The U.S. Holder’s adjusted tax basis in the shares of our common stock received generally will equal the adjusted tax basis in the note exchanged, decreased by the cash received (excluding cash attributable to accrued interest) and increased by the amount of gain recognized. The U.S. Holder’s holding period in the shares of our common stock received upon exchange of the note will include the holding period of the note so exchanged.

Alternatively, the cash payment might be treated as the proceeds from the redemption of a portion of the note and taxed in the manner described above under “Sale, Exchange or Redemption of a Note or Conversion of a Note Solely in Exchange for Cash” and no gain or loss would be recognized with respect to the portion of the note converted into shares of common stock. In such case, the U.S. Holder’s adjusted tax basis in the note would be allocated pro rata between the shares of our common stock received and the portion of the note that is treated as redeemed for cash.

In either case, a U.S. Holder should be entitled to treat any cash received in the exchange as applied first to the satisfaction of any accrued but unpaid interest on the note. U.S. Holders are encouraged to consult their own tax advisors regarding the proper treatment to them of the receipt of a combination of cash and shares of our common stock upon a conversion.

Any gain recognized will generally be U.S. source income for purposes of computing a U.S. Holder’s foreign tax credit limitation.

Conversion of the Notes Into Common Stock

A U.S. Holder generally will not recognize any income, gain or loss upon conversion of a note into common stock except with respect to cash received in lieu of a fractional share of common stock. A U.S. Holder’s tax basis in the common stock received on conversion of a note will be the same as such U.S. Holder’s adjusted tax basis in the note at the time of conversion, reduced by any basis allocable to a fractional share interest, and the holding period for the common stock received on conversion will generally include the holding period of the note converted. However, to the extent that any common stock received upon conversion is considered attributable to accrued interest not previously included in income by the U.S. Holder, it will be taxable as ordinary income. A U.S. Holder’s tax basis in shares of common stock considered attributable to accrued interest generally will equal the amount of such accrued interest included in income, and the holding period for such shares will begin on the date of conversion.

Cash received in lieu of a fractional share of common stock upon conversion will be treated as a payment in exchange for the fractional share of common stock. Accordingly, the receipt of cash in lieu of a fractional share of common stock generally will result in capital gain or loss, measured by the difference between the cash received for the fractional share and the U.S. Holder’s adjusted tax basis in the fractional share, and will be taxable as described below under “Sale, Exchange or Other Disposition of Common Stock.”

Taxation of Distributions on Common Stock

Subject to the discussion below under the heading “Passive Foreign Investment Company Status and Significant Tax Consequences,” any distributions made by us with respect to our common stock to a U.S. Holder will generally constitute dividends, which may be taxable as ordinary income or “qualified dividend income” as described in more detail below, to the extent of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our earnings and profits will be treated first as a nontaxable return of capital to the extent of the U.S. Holder’s tax basis in his, her or its common stock on a dollar-for-dollar basis and thereafter as capital gain. Because we are not a United States corporation, U.S. Holders that are corporations will not be entitled to claim a dividends received deduction with respect to any distributions they receive from us. Dividends paid with respect to our common stock will be considered foreign source income and, for purposes of the U.S. foreign tax credit, generally will be considered passive category income.

Dividends paid on our common stock to a U.S. Holder who is an individual, trust or estate, or a “U.S. Individual Holder” will generally be treated as “qualified dividend income” that is taxable to such U.S. Individual Holders at preferential tax rates provided that (1) the common stock is readily tradable on an established securities market in the United States (such as the NYSE, on which our common stock is traded); (2) we are not a passive foreign investment company for the taxable year during which the dividend is paid or the immediately preceding taxable year (which, as discussed below, we are not and do not anticipate being in the future); and (3) the U.S. Individual Holder has owned the common stock for more than 60 days in the 121-day period beginning 60 days before the date on which the common stock becomes ex-dividend: and (4) the U.S. Individual Holder is not under an obligation to make related payments with respect to positions in substantially similar or related property. There can be no assurance that any dividends paid on our common stock will be eligible for these preferential rates in the hands of a U.S. Individual Holder. Any dividends paid by us which are not eligible for these preferential rates will be taxed as ordinary income to a U.S. Individual Holder.

Sale, Exchange or Other Disposition of Common Stock

Subject to the discussion below under “Passive Foreign Investment Company Status and Significant Tax Consequences,” upon the sale, exchange or other disposition of common stock, a U.S. Holder generally will recognize capital gain or capital loss equal to the difference between the amount realized on such sale or exchange and such holder’s adjusted tax basis in such common stock. U.S. Holders are encouraged to consult their own tax advisors regarding the treatment of capital gains (which may be taxed at lower rates than ordinary income for U.S. Holders who are individuals, trusts or estates) and capital losses (the deductibility of which is subject to limitations). A U.S. Holder’s gain or loss will generally be treated (subject to certain exceptions) as gain or loss from sources within the United States for U.S. foreign tax credit limitation purposes.

Passive Foreign Investment Company Status and Significant Tax Consequences

A non-United States corporation will be treated as a “passive foreign investment company,” or a PFIC, for U.S. federal income tax purposes if 75% or more of its gross income for a particular year consists of certain types of “passive income” or 50% or more of its assets produce or are held for the production of such “passive income.” If a corporation owns at least 25% (by value) of the shares of another corporation, it is treated for purposes of these tests as owning a proportionate share of the assets of the other corporation and as receiving directly a proportionate share of the other corporation’s income. “Passive income,” for this purpose, generally includes dividends, interest, royalties, rents and gains from commodities and securities transactions. We presently believe that we are not a PFIC and do not anticipate becoming a PFIC. This is, however, a factual determination made on an annual basis based on our activities, income and assets, among other factors, and is thus subject to change.

If, contrary to the foregoing, we are classified as a PFIC, each U.S. Holder who is treated as owning our stock for purposes of the PFIC rules could be subject to increased U.S. federal income tax liability upon the sale or other disposition of our common stock or upon the receipt of amounts treated as “excess distributions.” If we are treated as a PFIC, a U.S. Holder of notes may be treated for purposes of the PFIC rules as a holder of our common stock prior to conversion of the notes under constructive ownership rules. Under these rules, the excess distribution and any gain upon a sale of our common stock would be allocated ratably over the U.S. Holder’s holding period for the common stock, and the amount allocated to the current taxable year and any taxable year prior to the first taxable year in which we were a PFIC would be taxed as ordinary income in the current taxable year. The amounts allocated to each of the other taxable years would be subject to tax at the highest marginal rates on ordinary income in effect for the applicable class of taxpayer for that year, and an interest charge for the deemed tax deferral benefit would be imposed on the resulting tax liability as if such tax liability had been due with respect to each such other taxable year. In addition, a U.S. Holder would be required to file annual information returns with the IRS if we were to be classified as a PFIC. U.S. Holders should consult with their own U.S. tax advisors with respect to the U.S. tax consequences of investing in the notes and any shares of our common stock received upon conversion as well as the specific application of the “excess distribution” rule and other rules discussed in this paragraph.

The effect of the PFIC rules on a U.S. Holder may be mitigated if a U.S. Holder makes a valid and timely “mark-to-market” election or “qualified electing fund” election. We will notify U.S. Holders in the event we conclude that we will be treated as a PFIC for any taxable year. U.S. Holders are encouraged to consult their own tax advisors regarding the application of the PFIC rules, including eligibility for, and the manner and advisability of, making certain elections with respect to our common stock in the case that we are determined to be a PFIC.

Information Reporting

In general, payments of interest on notes and distributions on, and the proceeds of a distribution of, our common stock and on notes will be subject to U.S. federal income tax information reporting requirements if you are a U.S. Individual Holder.

In addition, U.S. individuals that hold certain specified foreign financial assets with value in excess of reporting thresholds of $50,000 or more (which include shares in and notes issued by a non-U.S. corporation) are subject to U.S. return disclosure requirements (and related penalties for failure to disclose). Such U.S. individuals are required to file IRS Form 8938, listing these assets, with their U.S. federal income tax returns. You are encouraged to consult your own tax advisors concerning the filing of IRS Form 8938.

THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL AND MARSHALL ISLANDS INCOME TAXATION THAT MAY BE RELEVANT TO YOU IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES. YOU ARE ENCOURAGED TO CONSULT YOUR OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO YOU OF ACQUIRING, HOLDING, CONVERTING OR OTHERWISE DISPOSING OF THE NOTES AND SHARES OF OUR COMMON STOCK.

EXPENSES

The following are the estimated expenses of the issuance and distribution of the securities being registered under the registration statement of which this prospectus forms a part, all of which will be paid by us.

Commission registration fee	$5,345*
FINRA filing fee	$6,900*
Legal fees and expenses	$150,000
Accounting fees and expenses	$60,000
Printing and engraving expenses	$25,000
Trustee fees and expenses	$8,500
Miscellaneous	$14,255

Total	$270,000

*	Previously paid.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Seward & Kissel LLP, New York, New York with respect to matters of United States and Marshall Islands law. The underwriter has been represented in connection with this offering by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from the Company’s Annual Report on Form 20-F for the year ended December 31, 2013 and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte, Hadjipavlou, Sofianos & Cambanis S.A., an independent registered public accounting firm, as stated in its reports which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing. The offices of Deloitte, Hadjipavlou, Sofianos & Cambanis S.A. are located at Fragoklissias 3a &. Granikou Street, Marousi, Athens 15125, Greece.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

As required by the Securities Act of 1933, we filed a registration statement relating to the securities offered by this prospectus with the Commission. This prospectus is a part of that registration statement, which includes additional information.

Government Filings

We file annual and special reports with the Commission. You may read and copy any document that we file and obtain copies at prescribed rates from the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling 1 (800) SEC-0330. The Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. In addition, you can obtain information about us at the offices of the NYSE, 20 Broad Street, New York, New York 10005. Our filings are also available on our website at http://www.ampni.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the Commission and do not contain all of the information in the registration statement. The full registration statement may be obtained from the Commission or us, as indicated below. Forms of the indenture and other documents establishing the terms of the offered securities are filed as exhibits to the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement at the Commission’s Public Reference Room in Washington, D.C., as well as through the Commission’s website.

Information Incorporated by Reference

The Commission allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this document.

We incorporate by reference the documents listed below and any future filings made with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act:

■	our Report on Form 6-K, filed with the Commission on January 12, 2015 which contains our Management’s Discussion and Analysis of Financial Condition and Results of Operations and our unaudited interim condensed financial statements and related notes thereto as of and for the nine months ended September 30, 2014; and

■	our Annual Report on Form 20-F for the year ended December 31, 2013, filed with the Commission on April 25, 2014, which contains our audited consolidated financial statements for the most recent fiscal year for which those statements have been filed.

We are also incorporating by reference all subsequent Annual Reports on Form 20-F that we file with the Commission and certain reports on Form 6-K that we furnish to the Commission after the date of this prospectus supplement (if they state that they are incorporated by reference into this prospectus) until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated. In all cases, you should rely on the later information over different information included in this prospectus or the prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. We have not, and the underwriter has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriter is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any accompanying prospectus supplement as well as the information we previously filed with the Commission and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.

You may request a free copy of the above mentioned filing or any subsequent filing we incorporated by reference to this prospectus by writing or telephoning us at the following address:

Aegean Marine Petroleum Network Inc.

10, Akti Kondili

18545, Piraeus

Greece

011 30 (210) 458-6000

Attn: Corporate Secretary

INFORMATION PROVIDED BY THE COMPANY

We will furnish holders of our common stock with Annual Reports containing audited financial statements and a report by our independent registered public accounting firm. The audited financial statements will be prepared in accordance with U.S. generally accepted accounting principles. As a “foreign private issuer,” we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we furnish proxy statements to shareholders in accordance with the rules of the NYSE, those proxy statements do not conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a “foreign private issuer,” our officers and directors are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

PROSPECTUS

$200,000,000

AEGEAN MARINE PETROLEUM NETWORK INC.

Through this prospectus we may periodically offer:

(1)	shares of our common stock, including related preferred stock purchase rights;

(2)	shares of our preferred stock;

(3)	our debt securities;

(4)	our warrants;

(5)	our purchase contracts; and

(6)	our units.

We may also offer securities of the types listed above that are convertible or exchangeable into one or more of the securities listed above.

The aggregate offering price of all securities issued under this prospectus may not exceed $200,000,000. The securities issued under this prospectus may be offered directly or through underwriters or dealers. The names of any underwriters, agents or dealers will be included in a supplement to this prospectus.

The prices and other terms of the securities that we will offer will be determined at the time of their offering and will be described in a supplement to this prospectus.

Shares of our common stock are currently listed on the New York Stock Exchange, or NYSE, under the symbol “ANW.”

An investment in these securities involves risks. See the section entitled “Risk Factors” beginning on page 4 of this prospectus, and other risk factors contained in the applicable prospectus supplement and in the documents incorporated by reference herein and therein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 20, 2013

Unless otherwise indicated, all references to “dollars” and “$” in this prospectus are to, and amounts presented in, United States dollars and financial information presented in this prospectus that is derived from financial statements incorporated by reference is prepared in accordance with accounting principles generally accepted in the United States, or U.S. GAAP. We have a fiscal year end of December 31.

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC, using a shelf registration process. Under the shelf registration process, we may sell shares of common stock (including related preferred stock purchase rights), shares of preferred stock, debt securities, warrants, purchase contracts and units described in this prospectus from time to time in one or more offerings, up to a total of $200,000,000. This prospectus only provides you with a general description of the securities we may offer. Each time we offer securities, we will provide you with a supplement to this prospectus that will describe the specific information about the securities being offered and the specific terms of that offering. The supplement may also add, update or change the information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the prospectus supplement. Before purchasing any securities, you should read carefully both this prospectus and any supplement, together with the additional information described below.

This prospectus and any prospectus supplement are part of a registration statement we filed with the SEC and do not contain all the information in the registration statement. Forms of the indenture and other documents establishing the terms of the offered securities are filed as exhibits to the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. For further information about us or the securities offered hereby, you should refer to the registration statement, which you can obtain from the SEC as described below under the section entitled “Where You Can Find Additional Information.”

You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable supplement to this prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

i

SUMMARY

This summary provides an overview of our company and our business. This summary is not complete and does not contain all of the information you should consider before purchasing our securities. You should carefully read all of the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement, including the “Risk Factors” and our financial statements and related notes contained herein and therein, before making an investment decision.

Unless the context otherwise requires, as used in this prospectus, the terms “we,” “our,” “us” and the “Company” refer to Aegean Marine Petroleum Network Inc. and all of its subsidiaries. Unless otherwise indicated, all references to “dollars” and “$” in this prospectus are to U.S. Dollars.

We use the term deadweight, or “dwt,” in describing the size of vessels. Dwt, expressed in metric tons, each of which is equivalent to 1,000 kilograms, refers to the maximum weight of cargo and supplies that a vessel can carry.

Our Company

We are an international marine fuel logistics company that markets and physically supplies refined marine fuel and lubricants to vessels in port and at sea. As a physical supplier, we procure marine fuel from refineries, major oil producers and other sources and resell and deliver these fuels from our bunkering vessels to a broad base of end users. With service centers in Greece, Gibraltar, the United Arab Emirates, Jamaica, Singapore, Belgium, the United Kingdom, Panama, Ghana, Canada, Trinidad and Tobago, Morocco, Spain and the Canary Islands, Cape Verde, Hong Kong and the Antwerp-Rotterdam-Amsterdam, or ARA, region, we believe that we are one of a limited number of independent physical suppliers that owns and operates a fleet of bunkering vessels and conducts physical supply operations in multiple jurisdictions. As of the date of this prospectus, we own a fleet of 57 bunkering vessels, 53 of which are double-hull, and we charter in nine bunkering vessels, seven of which are double hull, with aggregate cargo-carrying capacity of approximately 290,000 dwt. We also operate through five land-based storage facilities with an aggregate storage capacity of approximately 420,000 cubic meters and use a fleet of three vessels as floating storage facilities with a total cargo-carrying capacity of approximately 106,000 dwt. We provide fueling services to virtually all types of ocean-going and many types of coastal vessels, such as oil tankers, container ships, drybulk carriers, cruise ships, reefers, LNG/LPG carriers, car carriers and ferries. Our customers include a diverse group of ocean-going and coastal ship operators and marine fuel traders, brokers and other users.

We provide our customers with a service that requires sophisticated logistical operations designed to meet their strict fuel quality and delivery scheduling needs. We believe that our extensive experience, management systems and proprietary software systems allow us to meet our customers’ specific requirements when they purchase and take delivery of marine fuels and lubricants around the world; this, together with the capital intensive nature of our industry and the limited available shipyard capacity for new vessel construction, represents a significant barrier to the entry of competitors. We have devoted our efforts to building a global brand and believe that our customers recognize our brand as representing high quality service and products at each of our locations around the world. We perform our technical ship operations in-house, which helps us maintain high levels of customer service.

We have a global presence in 21 markets, including Vancouver, Montreal, Mexico, Jamaica, Trinidad and Tobago, West Africa, Gibraltar, the United Kingdom., Northern Europe, Piraeus, Patras, the United Arab Emirates, Singapore, Morocco, the ARA region, Las Palmas, Tenerife, Cape Verde, Panama, Hong Kong and Barcelona. We have also established a new service center and plan to commence physical supply operations in

Algeciras in the third quarter of 2013. We plan to establish new service centers in other selected locations around the world during the next several years and to pursue acquisition opportunities as a means of expanding our service.

In April 2012, we entered into a strategic alliance with China Changjiang Bunker Sinopec Co. Ltd., or CCBC, a state-owned bunker supply company, pursuant to which CCBC provides comprehensive marine fuel services to our customers in strategic ports in China, including all Changjiang River ports and certain coastal ports. Under the alliance, we are responsible for the supply and delivery of marine fuel to CCBC’s customers in our network of service centers.

In August 2012, we signed a definitive agreement with Meroil, a Barcelona-based oil and energy logistics company which operates the largest Spanish coastline terminal for petroleum products in the Port of Barcelona, Spain, to secure onshore fuel oil storage capacity in that terminal.

In some markets, we have deployed floating storage facilities which enable us to maintain more efficient refueling operations, have more reliable access to a supply of bunker fuel and deliver a higher quality service to our customers. We own a double hull Aframax tanker, the Leader, with cargo-carrying capacity of approximately 84,000 dwt, which operates as a floating storage facility in the United Arab Emirates. We also operate a barge, the Mediterranean, with a cargo-carrying capacity of approximately 19,900 dwt, and one single hull bunkering barge, the Tapuit, with a cargo-carrying capacity of approximately 2,500 dwt, which we use as floating storage facilities in Greece and Northern Europe, respectively. In addition, we own and operate one special purpose vessel, the Orion, a 550 dwt tanker, which is based in our Greek market.

We also operate through land-based storage facilities in Barcelona, Panama, Tangiers, Las Palmas, and the United Kingdom, where we store marine fuel in terminals with storage capacities of approximately 52,000, 32,000, 218,000, 79,000 and 40,000 cubic meters, respectively. In addition, we plan to complete the construction of our new land-based storage facility in the United Arab Emirates with storage capacity of 465,000 cubic meters over the next six months. We may also consider the construction of a land-based storage facility in other areas depending on market prospects and availability of financing.

In addition to our bunkering operations described above, we market and distribute marine lubricants under the Alfa Marine Lubricants brand. Alfa Marine Lubricants are currently available in most of our markets. We view this business as complementary to our business of marketing and delivering marine fuel. We plan to expand the distribution of marine lubricants throughout our service centers and other bunkering ports worldwide.

Recent Developments

On April 24, 2013, we completed the sale and delivery of Ellen, a 1,439 dwt single-hull bunkering tanker, to a third-party purchaser for $0.18 million, resulting in a loss of approximately $0.5 million.

On May 15, 2013, our board of directors declared a first quarter 2013 dividend of $0.01 per share, payable on June 12, 2013 to shareholders of record as of May 29, 2013.

On May 16, 2013, we held our 2013 annual meeting of shareholders. At the annual meeting, our shareholders (i) reelected Yiannis N. Papanicolaou and Konstantinos D. Koutsomitopoulos to serve on our board of directors until our 2016 annual meeting of shareholders and until their successors are elected and qualified or until their earlier resignation or removal and (ii) ratified the appointment of Deloitte Hadjipavlou Sofianos & Cambanis S.A. as our independent auditors for the fiscal year ending December 31, 2013.

On May 28, 2013, we began the syndication process of our $800 million Secured Multicurrency Revolving Credit Facility. Subject to final documentation, it is expected to be comprised of three tranches, consisting of Tranche A of $100 million, Tranche B of $100 million and Tranche C of $600 million.

On June 25, 2013, we announced that we entered into a global cooperation agreement with SK Lubricants Co., Ltd., or SK Lubricants, pursuant to which we will supply and deliver marine lubricant products to customers of SK Lubricants in our network, and SK Lubricants will provide our customers in South Korea with marine lubricant products.

On July 15, 2013, we announced our plans to expand our global marine fuel supply network by establishing operations in Algeciras, Spain.

Corporate Structure

Aegean Marine Petroleum Network Inc. is a Marshall Islands holding company incorporated on June 6, 2005 under the Republic of the Marshall Islands Business Corporations Act, or the BCA. We maintain our principal marketing and operating offices at 10, Akti Kondili, 18545, Piraeus, Greece. Our telephone number at that address is 011 30 (210) 458-6000. We also have an executive office to oversee our financial and other reporting functions in Stamford, Connecticut at 20 Signal Road, Stamford, Connecticut 06902. Our telephone number at that address is (203) 595-5184.

The Securities We May Offer

We may use this prospectus to offer our:

•	common shares, including related preferred stock purchase rights;

•	preferred shares;

•	debt securities;

•	warrants;

•	purchase contracts; and

•	units.

We may also offer securities of the types listed above that are convertible or exchangeable into one or more of the securities listed above.

A prospectus supplement will describe the specific types, amounts, prices, and detailed terms of any of these offered securities and may describe certain risks in addition to those set forth below associated with an investment in the securities. Terms used in the prospectus supplement will have the meanings described in this prospectus, unless otherwise specified.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risks and the discussion of risks under the heading “Item 3. Key Information—D. Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2012, filed with the SEC on April 26, 2013, and the other documents we have incorporated by reference in this prospectus, including the section entitled “Risk Factors” in future Annual Reports that summarize the risks that may materially affect our business, before making an investment in our shares of common stock. Please see the section of this prospectus entitled “Where You Can Find Additional Information—Information Incorporated by Reference.” In addition, you should also consider carefully the risks set forth under the heading “Risk Factors” in any prospectus supplement before investing in the securities offered by this prospectus. The occurrence of one or more of those risk factors could adversely impact our business, financial condition or results of operations.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Matters discussed in this prospectus may constitute forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts.

We desire to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are including this cautionary statement in connection with this safe harbor legislation. This prospectus and any other written or oral statements made by us or on our behalf may include forward-looking statements, which reflect our current views with respect to future events and financial performance. When used in this prospectus, the words “anticipate,” “believe,” “expect,” “intend,” “estimate,” “forecast,” “project,” “plan,” “potential,” “may,” “should,” and similar expressions identify forward-looking statements.

The forward-looking statements in this prospectus are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management’s examination of historical operating trends, data contained in our records and other data available from third parties. Important assumptions relating to the forward-looking statements include, among other things, assumptions regarding demand for our products, the cost and availability of refined marine fuel from suppliers, pricing levels, the timing and cost of capital expenditures, competitive conditions, and general economic conditions. These assumptions could prove inaccurate. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections.

In addition to these assumptions and matters discussed elsewhere herein, important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include:

•	contraction of the global credit market and ability to obtain financing;

•	successful integration of business acquisitions;

•	our future operating or financial results;

•	our future payment of dividends and the availability of cash for payment of dividends;

•	the occurrence of terrorist attacks, piracy, and international hostilities affecting the shipping industry;

•	our ability to retain and attract senior management and other key employees;

•	our ability to manage growth;

•	our ability to maintain our business in light of our proposed business and location expansion;

•	the outcome of legal, tax or regulatory proceedings to which we may become a party;

•	adverse conditions in the shipping or the marine fuel supply industries;

•	our contracts and licenses with governmental entities remaining in full force and effect;

•	material disruptions in the availability or supply of petroleum products;

•	changes in the market price of petroleum, including the volatility of spot pricing;

•	increased levels of competition;

•	compliance or lack of compliance with various environmental and other applicable laws and regulations;

•	our ability to collect accounts receivable;

•	changes in the political, economic or regulatory conditions in the markets in which we operate, and the world in general;

•	our failure to hedge certain financial risks associated with our business;

•	uninsured losses;

•	our ability to maintain our current tax treatment;

•	our failure to comply with restrictions in our credit agreements;

•	increases in interest rates; and

•	other important factors described from time to time in our filings with the SEC.

These forward-looking statements should be considered in light of the information included in this prospectus and the documents incorporated by reference herein, including the information under the heading “Risk Factors” in this prospectus and in our Annual Report on Form 20-F for the year ended December 31, 2012. We undertake no obligation to update or revise any forward-looking statements.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our unaudited ratio of earnings to fixed charges for each of the years ended December 31, 2008, 2009, 2010, 2011 and 2012 and for the three months ended March 31, 2013.(1)

	Year Ended December 31, (amounts in thousands of US dollars)
	2008	2009	2010	2011	2012	Three Months Ended March 31, 2013
Earnings
Pre-tax income from continuing operations before adjustment for minority interest	$41,794	$48,678	$20,894	$17,136	$26,571	$7,578
Add: Fixed charges	14,078	10,618	14,468	22,983	25,744	5,930

	55,872	59,296	35,362	40,119	52,315	13,508

Less: Interest capitalized	2,868	1,774	901	1,147	2,414	656

Total Earnings	$53,004	$57,522	$34,461	$38,972	$49,901	$12,852

Fixed Charges

Interest expensed and capitalized	$12,879	$9,296	$12,975	$20,568	$22,249	$4,443
Amortization and write-off of capitalized expenses related to indebtedness	830	679	861	1,003	1,037	125
Interest portion of rental expense	369	643	632	1,412	2,458	1,362

Total Fixed Charges	$14,078	$10,618	$14,468	$22,983	$25,744	$5,930

Ratio of Earnings to Fixed Charges(2)	3.8	5.4	2.4	1.7	1.9	2.2

(1)	We have not issued any preferred stock as of the date of this prospectus.
(2)	For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of pre-tax income from continuing operations plus interest expensed and any amortization and write-off of capitalized expenses relating to indebtedness. Fixed charges consist of interest expensed and capitalized, the interest portion of rental expense and amortization and write-off of capitalized expenses relating to indebtedness. The ratio was prepared on a U.S. GAAP basis.

USE OF PROCEEDS

We intend to use net proceeds from the sale of the securities as set forth in the applicable prospectus supplement.

CAPITALIZATION

Each prospectus supplement will include information on our consolidated capitalization.

PRICE RANGE OF SHARES OF COMMON STOCK

Shares of our common stock commenced trading on the NYSE on December 8, 2006 under the symbol “ANW.”

The following table sets forth the high and low closing prices of our shares of common stock on the NYSE for the periods indicated below.

	High	Low
For the Fiscal Year Ended
December 31, 2008	$44.17	$7.93
December 31, 2009	$28.04	$13.25
December 31, 2010	$33.93	$8.74
December 31, 2011	$12.82	$3.73
December 31, 2012	$7.93	$4.34

For the Quarter Ended
September 30, 2011	$7.22	$4.01
December 31, 2011	$5.91	$3.73
March 31, 2012	$7.46	$4.30
June 30, 2012	$7.85	$4.34
September 30, 2012	$7.33	$5.28
December 31, 2012	$6.31	$4.50
March 31, 2013	$7.66	$5.73
June 30, 2013	$10.07	$5.80
September 30, 2013*	$10.14	$8.41

For the Month:
January 2013	$6.98	5.73
February 2013	$7.66	$6.27
March 2013	$6.95	$6.25
April 2013	$6.54	$5.82
May 2013	$9.72	$5.86
June 2013	$10.07	$8.31
July 2013	$10.00	$8.41
August 2013*	$10.14	$9.58

*	Through August 19, 2013

PLAN OF DISTRIBUTION

We may sell or distribute the securities included in this prospectus through underwriters, through agents, to dealers, in private transactions, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices.

In addition, we may sell some or all of our securities included in this prospectus, through:

•	a block trade in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transaction;

•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account; or

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers.

In addition, we may enter into option or other types of transactions that require us or them to deliver our securities to a broker-dealer, who will then resell or transfer the securities under this prospectus. We may enter into hedging transactions with respect to our securities. For example, we may:

•	enter into transactions involving short sales of our shares of common stock by broker-dealers;

•	sell shares of common stock short themselves and deliver the shares to close out short positions;

•	enter into option or other types of transactions that require us to deliver shares of common stock to a broker-dealer, who will then resell or transfer the shares of common stock under this prospectus; or

•	loan or pledge the shares of common stock to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, we may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

Any broker-dealers or other persons acting on our behalf that participate with us in the distribution of the securities, may be deemed to be underwriters, and any commissions received or profit realized by them on the resale of the securities, may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended, or the Securities Act. As of the date of this prospectus, we are not a party to any agreement, arrangement or understanding between any broker or dealer and us with respect to the offer or sale of the securities pursuant to this prospectus.

At the time that any particular offering of securities is made, to the extent required by the Securities Act, a prospectus supplement will be distributed, setting forth the terms of the offering, including the aggregate number of securities being offered, the purchase price of the securities, the initial offering price of the securities, the names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from us, and any discounts, commissions or concessions allowed or reallowed or paid to dealers. Furthermore, we, our executive officers, our directors and major shareholders may agree, subject to certain exemptions, that for a certain period from the date of the prospectus supplement under which the securities are offered, we and they will not, without the prior written consent of an underwriter, offer, sell, contract to sell, pledge or otherwise dispose of any of shares of our common stock or any securities convertible into or exchangeable for shares of our common stock. However, an underwriter, in its sole discretion, may release any of the securities subject to these lock-up agreements at any time without notice.

Underwriters or agents could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an at-the-market offering as defined in Rule 415 promulgated under the Securities Act, which includes sales made directly on or through the New York Stock Exchange, or the NYSE, the existing trading market for our shares of common stock, or sales made to or through a market maker other than on an exchange.

We will bear costs relating to all of the securities offered and sold by us under this registration statement.

As a result of requirements of the Financial Industry Regulatory Authority, or FINRA, formerly the National Association of Securities Dealers, Inc., the maximum commission or discount to be received by any FINRA member or independent broker/dealer may not be greater than eight percent (8%) of the gross proceeds received by us for the sale of any securities being registered pursuant to Rule 415 promulgated by the SEC under the Securities Act.

ENFORCEABILITY OF CIVIL LIABILITIES

We are a Marshall Islands company and our principal administrative offices are located outside the United States in Piraeus, Greece. A majority of our directors, officers and the experts named in this prospectus reside outside the United States. In addition, a substantial portion of our assets and the assets of our directors, officers and experts are located outside of the United States. As a result, you may have difficulty serving legal process within the United States upon us or any of these persons. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in United States courts against us or these persons in any action, including actions based upon the civil liability provisions of United States federal or state securities laws.

Furthermore, there is substantial doubt that the courts of the Marshall Islands or Greece would enter judgments in original actions brought in those courts predicated on United States federal or state securities laws.

DESCRIPTION OF CAPITAL STOCK

The following description of our common stock, preferred stock, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the common stock and preferred stock that we may offer under this prospectus. For the complete terms of our common stock and preferred stock, please refer to our amended and restated articles of incorporation, or our Articles, and our amended and restated bylaws, or the Bylaws, that are filed as exhibits to our registration statement on Form F-1 (Registration No. 333-129768), which exhibits are incorporated by reference herein. The BCA may also affect the terms of these securities. The terms we have summarized below will apply generally to any future shares of our common stock or preferred stock that we may offer. The terms of any shares of common stock or preferred stock we offer under a prospectus supplement may differ from the terms we describe below, in which event we will describe the particular terms of any series of these securities in more detail in such prospectus supplement.

Authorized Capitalization

Under our Articles, our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.01 per share, of which 47,242,020 shares were issued and outstanding as of the date of this prospectus and 25,000,000 shares of preferred stock, par value $0.01 per share, of which no shares were issued and outstanding as of the date of this prospectus. All of our outstanding shares of stock are in registered form.

Share History

Initial Public Offering

In December 2006, we completed our initial public offering in the United States under the Securities Act. In this respect, 14,375,000 shares of common stock were issued for $14.00 per share. The proceeds of the initial public offering, net of underwriting commissions of $14.1 million and net of offering expenses of $1.9 million amounted to $185.2 million.

Share Issuances and Repurchases

In January 2010, we completed the public offering in the United States of 4,491,900 shares of common stock at a public offering price of $32.75 per share. The net proceeds of this offering amounted to $139.0 million after deducting underwriters’ commissions and discounts and expenses payable to us.

In April 2010, we issued 6,000 restricted shares of common stock in connection with our acquisition of Verbeke Bunkering N.V., which has since been renamed Aegean North West Europe NV.

In May 2010, we acquired from Leveret in a private transaction 1,000,000 shares of our common stock.

In July 2011, our board of directors approved a share repurchase program for up to 2,000,000 shares of our common stock. Share repurchases under the program may be made from time to time for cash in open market transactions at prevailing market prices or in privately negotiated transactions. In August 2012, our board of directors approved the extension of the share repurchase program for an additional 12-month period. The timing and amount of purchases under the program are determined by a special committee of our board of directors and our management, based on market conditions and other factors. The program does not require us to purchase any specific number or amount of shares of our common stock and may be suspended or reinstated at any time in our discretion and without notice. Purchases under the program are subject, among other things, to our insider trading policies. As of the date of this prospectus, we had purchased a total of 971,639 shares of our common stock under the program, totaling $4.6 million in the aggregate.

Restricted Share Awards

Since our initial public offering in December 2006, we granted an aggregate amount of 2,200,182 restricted shares of common stock pursuant to our Amended and Restated 2006 Equity Incentive Plan, or the Plan, to certain of our executive officers, employees and non-executive directors. We have reserved a total of 4,053,500 shares of common stock for issuance under the Plan.

Common Stock

As of the date of this prospectus, we have 47,242,020 shares of common stock outstanding out of 100,000,000 shares of common stock authorized to be issued. Each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of shares of common stock are entitled to receive ratably all dividends, if any, declared by our board of directors out of funds legally available for dividends. Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of shares of our preferred stock having liquidation preferences, if any, the holders of our shares of common stock will be entitled to receive pro rata our remaining assets available for distribution. Holders of our shares of common stock do not have conversion, redemption or preemptive rights to subscribe to any of our securities. The rights, preferences and privileges of holders of shares of common stock are subject to the rights of the holders of any shares of preferred stock which we may issue in the future.

Preferred Stock

Under the terms of our Articles, our board of directors has the authority, without any further vote or action by our shareholders, to issue up to 25,000,000 shares of preferred stock. The material terms of any series of preferred stock that we offer through a prospectus supplement will be described in that prospectus supplement. Our board of directors is authorized to provide for the issuance of shares of preferred stock in one or more series with designations as may be stated in the resolution or resolutions providing for the issue of such shares of preferred stock. At the time that any series of our preferred stock are authorized, our board of directors will fix the dividend rights, any conversion rights, any voting rights, redemption provisions, liquidation preferences and any other rights, preferences, privileges and restrictions of that series, as well as the number of shares constituting that series and their designation. Our board of directors could, without stockholder approval, cause us to issue shares of preferred stock which have voting, conversion and other rights that could adversely affect the holders of shares of our common stock or make it more difficult to effect a change in control. Shares of our preferred stock could be used to dilute the share ownership of persons seeking to obtain control of us and thereby hinder a possible takeover attempt which, if our stockholders were offered a premium over the market value of their shares, might be viewed as being beneficial to our stockholders. In addition, our shares of preferred stock could be issued with voting, conversion and other rights and preferences which would adversely affect the voting power and other rights of holders of shares of our common stock. Our board of directors may issue shares of preferred stock on terms calculated to discourage, delay or prevent a change of control in us or the removal of our management.

We have designated 100,000 shares of our preferred stock as Series A Participating Preferred Stock in connection with the adoption of our Stockholders Rights Agreement, See “–Stockholders Rights Agreement” below.

Directors

Our directors are elected by a majority of the votes cast by shareholders entitled to vote. There is no provision for cumulative voting.

Our board of directors must consist of at least three members. Shareholders may change the number of directors only by amending the bylaws which requires the affirmative vote of holders of 70% or more of the outstanding shares of capital stock entitled to vote generally in the election of directors. The board of directors may change the number of directors only by a vote of not less than 66 2/3% of the entire board of directors. At each annual meeting, directors to replace those directors whose terms expire at such annual meeting shall be elected to hold office until the third succeeding annual meeting. Each director shall serve his respective term of office until his successor shall have been duly elected and qualified, except in the event of his death, resignation, removal, or the earlier termination of his term of office. Our board of directors has the authority to fix the amounts which shall be payable to the members of the board of directors for attendance at any meeting or for services rendered to us.

Interested Transactions

Our Bylaws provide that a contract or transaction between us and one or more of our directors or officers, or between us and any other corporation, partnership, association or other organization in which one or more of its directors or officers are our directors or officers, or have a financial interest, will not be void or voidable, if (i) the material facts as to the relationship or interest and as to the contract or transaction are disclosed or are known to our board of directors or its committee and the board of directors or the committee in good faith authorizes the contract or transaction by the affirmative vote of a majority of disinterested directors, or, if the votes of the disinterested directors are insufficient to constitute an act of the board of directors as provided in the BCA, by unanimous vote of the disinterested directors; or (ii) the material facts as to the relationship or interest are disclosed to the shareholders, and the contract or transaction is specifically approved in good faith by the vote of the shareholders; or (iii) the contract or transaction is fair to us as of the time it is authorized, approved or ratified, by the board of directors, its committee or the shareholders.

Shareholder Meetings

Under our Bylaws, annual shareholder meetings will be held at a time and place selected by our board of directors. The meetings may be held in or outside of the Marshall Islands. Special shareholder meetings may be called at any time by our board of directors, Chairman, or President on business brought before the special meeting by our board of directors, Chairman, or President. Our board of directors may set a record date between 15 and 60 days before the date of any meeting to determine the shareholders that will be eligible to receive notice and vote at the meeting.

Dissenters’ Rights of Appraisal and Payment

Under the BCA, our shareholders have the right to dissent from various corporate actions, including any merger or consolidation or sale of all or substantially all of our assets not made in the usual course of our business, and receive payment of the fair value of their shares. However, the right of a dissenting shareholder to receive payment of the appraised fair value of his shares is not available under the BCA for the shares of any class or series of stock, which shares or depository receipts in respect thereof, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting of the shareholders to act upon the agreement of merger or consolidation, were either (i) listed on a securities exchange or admitted for trading on an interdealer quotation system or (ii) held of record by more than 2,000 holders. In the event of any further amendment of our amended and restated articles of incorporation, a shareholder also has the right to dissent and receive payment for the shareholder’s shares if the amendment alters certain rights in respect of those shares. The dissenting shareholder must follow the procedures set forth in the BCA to receive payment. In the event that we and any dissenting shareholder fail to agree on a price for the shares, the BCA procedures involve, among other things, the institution of proceedings in any appropriate court in any jurisdiction in which our shares are primarily traded on a local or national securities exchange.

Shareholders’ Derivative Actions

Under the BCA, any of our shareholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the shareholder bringing the action is a holder of our shares of common stock both at the time the derivative action is commenced and at the time of the transaction to which the action relates.

Limitations on Liability and Indemnification of Officers and Directors

The BCA authorizes corporations to limit or eliminate the personal liability of officers and directors to corporations and their shareholders for monetary damages for breaches of directors’ fiduciary duties. Our Articles and Bylaws include a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director to the fullest extent permitted by law.

Our Bylaws provide that we must indemnify our officers and directors to the fullest extent authorized by law if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. We are also expressly authorized to advance certain expenses (including attorneys’ fees and disbursements and court costs) to our directors and officers and carry directors’ and officers’ insurance policies providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability and indemnification provisions in our Articles and Bylaws may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our shareholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Anti-Takeover Effect of Certain Provisions of our Articles of Incorporation and Bylaws

Several provisions of our Articles and Bylaws, which are summarized below, may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of our board of directors to maximize shareholder value in connection with any unsolicited offer to acquire us. However, these anti-takeover provisions, which are summarized below, could also discourage, delay or prevent (1) the merger or acquisition of our Company by means of a tender offer, a proxy contest or otherwise that a shareholder may consider in its best interest and (2) the removal of incumbent officers and directors.

Classified Board of Directors

Our Articles provide for the division of our board of directors into three classes of directors, with each class as nearly equal in number as possible, serving staggered, three year terms. Approximately one-third of our board of directors will be elected each year. This classified board provision could discourage a third party from making a tender offer for our shares of common stock or attempting to obtain control of us. It could also delay shareholders who do not agree with the policies of our board of directors from removing a majority of our board of directors for two years.

Blank Check Preferred Stock

Our Articles authorize our board of directors to establish one or more series of preferred stock and to determine, with respect to any series of preferred stock, the terms and rights of that series, including:

•	the designation of the series;

•	the preferences and relative, participating, option or other special rights, if any, and any qualifications, limitations or restrictions of such series; and

•	the voting rights, if any, of the holders of the series.

Business Combinations

Although the BCA does not contain specific provisions regarding “business combinations” between corporations organized under the laws of the Republic of Marshall Islands and “interested shareholders,” we have included these provisions in our Articles. Our Articles contain provisions which prohibit us from engaging in a business combination with an interested shareholder for a period of three years after the date of the transaction in which the person became an interested shareholder, unless:

•	prior to the date of the transaction that resulted in the shareholder becoming an interested shareholder, our board of directors approved either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder;

•	upon consummation of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer;

•	at or subsequent to the date of the transaction that resulted in the shareholder becoming an interested shareholder, the business combination is approved by the board of directors and authorized at an annual or special meeting of shareholders, and not by written consent, by the affirmative vote of at least 70% of the outstanding voting stock that is not owned by the interested shareholder; or

•	the shareholder became an interested shareholder prior to the consummation of the initial public offering of shares of our common stock under the Securities Act.

For purposes of these provisions, a “business combination” includes mergers, consolidations, exchanges, asset sales, leases and other transactions resulting in a financial benefit to the interested shareholder and an “interested shareholder” is any person or entity that beneficially owns 20% or more of the shares of our outstanding voting stock and any person or entity affiliated with or controlling or controlled by that person or entity.

Election and Removal of Directors

Our Articles prohibit cumulative voting in the election of directors. Our Articles and Bylaws require parties other than the board of directors to give advance written notice of nominations for the election of directors. Our Articles and Bylaws also provide that our directors may be removed only for cause and only upon the affirmative vote of the holders of 70% or more of the outstanding shares of our capital stock entitled to vote generally in the election of directors. These provisions may discourage, delay or prevent the removal of incumbent officers and directors.

Limited Actions by Shareholders

Our Bylaws provide that any action required or permitted to be taken by our shareholders must be effected at an annual or special meeting of shareholders or by the unanimous written consent of our shareholders. Our

Bylaws also provide that our board of directors, Chairman, or President may call special meetings of our shareholders and the business transacted at the special meeting is limited to business brought before the special meeting by our board of directors, Chairman or President. Accordingly, shareholders are prevented from calling a special meeting for shareholder consideration of a proposal over the opposition of our board of directors and shareholder consideration of a proposal may be delayed until the next annual meeting.

Supermajority Provisions

The BCA generally provides that the affirmative vote of a majority of the outstanding shares entitled to vote at a meeting of shareholders is required to amend a corporation’s articles of incorporation, unless the articles of incorporation requires a greater percentage. Our Articles provide that the following provisions in the Articles may be amended only by an affirmative vote of 70% or more of the outstanding shares of our capital stock entitled to vote generally in the election of directors:

•	the board of directors shall be divided into three classes;

•	directors may only be removed for cause and by an affirmative vote of the holders of 70% or more of the outstanding shares of our capital stock entitled to vote generally in the election of directors;

•	the directors are authorized to make, alter, amend, change or repeal our bylaws by vote not less than 70% of the entire board of directors;

•	the shareholders are authorized to alter, amend or repeal our bylaws by an affirmative vote of 70% or more of the outstanding shares of our capital stock entitled to vote generally in the election of directors;

•	the Company may not engage in any business combination with any interested shareholder for a period of three years following the transaction in which the person became an interested shareholder; and

•	the Company shall indemnify directors and officers to the full extent permitted by law, and the company shall advance certain expenses (including attorneys’ fees and disbursements and court costs) to the directors and officers.

For purposes of these provisions, an “interested shareholder” is generally any person or entity that owns 20% or more of the shares of our outstanding voting stock or any person or entity affiliated with or controlling or controlled by that person or entity.

Advance Notice Requirements for Shareholders Proposals and Director Nominations

Our Articles and Bylaws provide that shareholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of shareholders must provide timely notice of their proposal in writing to the corporate secretary. Generally, to be timely, a shareholder’s notice must be received at our principal executive offices not less than 120 days nor more than 180 days prior to the one year anniversary of the immediately preceding year’s annual meeting of shareholders. Our Articles and Bylaws also specify requirements as to the form and content of a shareholder’s notice. These provisions may impede a shareholder’s ability to bring matters before an annual meeting of shareholders or make nominations for directors at an annual meeting of shareholders.

Stockholders Rights Agreement

We entered into a Stockholders Rights Agreement, or the Agreement, with Computershare Trust Company, N.A., as Rights Agent, as of August 14, 2009. Under the Agreement, we declared a dividend payable of one preferred stock purchase right, or Right, for each outstanding share of our common stock, to our stockholders of record at the close of business on August 14, 2009. Each Right entitles the registered holder to purchase from us a unit consisting of one one-thousandth of a share of our Series A Participating Preferred Stock, par value $0.01 per share. The Rights will separate from the common stock and become exercisable after the earlier of

(1) the 10th day (or such later date as determined by our board of directors) after public announcement that a person or group acquires ownership of 15% or more of shares of our common stock or (2) the 10th business day (or such later date as determined by the our board of directors) after a person or group announces a tender or exchange offer, which would result in that person or group holding 15% or more of shares of our common stock. On the distribution date, each holder of a Right will be entitled to purchase for $100, or the Exercise Price, a fraction (1/1000th) of one share of our Series A Participating Preferred Stock, which has similar economic terms as one share of our common stock.

If an acquiring person, or an Acquiring Person, acquires more than 15% of the shares of our common stock, then each holder of a Right (except that Acquiring Person) will be entitled to buy at the Exercise Price, a number of shares of our common stock which has a market value of twice the Exercise Price. Any time after the date an Acquiring Person obtains more than 15% of shares of our common stock and before that Acquiring Person acquires more than 50% of outstanding shares of our common stock, we may exchange each Right owned by all other Rights holders, in whole or in part, for one share of our common stock. The Rights expire on the earliest of (i) August 14, 2019 or (ii) the redemption of the Rights by us or (iii) the exchange of the Rights as described above. We can redeem the Rights at any time on or prior to the earlier of the tenth business day following the public announcement that a person has acquired ownership of 15% or more of shares of our common stock, or August 14, 2019. The terms of the Rights and the Agreement may be amended to make changes that do not adversely affect the rights of the Rights holders (other than the Acquiring Person). The Rights do not have any voting rights. The Rights have the benefit of certain customary anti-dilution protections.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase any of our debt or equity securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the number and type of our securities purchasable upon exercise of such warrants;

•	the price at which our securities purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	if applicable, a discussion of any material United States federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities from time to time in one or more series, under one or more indentures, each to be entered into between us and the trustee named in the indenture and dated as of a date on or prior to the issuance of the debt securities to which it relates. Each indenture will be subject to the Trust Indenture Act and will be construed in accordance with and governed by the laws of the State of New York, without giving effect to any principles thereof relating to conflicts of law that would result in the application of the laws of any other jurisdiction. The aggregate principal amount of debt securities which may be issued under each indenture will be unlimited and each indenture will contain the specific terms of any series of debt securities or provide that those terms must be set forth in or determined pursuant to, an authorizing resolution, as defined in the applicable prospectus supplement, and/or a supplemental indenture, if any, relating to such series. Our debt securities may be convertible or exchangeable into any of our equity or other debt securities. A form of indenture is attached as an exhibit to the registration statement of which this prospectus forms a part.

Our statements below relating to the debt securities and the indenture are summaries of their anticipated provisions, are not complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the applicable indenture and any applicable United States federal income tax considerations as well as any applicable modifications of or additions to the general terms described below in the applicable prospectus supplement or supplemental indenture. For a description of the terms of a particular issue of debt securities, reference must be made to both the related prospectus supplement and to the following description.

General

The indenture does not limit the amount of debt securities which may be issued. The debt securities will be unsecured and will rank on a parity with all of our other unsecured and unsubordinated indebtedness. The debt securities may be issued in one or more series. Any such debt securities will be described in an accompanying prospectus supplement.

You should read the applicable indenture and subsequent filings relating to the particular series of debt securities for the following terms of the offered debt securities:

•	the designation, aggregate principal amount and authorized denominations;

•	the issue price, expressed as a percentage of the aggregate principal amount;

•	the maturity date;

•	the interest rate per annum, if any;

•	if the offered debt securities provide for interest payments, the date from which interest will accrue, the dates on which interest will be payable, the date on which payment of interest will commence and the regular record dates for interest payment dates;

•	any optional or mandatory sinking fund provisions or exchangeability provisions;

•	the terms and conditions upon which conversion of any convertible debt securities may be effected, including the conversion price, the conversion period and other conversion provisions;

•	the date, if any, after which and the price or prices at which the offered debt securities may be optionally redeemed or must be mandatorily redeemed and any other terms and provisions of optional or mandatory redemptions;

•	if other than denominations of $1,000 and any integral multiple thereof, the denominations in which offered debt securities of the series will be issuable;

•	if other than the full principal amount, the portion of the principal amount of offered debt securities of the series which will be payable upon acceleration or provable in bankruptcy;

•	any events of default not set forth in this prospectus;

•	the currency or currencies, including composite currencies, in which principal, premium and interest will be payable, if other than the currency of the United States of America;

•	if principal, premium or interest is payable, at our election or at the election of any holder, in a currency other than that in which the offered debt securities of the series are stated to be payable, the period or periods within which, and the terms and conditions upon which, the election may be made;

•	whether interest will be payable in cash or additional securities at our or the holder’s option and the terms and conditions upon which the election may be made;

•	if denominated in a currency or currencies other than the currency of the United States of America, the equivalent price in the currency of the United States of America for purposes of determining the voting rights of holders of those debt securities under the applicable indenture;

•	if the amount of payments of principal, premium or interest may be determined with reference to an index, formula or other method based on a coin or currency other than that in which the offered debt securities of the series are stated to be payable, the manner in which the amounts will be determined;

•	any restrictive covenants or other material terms relating to the offered debt securities, which may not be inconsistent with the applicable indenture;

•	whether the offered debt securities will be issued in the form of global securities or certificates in registered or bearer form;

•	any listing on any securities exchange or quotation system;

•	additional provisions, if any, related to defeasance and discharge of the offered debt securities; and

•	the applicability of any guarantees.

Subsequent filings may include additional terms not listed above. Unless otherwise indicated in subsequent filings with the SEC relating to the indenture, principal, premium and interest will be payable and the debt securities will be transferable at the corporate trust office of the applicable trustee. Unless other arrangements are made or set forth in subsequent filings or a supplemental indenture, principal, premium and interest will be paid by checks mailed to the holders at their registered addresses.

Unless otherwise indicated in subsequent filings with the SEC, the debt securities will be issued only in fully registered form without coupons, in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with these debt securities.

Some or all of the debt securities may be issued as discounted debt securities, bearing no interest or interest at a rate which at the time of issuance is below market rates, to be sold at a substantial discount below the stated principal amount. United States federal income tax consequences and other special considerations applicable to any discounted securities will be described in subsequent filings with the SEC relating to those securities.

We refer you to applicable subsequent filings with respect to any deletions or additions or modifications from the description contained in this prospectus.

Covenants

Under the terms of the indenture, a form of which is attached as an exhibit to the registration statement of which this prospectus forms a part, we covenant, among other things:

•	that we will duly and punctually pay the principal of and interest, if any, on the offered debt securities in accordance with the terms of such debt securities and the applicable indenture;

•	that so long as any offered debt securities are outstanding, we will (i) file with the SEC within the time periods prescribed by its rules and regulations and (ii) furnish to the trustee and holders of the offered debt securities all quarterly and annual financial information required to be furnished or filed with the SEC pursuant to Section 13;

•	and 15(d) of the U.S. Securities Exchange Act of 1934, as amended, or the Exchange Act, and with respect to the annual consolidated financial statements only, a report thereon by our independent auditors;

•	that we will deliver to the trustee after the end of each fiscal year a compliance certificate as to whether we have kept, observed, performed and fulfilled our obligations and each and every covenant contained under the applicable indenture;

•	that we will deliver to the trustee written notice of any event of default, with the exception of any payment default that has not given rise to a right of acceleration under the indenture;

•	that we will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, which may affect the covenants or the performance of the indenture or the offered debt securities;

•	that we will do or cause to be done everything necessary to preserve and keep in full force and effect our corporate existence and the corporate, partnership or other existence of certain of our subsidiaries whose preservation is determined to be desirable by our board of directors and material to the holders;

•	that we will, and we will cause each of our subsidiaries to, pay prior to delinquency all taxes, assessments and governmental levies, except as contested in good faith and by appropriate proceedings;

•	that in the event we are required to pay additional interest to holders of our debt securities, we will provide notice to the trustee, and where applicable, the paying agent, of our obligation to pay such additional interest prior to the date on which any such additional interest is scheduled to be paid; and

•	that we will execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purposes of the indenture.

Any series of offered debt securities may have covenants in addition to or differing from those included in the indenture or any applicable indenture which will be described in subsequent filings prepared in connection with the offering of such securities, limiting or restricting, among other things:

•	the ability of us or our subsidiaries to incur either secured or unsecured debt, or both;

•	the ability to make certain payments, dividends, redemptions or repurchases;

•	our ability to create dividend and other payment restrictions affecting our subsidiaries;

•	our ability to make investments;

•	mergers and consolidations by us or our subsidiaries;

•	sales of assets by us;

•	our ability to enter into transactions with affiliates;

•	our ability to incur liens; and

•	sale and leaseback transactions.

Modification of the Indentures

Each indenture and the rights of the respective holders may be modified by us only with the consent of holders of not less than a majority in aggregate principal amount of the outstanding debt securities of all series under the respective indenture affected by the modification, taken together as a class. But no modification that:

•	changes the amount of securities whose holders must consent to an amendment, supplement or waiver;

•	reduces the rate of or changes the interest payment time on any security or alters its redemption provisions (other than any alteration to any such section which would not materially adversely affect the legal rights of any holder under the indenture) or the price at which we are required to offer to purchase the securities;

•	reduces the principal or changes the maturity of any security or reduces the amount of, or postpones the date fixed for, the payment of any sinking fund or analogous obligation;

•	waives a default or event of default in the payment of the principal of or interest, if any, on any security (except a rescission of acceleration of the securities of any series by the holders of at least a majority in principal amount of the outstanding securities of that series and a waiver of the payment default that resulted from such acceleration);

•	makes the principal of or interest, if any, on any security payable in any currency other than that stated in the security;

•	makes any change with respect to holders’ rights to receive principal and interest, certain modifications affecting shareholders or certain currency-related issues; or

•	waives a redemption payment with respect to any security or changes any of the provisions with respect to the redemption of any securities will be effective against any holder without his consent. In addition, other terms as specified in subsequent filings may be modified without the consent of the holders.

Events of Default

Each indenture defines an event of default for the debt securities of any series as being any one of the following events:

•	default in any payment of interest when due which continues for 30 days;

•	default in any payment of principal or premium at maturity;

•	default in the deposit of any sinking fund payment when due;

•	default in the performance of any covenant in the debt securities or the applicable indenture which continues for 60 days after we receive notice of the default;

•	default under a bond, debenture, note or other evidence of indebtedness for borrowed money by us or our subsidiaries (to the extent we are directly responsible or liable therefor) having a principal amount in excess of a minimum amount set forth in the applicable subsequent filing, whether such indebtedness now exists or is hereafter created, which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such acceleration having been rescinded or annulled or cured within 30 days after we receive notice of the default; and

•	events of bankruptcy, insolvency or reorganization.

An event of default of one series of debt securities does not necessarily constitute an event of default with respect to any other series of debt securities.

There may be such other or different events of default as described in an applicable subsequent filing with respect to any class or series of offered debt securities.

In case an event of default occurs and continues for the debt securities of any series, the applicable trustee or the holders of not less than 25% in aggregate principal amount of the debt securities then outstanding of that series may declare the principal and accrued but unpaid interest of the debt securities of that series to be due and payable. Any event of default for the debt securities of any series which has been cured may be waived by the holders of a majority in aggregate principal amount of the debt securities of that series then outstanding.

Each indenture requires us to file annually after debt securities are issued under that indenture with the applicable trustee a written statement signed by two of our officers as to the absence of material defaults under the terms of that indenture. Each indenture provides that the applicable trustee may withhold notice to the holders of any default if it considers it in the interest of the holders to do so, except notice of a default in payment of principal, premium or interest.

Subject to the duties of the trustee in case an event of default occurs and continues, each indenture provides that the trustee is under no obligation to exercise any of its rights or powers under that indenture at the request, order or direction of holders unless the holders have offered to the trustee reasonable indemnity. Subject to these provisions for indemnification and the rights of the trustee, each indenture provides that the holders of a majority in principal amount of the debt securities of any series then outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee as long as the exercise of that right does not conflict with any law or the indenture.

Defeasance and Discharge

The terms of each indenture provide us with the option to be discharged from any and all obligations in respect of the debt securities issued thereunder upon the deposit with the trustee, in trust, of money or United States government obligations, or both, which through the payment of interest and principal in accordance with their terms will provide money in an amount sufficient to pay any installment of principal, premium and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of the payments in accordance with the terms of the debt securities and the indenture governing the debt securities. This right may only be exercised if, among other things, we have received from, or there has been published by, the United States Internal Revenue Service a ruling to the effect that such a discharge will not be deemed, or result in, a taxable event with respect to holders. This discharge would not apply to our obligations to register the transfer or exchange of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and hold moneys for payment in trust.

Defeasance of Certain Covenants

The terms of the debt securities provide us with the right not to comply with specified covenants and that specified events of default described in a subsequent filing will not apply. In order to exercise this right, we will be required to deposit with the trustee money or U.S. government obligations, or both, which through the payment of interest and principal will provide money in an amount sufficient to pay principal, premium, if any, and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of such payments in accordance with the terms of the debt securities and the indenture governing such debt securities. We will also be required to deliver to the trustee an opinion of counsel to the effect that the deposit and related covenant defeasance should not cause the holders of such series to recognize income, gain or loss for United States federal income tax purposes.

A subsequent filing may further describe the provisions, if any, of any particular series of offered debt securities permitting a discharge defeasance.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depository identified in an applicable subsequent filing and registered in the name of the depository or a nominee for the depository. In such a case, one or more global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding debt securities of the series to be represented by the global security or securities. Unless and until it is exchanged in whole or in part for debt securities in definitive certificated form, a global security may not be transferred except as a whole by the depository for the global security to a nominee of the depository or by a nominee of the depository to the depository or another nominee of the depository or by the depository or any nominee to a successor depository for that series or a nominee of the successor depository and except in the circumstances described in an applicable subsequent filing.

We expect that the following provisions will apply to depository arrangements for any portion of a series of debt securities to be represented by a global security. Any additional or different terms of the depository arrangement will be described in an applicable subsequent filing.

Upon the issuance of any global security, and the deposit of that global security with or on behalf of the depository for the global security, the depository will credit, on its book-entry registration and transfer system, the principal amounts of the debt securities represented by that global security to the accounts of institutions that have accounts with the depository or its nominee. The accounts to be credited will be designated by the underwriters or agents engaging in the distribution of the debt securities or by us, if the debt securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to participating institutions or persons that may hold interests through such participating institutions. Ownership of beneficial interests by participating institutions in the global security will be shown on, and the transfer of the beneficial interests will be effected only through, records maintained by the depository for the global security or by its nominee. Ownership of beneficial interests in the global security by persons that hold through participating institutions will be shown on, and the transfer of the beneficial interests within the participating institutions will be effected only through, records maintained by those participating institutions. The laws of some jurisdictions may require that purchasers of securities take physical delivery of the securities in certificated form. The foregoing limitations and such laws may impair the ability to transfer beneficial interests in the global securities.

So long as the depository for a global security, or its nominee, is the registered owner of that global security, the depository or its nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the applicable indenture. Unless otherwise specified in an applicable subsequent filing and except as specified below, owners of beneficial interests in the global security will not be entitled to have debt securities of the series represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of debt securities of the series in certificated form and will not be considered the holders thereof for any purposes under the indenture. Accordingly, each person owning a beneficial interest in the global security must rely on the procedures of the depository and, if such person is not a participating institution, on the procedures of the participating institution through which the person owns its interest, to exercise any rights of a holder under the indenture.

The depository may grant proxies and otherwise authorize participating institutions to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a holder is entitled to give or take under the applicable indenture. We understand that, under existing industry practices, if we request any action of holders or any owner of a beneficial interest in the global security desires to give any notice or take any action a holder is entitled to give or take under the applicable indenture, the depository would authorize the participating institutions to give the notice or take the action, and participating institutions would authorize beneficial owners owning through such participating institutions to give the notice or take the action or would otherwise act upon the instructions of beneficial owners owning through them.

Unless otherwise specified in applicable subsequent filings, payments of principal, premium and interest on debt securities represented by a global security registered in the name of a depository or its nominee will be made by us to the depository or its nominee, as the case may be, as the registered owner of the global security.

We expect that the depository for any debt securities represented by a global security, upon receipt of any payment of principal, premium or interest, will credit participating institutions’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of the depository. We also expect that payments by participating institutions to owners of beneficial interests in the global security held through those participating institutions will be governed by standing instructions and customary practices, as is now the case with the securities held for the accounts of customers registered in street name, and will be the responsibility of those participating institutions. None of us, the trustees or any agent of ours or the trustees will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a global security, or for maintaining, supervising or reviewing any records relating to those beneficial interests.

Unless otherwise specified in the applicable subsequent filings, a global security of any series will be exchangeable for certificated debt securities of the same series only if:

•	the depository for such global securities notifies us that it is unwilling or unable to continue as depository or such depository ceases to be a clearing agency registered under the Exchange Act and, in either case, a successor depository is not appointed by us within 90 days after we receive the notice or become aware of the ineligibility;

•	we in our sole discretion determine that the global securities shall be exchangeable for certificated debt securities; or

•	there shall have occurred and be continuing an event of default under the applicable indenture with respect to the debt securities of that series.

Upon any exchange, owners of beneficial interests in the global security or securities will be entitled to physical delivery of individual debt securities in certificated form of like tenor and terms equal in principal amount to their beneficial interests, and to have the debt securities in certificated form registered in the names of the beneficial owners, which names are expected to be provided by the depository’s relevant participating institutions to the applicable trustee.

In the event that the Depository Trust Company, or DTC, acts as depository for the global securities of any series, the global securities will be issued as fully registered securities registered in the name of Cede & Co., DTC’s partnership nominee.

DTC, is a member of the U.S. Federal Reserve System, a limited-purpose trust company under New York State banking law and a registered clearing agency with the SEC. Established in 1973, DTC was created to reduce costs and provide clearing and settlement efficiencies by immobilizing securities and making “book-entry” changes to ownership of the securities. DTC provides securities movements for the net settlements of the National Securities Clearing Corporation, or NSCC, and settlement for institutional trades (which typically involve money and securities transfers between custodian banks and broker/dealers), as well as money market instruments.

DTC is a subsidiary of The Depository Trust & Clearing Company, or DTCC. DTCC is a holding company established in 1999 to combine DTC and NSCC. DTCC, through its subsidiaries, provides clearing, settlement and information services for equities, corporate and municipal bonds, government and mortgage backed securities, money market instruments and over the-counter derivatives. In addition, DTCC is a leading processor of mutual funds and insurance transactions, linking funds and carriers with their distribution networks. DTCC’s customer base extends to thousands of companies within the global financial services industry. DTCC serves brokers, dealers, institutional investors, banks, trust companies, mutual fund companies, insurance carriers, hedge funds and other financial intermediaries—either directly or through correspondent relationships.

To facilitate subsequent transfers, the debt securities may be registered in the name of DTC’s nominee, Cede & Co. The deposit of the debt securities with DTC and their registration in the name of Cede & Co. will effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the debt securities. DTC’s records reflect only the identity of the direct participating institutions to whose accounts debt securities are credited, which may or may not be the beneficial owners. The participating institutions remain responsible for keeping account of their holdings on behalf of their customers.

Delivery of notices and other communications by DTC to direct participating institutions, by direct participating institutions to indirect participating institutions, and by direct participating institutions and indirect participating institutions to beneficial owners of debt securities are governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect.

Neither DTC nor Cede & Co. consents or votes with respect to the debt securities. Under its usual procedures, DTC mails a proxy to the issuer as soon as possible after the record date. The proxy assigns Cede & Co.’s consenting or voting rights to those direct participating institution to whose accounts the debt securities are credited on the record date.

If applicable, redemption notices shall be sent to Cede & Co. If less than all of the debt securities of a series represented by global securities are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participating institution in that issue to be redeemed.

To the extent that any debt securities provide for repayment or repurchase at the option of the holders thereof, a beneficial owner shall give notice of any option to elect to have its interest in the global security repaid by us, through its participating institution, to the applicable trustee, and shall effect delivery of the interest in a global security by causing the direct participating institution to transfer the direct participating institution’s interest in the global security or securities representing the interest, on DTC’s records, to the applicable trustee. The requirement for physical delivery of debt securities in connection with a demand for repayment or repurchase will be deemed satisfied when the ownership rights in the global security or securities representing the debt securities are transferred by direct participating institutions on DTC’s records.

DTC may discontinue providing its services as securities depository for the debt securities at any time. Under such circumstances, in the event that a successor securities depository is not appointed, debt security certificates are required to be printed and delivered as described above.

We may decide to discontinue use of the system of book-entry transfers through the securities depository. In that event, debt security certificates will be printed and delivered as described above.

DTCC is industry-owned by its customers who are members of the financial community, such as banks, broker/dealers, mutual funds and other financial institutions. DTCC operates on an at-cost basis, returning excess revenue from transaction fees to its member firms. All services provided by DTC are regulated by the SEC.

The 2013 DTCC Board of Directors is composed of 19 directors serving one-year terms. Twelve directors are representatives of clearing agency participants, including international broker/dealers, custodian and clearing banks, and investment institutions; of these, two directors are designated by DTCC’s preferred shareholders, NYSE Euronext and FINRA. Three directors are from non-participants. The remaining two are the chairman, and the president and the chief executive officer of DTCC. All of the Board members except those designated by the preferred shareholders are elected annually.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts for the purchase or sale of any of our debt or equity securities issued by us.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the securities otherwise deliverable, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, and any acceleration, cancellation or termination provisions, provisions relating to U.S. federal income tax considerations, if any, or other provisions relating to the settlement of a purchase contract.

The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under the indenture.

The purchase contracts will be construed in accordance with and governed by the laws of the State of New York, without giving effect to any principles thereof relating to conflicts of law that would result in the application of the laws of any other jurisdiction.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more of our purchase contracts, warrants, debt securities, shares of preferred stock, shares of common stock or any combination of such securities. The applicable prospectus supplement will describe:

•	the terms of the units and of the purchase contracts, warrants, debt securities, preferred stock and common stock comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units;

•	if applicable, a discussion of any material U.S. federal income tax considerations; and

•	a description of the provisions for the payment, settlement, transfer or exchange or the units.

EXPENSES

The following are the estimated expenses of the issuance and distribution of the securities being registered under the registration statement of which this prospectus forms a part, all of which will be paid by us.

SEC registration fee		$27,280
FINRA filing fee		$30,500
NYSE supplemental listing fee	$	*
Legal fees and expenses	$	*
Accounting fees and expenses	$	*
Printing and engraving expenses	$	*
Transfer agent and registrar fees	$	*
Indenture trustee fees and expenses	$	*
Blue sky fees and expenses	$	*
Miscellaneous	$	*
*

Total	$	*

*	To be provided by a prospectus supplement or as an exhibit to Report on Form 6-K that is incorporated by reference into this registration statement.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Seward & Kissel LLP, New York, New York with respect to matters of United States and Marshall Islands law.

EXPERTS

The consolidated financial statements appearing in the Company’s annual report on Form 20-F for the year ended December 31, 2012, which are incorporated by reference in this registration statement, and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte Hadjipavlou, Sofianos & Cambanis S.A., an independent registered public accounting firm, as stated in its reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

As required by the Securities Act, we filed a registration statement relating to the securities offered by this prospectus with the SEC. This prospectus is a part of that registration statement, which includes additional information.

Government Filings

We file annual and special reports with the SEC. You may read and copy any document that we file and obtain copies at prescribed rates from the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling 1 (800) SEC-0330. The SEC maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. In addition, you can obtain information about us at the offices of the NYSE, 20 Broad Street, New York, New York 10005. Our filings are also available on our website at http://www.ampni.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as indicated below. Forms of the indenture and other documents establishing the terms of the offered securities are filed as exhibits to the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement at the SEC’s Public Reference Room in Washington, D.C., as well as through the SEC’s website.

Information Incorporated by Reference

The SEC allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this document.

We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act:

•	Report on Form 6-K filed with the SEC on August 19, 2013, announcing our financial and operating results for the second quarter ended June 30, 2013 (with the exception of the comments of the Company’s President and Chief Finance Officer).

•	Report on Form 6-K filed with the SEC on July 3, 2013, which contains our Management’s Discussion and Analysis of Financial Condition and Results of Operations and the unaudited interim condensed consolidated financial statements and related notes thereto as of and for the three months ended March 31, 2013.

•	Report on Form 6-K filed with the SEC on May 17, 2013, announcing the results of our 2013 Annual Meeting of Shareholders.

•	Annual Report on Form 20-F for the year ended December 31, 2012, filed with the SEC on April 26, 2013, which contains our audited consolidated financial statements for the most recent fiscal year for which those statements have been filed, as amended on May 23, 2013 to include Interactive Data File disclosure as Exhibit 101.

•	Form 8-A12B, filed with the SEC on August 14, 2009, registering our Series A Preferred Stock Purchase Rights under Section 12(b) of the Exchange Act, and any amendment filed thereto.

•	Form 8-A12B, filed with the SEC on December 4, 2006, registering our common stock, par value $0.01 per share, under Section 12(b) of the Exchange Act, and any amendment filed thereto.

We are also incorporating by reference all subsequent Annual Reports on Form 20-F that we file with the SEC and certain reports on Form 6-K that we furnish to the SEC after the date of the initial filing of the registration statement of which this prospectus forms a part (if they state that they are incorporated by reference into this prospectus) until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated. In all cases, you should rely on the later information over different information included in this prospectus or the prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. We have not, and any underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any accompanying prospectus supplement as well as the information we previously filed with the

SEC and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.

You may request a free copy of the above mentioned filing or any subsequent filing we incorporated by reference to this prospectus by writing or telephoning us at the following address:

Aegean Marine Petroleum Network Inc.

10, Akti Kondili

18545, Piraeus

Greece

011 30 (210) 458-6000

Attn: Corporate Secretary

Information Provided by the Company

We will furnish holders of shares of our common stock with Annual Reports containing audited financial statements and a report by our independent registered public accounting firm. The audited financial statements will be prepared in accordance with U.S. generally accepted accounting principles. As a “foreign private issuer,” we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we furnish proxy statements to shareholders in accordance with the rules of the NYSE, those proxy statements do not conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a “foreign private issuer,” our officers and directors are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

$40,000,000

Aegean Marine Petroleum Network Inc.

4.00% Convertible Senior Notes due 2018

PROSPECTUS SUPPLEMENT

Sole Book-Running Manager

Jefferies

January     , 2015